UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. XX)

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Notice and Proxy Statement 2026 Annual Meeting of Shareholders

TO OUR SHAREHOLDERS:

March 31, 2026

It is my pleasure to invite you to participate in the 2026 Annual Meeting of Shareholders (including any adjournment of the meeting, the Annual Meeting) of Merit Medical Systems, Inc. (Merit or the Company), which will be held on May 13, 2026, at 2:00 p.m. (Mountain Time). The Annual Meeting will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/MMSI2026. Shareholders will be able to attend the Annual Meeting and submit questions and vote their shares during the Annual Meeting, from any location that has internet connectivity. There will be no physical in-person meeting; however, we hope you will attend the meeting virtually. For further information about how to attend the Annual Meeting via live webcast, and how to submit questions and vote your shares during the live webcast, please refer to the accompanying Proxy Statement or the Notice Regarding the Availability of Proxy Materials which was mailed to you (the Notice).

We finished 2025 with strong momentum by delivering better-than-expected financial results in the fourth quarter, reflecting continued strong execution. We successfully completed the second year of our Continued Growth Initiatives Program (CGI Program). As a result, we continue to strengthen profitability, deliver top-line growth, and drive continuous innovation in the marketplace. We saw record-setting revenue and achieved operating margin and free cash flow levels that yielded shareholder returns at the upper end of our peer group.

Additionally, in 2025, we completed a leadership transition with the appointment of Martha G. Aronson as our new President and Chief Executive Officer. Ms. Aronson brings the right combination of experience, skills and attributes to guide Merit through the next phase of its growth journey.

We hope you will participate in the Annual Meeting. The Company is providing access to the proxy materials for the Annual Meeting via the internet. Accordingly, you can access the proxy materials and vote prior to the Annual Meeting by visiting www.proxyvote.com. Instructions for accessing the proxy materials and voting are described in the Proxy Statement and in the Notice. Please review the proxy materials prior to voting. Your vote is important to all of us at Merit. I look forward to your virtual attendance at the Annual Meeting.

F. Ann Millner, Ed.D
Chair of the Board

“We successfully completed the second year of our CGI Program. As a result, we continue to strengthen profitability, deliver top-line growth, and drive continuous innovation in the marketplace.”

GUIDE TO PROXY STATEMENT

1	Notice of 2026 Annual Meeting of Shareholders

Purpose of these materials:

On behalf of our Board of Directors, we are making these materials available to you in connection with our solicitation of proxies for our Annual Meeting. You are receiving this communication because you hold shares of Merit’s stock.

What we need from you:

Please read these materials and submit your vote and proxy by telephone, Internet or, if you received your materials by mail, by completing and returning your proxy card. We ask that you vote in advance as soon as practicable.

More information:

The Notice, this Proxy Statement and the accompanying form of proxy are first being mailed or made available to our shareholders on or about April 2, 2026.

This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (Annual Report) are available online at: www.proxyvote.com.

You may also request a paper copy of the Annual Report, including the related financial statements and schedules, free of charge, by writing to our Corporate Secretary at the address below (principal executive offices of the Company):

Merit Medical Systems, Inc.

Attn: Corporate Secretary
1600 West Merit Parkway
South Jordan, UT 84095

2	Proxy Statement Summary
5	Corporate Governance and Related Matters
6	Proposal 1 – Election of Directors
7	Nominees for Election as Directors
9	Directors Whose Terms of Office Continue
12	Director Whose Term of Office Does Not Continue
13	Our Board of Directors
23	Sustainability
27	Director Compensation
29	Related Person Matters
30	Executive Compensation and Related Matters
30	Executive Summary
35	Compensation Discussion and Analysis
60	Proposal 2 – Advisory Vote on Executive Compensation
61	Executive Compensation Tables
61	Summary Compensation Table
63	Grants of Plan-Based Awards
64	Outstanding Equity Awards at Year End
65	Option Exercises and Stock Awards Vested
65	Non-Qualified Deferred Compensation
66	Potential Payments Upon Termination or Change in Control
73	Pay Versus Performance
76	CEO Pay Ratio
77	Equity Incentive Plans
77	Proposal 3 – Approval of the Merit Medical Systems, Inc. 2026 Equity Incentive Plan
89	Proposal 4 – Approval of the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan
95	Audit Matters
95	Audit Committee Report
96	Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm
97	Stock Ownership and Trading
97	Principal Holders of Voting Securities
98	Delinquent Section 16(a) Reports
99	Other Proxy Information
99	Information About the Annual Meeting and Voting
104	Other Matters
104	Shareholder Proposals for the 2027 Annual Meeting
105	Non-GAAP Financial Measures

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Access	Record Date

May 13, 2026 2:00 p.m. Mountain Time	Webcast www.virtualshareholdermeeting.com /MMSI2026	March 20, 2026 Only shareholders of record on the Record Date may vote

Items of Business

	Proposals	Board’s Recommendation	More Information
1	Elect four directors, three of whom to serve until 2029 and one of whom (Lynne N. Ward) to serve until 2027	FOR each nominee	Page 6
2	Non-binding, advisory vote to approve named executive officer compensation (“Say on Pay”)	FOR	Page 60
3	Approve the Merit Medical Systems, Inc. 2026 Equity Incentive Plan	FOR	Page 77
4	Approve the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan	FOR	Page 89
5	Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	Page 96

Your vote is important to our future. We strongly encourage you to read the Proxy Statement and then promptly vote your shares as instructed herein.

Shareholders can vote via the Internet, by telephone or by mail. Specific instructions on how to vote are included in the Notice that we will mail to our shareholders on or about April 2, 2026. Shareholders will also be able to vote electronically during the webcast of the Annual Meeting.

Phone and Internet voting will close at 11:59 p.m. EDT on May 12, 2026, but voting by Internet will open again during the meeting. Voting instructions for shares held in the Company’s 401(k) Profit Sharing Plan must be received by 11:59 p.m. EDT on May 8, 2026, and such shares may not be voted during the meeting. Holders in “street name” must instruct their broker, bank or nominee how to vote their shares through the voting instructions provided by their broker, bank or nominee.

By Order of the Board of Directors,

Brian G. Lloyd Chief Legal Officer and Corporate Secretary March 31, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 13, 2026

The Company’s Notice, Proxy Statement and Annual Report are available at: www.proxyvote.com.

www.merit.com | 1

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Merit Medical Systems, Inc. (Board or Board of Directors) for the Annual Meeting of Shareholders to be held on May 13, 2026, at 2:00 p.m. Mountain Time (Annual Meeting or 2026 Annual Meeting). In this Proxy Statement, we may refer to Merit Medical Systems, Inc. as the Company, Merit, we, us, or our. The following summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Before voting, please review the entire Proxy Statement and the Annual Report.

Voting Roadmap Even if you attend the Annual Meeting, you can vote in advance using one of the methods below.
Before the meeting go to: www.proxyvote.com During the meeting go to: www.virtualshareholdermeeting.com /MMSI2026.	Call 1-800-690-6903 (U.S. and Canada)	(cast your ballot, sign proxy card and post)

Phone and Internet voting will close at 11:59 P.M. Eastern Time on May 12, 2026, but voting by Internet will open again during the meeting (see below). Voting instructions for shares held in the Company’s 401(k) Profit Sharing Plan must be received by 11:59 P.M. Eastern Time on May 8, 2026, and such shares may not be voted during the meeting. Holders in “street name” must instruct their broker, bank or nominee how to vote their shares.

PROPOSAL 1: Election of Four Nominees for Director (See page 6)

The Board of Directors recommends that you vote FOR each director nominee. These individuals bring a range of relevant experiences and diversity of perspectives that are essential to good governance and leadership of our Company.

The Board recommends a Vote FOR each nominee
PROPOSAL 2: Advisory Vote on Executive Compensation (Say-On-Pay) (See page 60)

The Board of Directors recommends that you vote FOR this “Say-on-Pay” advisory proposal because our compensation program attracts top executive talent commensurate with our peers and reinforces our “Pay for Performance” philosophy.

The Board recommends a Vote FOR this proposal
PROPOSAL 3: Approval of the Merit Medical Systems, Inc. 2026 Equity Incentive Plan (See page 77)

The Board of Directors recommends that you vote FOR approval of the Merit Medical Systems, Inc. 2026 Equity Incentive Plan (the 2026 Equity Incentive Plan), which would authorize for issuance under the Plan up to 2,700,000 shares of common stock of the Company (the Common Stock). The Board of Directors believes that in order to successfully attract and retain highly talented individuals, and to better align the interests of those individuals and the Company’s shareholders, we must continue to offer a competitive equity incentive program.

The Board recommends a Vote FOR this proposal
PROPOSAL 4: Approval of the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan (See page 89)

The Board of Directors recommends that you vote FOR approval of the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan (the 2026 Employee Stock Purchase Plan), which (i) would provide eligible Merit employees with an opportunity to purchase shares of Common Stock through accumulated contributions and (ii) is intended to be a significant benefit to our employees in our effort to attract and retain a talented workforce.

The Board recommends a Vote FOR this proposal
PROPOSAL 5: Ratify Appointment of Independent Registered Public Accounting Firm (See page 96)

We have selected Deloitte & Touche LLP (Deloitte) to serve as our independent registered public accounting firm for the year ending December 31, 2026 because Deloitte is an independent firm with reasonable fees and has significant industry and financial reporting expertise.

The Board recommends a Vote FOR this proposal

2 | Understand. Innovate. Deliver.TM

PROXY STATEMENT SUMMARY

A Snapshot of Our Board of Directors

The following table provides summary information about each director nominee (first four), as well as each director whose term of office will continue after the Annual Meeting.

		Director	Term		Board Committees
Name, Primary Occupation	Age	Since	Expires	Independent	A	C	F (1)	G (1)
Martha G. Aronson President & Chief Executive Officer (CEO) of Merit	58	2025	(2)	No
LONNY J. CARPENTER Former Group President, Stryker Corporation	64	2020	2026(2)	Yes		□	●
Lynne N. ward(3) Former Executive Director of my529 (formerly Utah Educational Savings Plan)	67	2019	2026(2)	Yes	●		●
ScOTT r. wARD(3) Former Chairman, President & CEO of Cardiovascular Systems, Inc.	66	-	(2)	Yes	(4)	(4)	(4)	(4)
STEPHEN C. EVANS Founder, Chairman & CEO of Flag Bridge Global Solutions, LLC; Rear Admiral (Ret.) and Former Special Advisor to the Commander, U.S. Navy	61	2021	2027	Yes	●	●
SILVIA M. PEREZ President, Commercial Branding and Transportation, 3M Company	59	2024	2027	Yes	●			●
THOMAS J. GUNDERSON Former Medtech Analyst at Piper Jaffray	75	2017	2028	Yes		●	□
Laura S. Kaiser President & CEO of SSM Health	65	2022	2028	Yes		●		●
Michael R. McDonnell Former Chief Financial Officer of Biogen, Inc.	62	2022	2028	Yes	□		●
F. ANN MILLNER, ED.D. Chair of the Board, Former President and Regents Professor of Health Administrative Services at Weber State University	74	2015	2028	Yes		●		●

□: Committee Chair	A: Audit Committee	F: Finance and Operating Committee
●: Committee Member	C: Compensation and Talent Development Committee	G: Governance and Sustainability Committee
(1)	David K. Floyd, whose term of office will not continue after the Annual Meeting, currently serves as the Committee Chair of the Governance and Sustainability Committee and as a member of the Finance and Operating Committee
(2)	If elected at the Annual Meeting, (i) Ms. Aronson and Messrs. Carpenter and Ward would serve terms expiring in 2029 and (ii) Ms. Ward would serve a term expiring in 2027.
(3)	Ms. Ward and Mr. Ward are not related.
(4)	If Mr. Ward is elected at the Annual Meeting, the Board will determine his individual committee assignments.

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PROXY STATEMENT SUMMARY

Selected 2025 Highlights

Revenue	Operating Cash Flow	5-Year TSR (1)
$1.516 billion	$297 million	59%
(1)	Reflects five-year cumulative total return of Common Stock, as reported on the Nasdaq Global Select Market System (Nasdaq) for the period from December 31, 2020 to December 31, 2025. Past results are not necessarily an indicator of future performance.

Environment	Continued Growth Initiatives
Prioritized reduction of environmental footprint by continuing to implement programs to reduce waste, conserve resources and improve the areas where we do business	Completed the second year of our CGI Program, demonstrating significant progress towards each of the three financial targets outlined for the three-year period ending December 31, 2026

Compensation Highlights

Consistent with our strong interest in shareholder engagement and our pay-for-performance approach, the Compensation and Talent Development Committee of our Board (Compensation Committee) has continued to refine our executive compensation program to encourage alignment between the interests of our executives and shareholders. Shareholders have shown strong support for our executive compensation program, with approximately 97% of shareholders represented at our 2025 Annual Meeting of Shareholders voting in favor of it.

We pay for performance
60% 60% of current and former CEOs’ target equity compensation package is performance-based	60% 60% of other Named Executive Officers’ target equity compensation package is performance-based

The Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan, as amended (the 2018 Incentive Plan), provides for the issuance of up to 9,100,000 shares of our Common Stock. Awards granted under the 2018 Incentive Plan generally have minimum vesting periods of not less than one year.

During 2020, we began a program of awarding performance-based restricted stock units under the provisions of the 2018 Incentive Plan, which ties a significant portion of executive equity compensation to the achievement of operating cash flow metrics, adjusted for the performance of our stock relative to the Russell 2000 market index. These performance-based restricted stock units generally have a three-year performance period.

We ask that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers (NEOs). For additional information regarding our executive compensation practices, see “Compensation Discussion and Analysis” in this Proxy Statement.

We also ask that our shareholders approve the 2026 Equity Incentive Plan and the 2026 Employee Stock Purchase Plan. For additional information, see “Proposal 3: Approval of the Merit Medical Systems, Inc. 2026 Equity Incentive Plan” and “Proposal 4: Approval of the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan.”

4 | Understand. Innovate. Deliver.TM

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND RELATED MATTERS

Governance Highlights

The Board believes good governance is integral to achieving long-term value and is committed to governance policies and practices that benefit the Company and our shareholders. This belief is manifest in:

Strong Independent Leadership Structure

●
Completion of a multifaceted CEO transition plan developed and implemented under the direction of our Board over the course of more than two years
●
Separation of CEO and Chair of the Board positions in 2025
●
Independent Chair of the Board
●
Highly independent Board – Nine of our ten Directors are independent
●
Regular executive sessions of independent directors
●
Board committees consist of only independent directors

Accountability to Shareholders

●
No shareholder rights plan (“poison pill”) or dual class capitalization structure
●
Annual “say-on-pay” advisory votes
●
Majority voting for all directors

Oversight of Management Incentive Structures that Align with Long-Term Strategy

●
Annual review of management incentive programs by Compensation Committee
●
Long-term incentive programs designed to reward management for financial and operational performance that furthers alignment with shareholders’ interests
●
Robust stock ownership guidelines for CEO and other NEOs
●
Executive Compensation Clawback Policy and reimbursement provisions of Executive Bonus Policy which align executive compensation with accurate financial reporting

Practices that Enhance Board Effectiveness

●
Under the direction of the Board’s Governance and Sustainability Committee (the Governance Committee), continued Board refreshment practices
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Six new directors since 2020, increasing diversity of backgrounds and perspectives
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Added critical medical industry and operational oversight expertise
●
Average Board tenure of independent directors is approximately five years
●
Enhanced director orientation process
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Director age limit (75 years)
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Robust sequence of three-year Board assessment cycles focused on assessing and enhancing the effectiveness of the Board and its committees and members
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Annual independent director evaluation of CEO
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Comprehensive code of ethics and corporate governance guidelines
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Robust stock ownership guidelines for directors
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Board and committees can hire outside advisors independent of management
●
Enhanced Board oversight of succession planning, cybersecurity risk management and sustainable business practices
●
Provided oversight and guidance to the Company’s management in pursuit of the objectives set forth in the CGI Program, resulting in achievement of the financial targets for the first two years of the three-year program

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CORPORATE GOVERNANCE AND RELATED MATTERS

PROPOSAL 1: Election of Four Nominees for Director

The Board of Directors recommends that you vote FOR all four director nominees. These individuals bring a range of relevant experience and overall diversity of perspectives that is essential to good governance and leadership of our Company.

The Board recommends a Vote FOR all nominees

At the Annual Meeting, shareholders will be asked to consider the nominations of four directors as follows: (i) three of the nominees (Martha G. Aronson, Lonny J. Carpenter and Scott R. Ward) to serve until our 2029 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified and (ii) one of the nominees (Lynne N. Ward) to serve until our 2027 Annual Meeting of Shareholders or until her successor is duly elected and qualified. If any of the below nominees becomes unavailable to serve, proxies solicited by this Proxy Statement will be voted for other individuals designated by the Board in their stead.

Size of the Board of Directors

Our Bylaws permit the Board to set the number of directors to a number not less than three and not more than eleven. In January 2026, the Board adopted a resolution setting the number of directors at ten, which is the current number of directors.

Classification of Board of Directors

Our Second Amended and Restated Articles of Incorporation (the Articles of Incorporation) provide for a classified, or “staggered,” board of directors. Our Board is divided into three classes, with directors in each class serving a three-year term. Our Fourth Amended and Restated Bylaws (the Bylaws) provide that the number of directors serving in each class shall be as nearly equal in size as possible. Accordingly, approximately one-third of our directors’ terms should expire at each annual meeting of shareholders. Based upon the existing classification of the Board, the terms of Lonny J. Carpenter, Lynne N. Ward, and David K. Floyd are scheduled to expire in connection with our Annual Meeting. The Board has nominated each of Martha G. Aronson, Lonny J. Carpenter and Scott R. Ward for election at the Annual Meeting to serve a new three-year term. Mr. Floyd’s service as a director of the Company will conclude at the Annual Meeting.

On January 4, 2026, Fred P. Lampropoulos resigned as a director of the Company. At the time of his resignation, Mr. Lampropoulos’ term as a director of the Company would have expired in connection with our 2027 Annual Meeting of Shareholders. As a result of Mr. Lampropoulos’ resignation, the terms of only two directors (Stephen C. Evans and Silvia M. Perez) will expire in connection with our 2027 Annual Meeting of Shareholders. In an effort to balance the three classes of directors as contemplated by our Bylaws, the Board, upon the recommendation of the Governance Committee, has nominated Lynne N. Ward to stand for election for a one-year term. If Ms. Ward is elected as a director at the Annual Meeting, the terms of each of Mr. Evans, Ms. Perez and Ms. Ward will expire in connection with our 2027 Annual Meeting of Shareholders. Further, if all four nominees recommended by the Board are elected at the Annual Meeting, our Board will be divided into three classes of three, four and three directors, with terms expiring at our annual meetings of shareholders scheduled to be held in 2027, 2028 and 2029, respectively.

6 | Understand. Innovate. Deliver.TM

CORPORATE GOVERNANCE AND RELATED MATTERS

Nominees for Election as Directors

Our Board and the Governance Committee believe that the nominees possess the experience and qualifications that directors of the Company should possess, and that the experience and qualifications of each nominee complement the experience and qualifications of the other directors. Information regarding the experience, qualifications, attributes and skills that led the Board to conclude that she or he should be nominated to serve as a director of the Company are set forth below:

LONNY J. CARPENTER

Independent Director

Age: 64

Director Since: June 2020

Committees: Compensation (Chair), Finance

Other Public Boards: Novanta Inc.

Education: B.S., United States Military Academy at West Point

Term Expires: 2026

LYNNE N. WARD Independent Director Age: 67 Director Since: August 2019 Committees: Audit, Finance Other Public Boards: None Education: B.S. University of Utah (Accounting) Term Expires: 2026

Career Highlights

●
Member of the Board of Directors of Orchid Orthopedics Solutions (a privately-owned orthopedic medical device outsourcing company), 2019 to present
●
Member of the Board of Directors of The Boler Company, (a privately-owned auto part manufacturing company), 2019 to present
●
Member of the Board of Directors (Lead Independent Director) of Novanta Inc., a manufacturer of precision photonic and motion control components and subsystems, 2018 to present
●
Group President, Global Quality and Business Operations, Stryker Corporation, 2016 to 2019
●
Group President, Global Quality and Operations, Stryker Corporation, 2011 to 2016
●
President, Instruments and Medical Division, Stryker Corporation, 2006 to 2008
●
Captain in the U.S. Army and helicopter pilot having served in leadership roles for the 101st Airborne Division

Qualifications of Particular Relevance to Merit

The Board believes Mr. Carpenter’s broad business background and experience in setting enterprise-wide direction, experience in quality, manufacturing, procurement and logistics strategies from his tenure at Stryker Corporation provide the Board with practical, real-world knowledge and guidance and have strengthened the Company’s efficiency and cost-reduction initiatives. Mr. Carpenter’s business background and experience have been particularly beneficial to the Company in the course of his current leadership of the Compensation Committee, his leadership of the Operating Committee prior to its consolidation into the Finance Committee and the development of our CGI Program.

Career Highlights

●
Executive Director of my529 (formerly known as the Utah Educational Savings Plan), offering municipal fund securities, 2004 to 2019. Underlying investments were with Vanguard, Dimensional, PIMCO, Sallie Mae Bank and U.S. Bank.
●
Member of the University of Utah’s Investment Advisory Committee, 2018 to 2025
●
Member of the National Association of Corporate Directors (Utah Chapter), 2017 to 2023
●
Walker Institute at Weber State University board of directors, 2012 to 2020
●
Member, AICPA (American Institute of Certified Public Accountants) 1981 to present
●
Member, UACPA (Utah Association of Certified Public Accountants) 1985 to present
●
Cox for Governor, 2020

Qualifications of Particular Relevance to Merit

Ms. Ward demonstrated her diverse skills by leading my529’s rapid growth of $950 million to $14 billion assets under management. The Board believes her high standards, strategic foresight and business development fueled that growth. Her cost management, and investment and marketing innovations of a highly regulated product led to year-over-year Gold ratings from Morningstar. The Board believes Ms. Ward has strong career experience, including financial oversight capabilities and leadership of a rapidly growing organization. The Board believes her contributions strengthen the Company’s strategic direction while encouraging operational excellence. The Board also recognizes the valuable perspective that Ms. Ward provides to the Company as the former Chair of the Audit Committee of the Board (the Audit Committee).

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CORPORATE GOVERNANCE AND RELATED MATTERS

63 June 2020 Compensation (Chair), Finance Novanta Inc. B.S., United States Military Academy at West Point 2026	64 June 2020 Governance (Chair), Finance None B.S., Grace College 2026

Martha G. Aronson

Director, President and Chief Executive Officer

Age: 58

Director Since: October 2025

Other Public Boards: None

Education: B.S. (Economics) Wellesley College; M.B.A., Harvard Business School

Term Expires: 2026

Scott R. Ward Independent Director Age: 66 New Nominee Other Public Boards: InspireMD, Inc. Education: B.S. (Biology) University of Minnesota Term Expires: New Nominee

Career Highlights

●
Merit’s President and CEO since October 2025
●
Member of the Board of Directors (Chair and Lead Independent Director) of ConMed Corporation, 2016 to 2025
●
Member of the Board of Directors of Bright Uro, 2023 to 2025
●
Member of the Board of Directors of Cardiovascular Systems, Inc. (acquired by Abbott Laboratories), 2017 to 2023
●
Chair of the Board of Directors and Interim Chief Executive Officer of Beta Bionics, 2020 to 2022
●
President, Global Healthcare of Ecolab Inc., 2012 to 2016.
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President, North American of Hill-Rom Holdings, Inc. (acquired by Baxter International), 2010 to 2012
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Various general management and functional leadership roles in the U.S. and Europe at Medtronic, 1991 to 2009
●
Member of the Board of Trustees, Wellesley College, 2018 to present
●
Member of the Board of Directors of several private companies and non-profit organizations

Qualifications of Particular Relevance to Merit

Ms. Aronson brings extensive experience in global healthcare and executive leadership, and a proven ability to drive innovation and operational excellence. Her decisive leadership and collaborative approach provide direction and inspiration to the Board and the Company, positioning Merit for continued growth and industry leadership. The Board is confident that Ms. Aronson’s leadership, vision, and experience will be a tremendous asset to Merit and its stakeholders.

Career Highlights

●
President and Managing Director of Raymond Holdings, LLC, a firm focused on the life sciences with activities in venture capital, corporate strategy, and transactional advisory services, 2010 to present
●
President and Chief Executive Officer of Cardiovascular Systems, Inc. (acquired by Abbott Laboratories), 2016 to 2023; Chair of the Board of Cardiovascular Systems, Inc. from 2014 to 2023
●
Managing Director at SightLine Partners, an investment firm focused on private medical technology, digital health and life sciences companies, 2012 to 2016
●
Various senior leadership roles at Medtronic, including Senior Vice President and President of Cardiovascular, Vascular, Neurological and Diabetes Businesses, leader of Medtronic’s Neurological ventures and various other functional roles, 1981 to 2010
●
Member of the Board of Directors of several private companies and non-profit organizations

Qualifications of Particular Relevance to Merit

The Board believes Mr. Ward’s extensive leadership experience within the healthcare industry, his service as a public company chief executive officer and board chairman, and his deep knowledge of the medical device industry provide valuable strategic insight. His experience in identifying strategic priorities, executing growth initiatives and advising emerging and established healthcare companies positions him to make significant contributions to our Board. Mr. Ward was identified by our CEO as a new director candidate and, following a review, was recommended to the Board by the Governance Committee.

8 | Understand. Innovate. Deliver.TM

CORPORATE GOVERNANCE AND RELATED MATTERS

Directors Whose Terms of Office Continue

In its regular discussions regarding Board composition, our Governance Committee works with the Board to determine the appropriate mix of professional experience, areas of expertise, educational background and other qualifications that are particularly desirable for our directors to possess in light of our current and future business strategies.

The Board believes that its current members have the right combination of experience and qualifications to continue to lead the Company to success. Information regarding the specific experience, qualifications, attributes and skills that led the Board and the Governance Committee to conclude that each continuing director should serve on the Board are set forth below:

LAURA S. KAISER

Independent Director

Age: 65

Director Since: May 2022

Committees: Governance, Compensation

Other Public Boards: None

Education: B.S. (health sciences management), University of Missouri; M.B.A., Saint Louis University; Masters of Health Administration, Saint Louis University

Term Expires: 2028

SILVIA M. PEREZ

Independent Director

Age: 59

Director Since: May 2024

Other Public Boards: None

Committees: Audit, Governance

Education: Pharmaceutical Chemist, University of the Republic (Uruguay); Industrial Pharmacist, Federal University of Parana (Brazil)

Term Expires: 2027

Career Highlights

●
President and Chief Executive Officer of SSM Health, an integrated multi-state health system with more than 40,000 employees and 35 hospitals, medical group, health plan and pharmacy benefit management company, 2017 to present
●
Former Chair of Catholic Health Association of the United States, representing more than 600 hospitals and 1,600 long-term care and other health facilities in all 50 states, 2018 to 2024
●
Board Director, American Hospital Association, 2024 to present
●
Served on the Board of Directors for Nuance Communications, a multinational computer technology company acquired by Microsoft Corp., 2017 to 2022
●
Previously served as the Chief Operating Officer of Intermountain Health, an integrated multi-state health system with 24 hospitals, 2012 to 2017
●
Named one of the “100 Most Influential People in Healthcare” by Modern Healthcare for the past seven years

Qualifications of Particular Relevance to Merit

Ms. Kaiser is a seasoned executive with more than 35 years of experience in the healthcare industry. The Board believes her senior leadership experience in healthcare and her consistent delivery of operational results, strategic expertise, market growth and innovative partnerships with organizations such as Costco, Medica, Civica and Siemens, enable her to provide valuable industry and organizational perspective to the Board and the Company’s management team. The Board also believes Ms. Kaiser’s deep industry experience allows her to provide insight regarding merger and acquisition opportunities and transactions, regulatory initiatives and compliance, and governmental policies.

Career Highlights

●
President of Commercial Branding and Transportation, a $2.6 billion revenue division of 3M Company, a multinational NYSE-listed company operating in the fields of industry, consumer goods and worker safety, 2023 to present
●
President of Commercial Solutions Division of 3M Company, an approximate $1.8 billion revenue division, 2020 to 2023
●
Interim President of Acelity acquisition, overseeing the integration of Acelity into 3M Company, which was the largest acquisition in the history of 3M Company, 2019 to 2020
●
Various leadership roles within the healthcare business of 3M Company, both domestic and international, 1994 to 2019
●
Obtained Six Sigma Black Belt and Master Black Belt Certifications

Qualifications of Particular Relevance to Merit

Ms. Perez brings a 25-plus year career in the healthcare industry with a broad background spanning clinical, regulatory, operations, marketing, and business leadership. The Board believes her broad experience and proven track record of leadership success enable her to provide valuable industry and organizational perspective to the Board and the Company’s management team. The Board also believes Ms. Perez’s first-hand experience with post-acquisition business integration aids the Company in its strategic merger and acquisition endeavors.

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CORPORATE GOVERNANCE AND RELATED MATTERS

: 74 May 2017 Finance (Chair), Audit TransMedics Group, Inc. B.A. (biology focus), Carleton College; M.S. (cell biology), University of Minnesota; M.B.A., University of St. Thomas 2025	: 64 May 2022 Governance, Compensation None B.S. (health sciences management), University of Missouri; M.B.A., Saint Louis University; Masters of Health Administration, Saint Louis University 2025

THOMAS J. GUNDERSON

Independent Director

Age: 75

Director Since: May 2017

Committees: Finance (Chair), Compensation

Other Public Boards: TransMedics Group, Inc.

Education: B.A. (biology focus), Carleton College; M.S. (cell biology), University of Minnesota; M.B.A., University of St. Thomas

Term Expires: 2028

F. ANN MILLNER, Ed.D.

Chair of the Board of Directors

Age: 74

Director Since: July 2015

Committees: Governance, Compensation

Other Public Boards: None

Education: B.S. (education), University of Tennessee; M.S. (allied health education and management), Southwest Texas State University; Ed.D (education administration), Brigham Young University; Completed medical technology program, Vanderbilt University

Term Expires: 2028

Career Highlights

●
Member of the Board of Directors of TransMedics Group, Inc., a medical technology company focused on developing organ transplant therapy for end-stage organ failure patients, 2019 to present
●
Chair of the Minneapolis Heart Institute Foundation, (Director from 2011 to present, Chair from 2015 to 2020 and 2024 to present)
●
Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute, 2016 to present
●
Member of American Heart Association Science and Technology Accelerator Committee, 2015 to 2017
●
Managing Director and senior research analyst at Piper Jaffray (focus on medical technology companies), 1992 to 2016
●
Project Director at American Medical Systems (private medical device company acquired by Pfizer in 1983), 1979 to 1992
●
Recognized by several industry publications, including the Wall Street Journal, Institutional Investor, First Call, Thomson Reuters, and Medical Device and Diagnostic Industry (e.g., in 1996 and 2000, he was named an All-Star Analyst for medical stocks by the Wall Street Journal and in 2014, Thomson-Reuters named him “Top Stock Picker” in the medical technology sector)

Qualifications of Particular Relevance to Merit

Mr. Gunderson provides the Board with more than 30 years of substantive experience in the medical device industry, with a seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, as well as a keen understanding of the Company’s competitive position within its industry. Mr. Gunderson also contributes a strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities. Mr. Gunderson’s financial background and industry experience have been beneficial in his service as the Chair of the Finance Committee.

Career Highlights

●
Regents Professor and Professor of Health Administrative Services at Weber State University, 2013 to June 2025
●
Member of the Utah State Senate (member of multiple committees and subcommittees), 2015 to present
●
Executive Committee of National Conference of State Legislatures, 2023 to present
●
Member of Board of Trustees of Intermountain Health (integrated multi-state health system), 2005 to present
●
President of Weber State University, 2002 to 2012 (first female president of a Utah state university)
●
Vice President of University Relations at Weber State University, 1993 to 2002
●
Associate Dean of Continuing Education and Assistant Vice President of Community Partnerships at Weber State University, 1985 to 1993

Qualifications of Particular Relevance to Merit

The Board believes Dr. Millner's qualifications to serve as a director of the Company include her executive leadership skills and her experience in the areas of organizational administration, operations and financial management, and business strategy. Those skills and experience have been particularly valuable to the Company in the course of Dr. Millner’s service Chair of the Board and her prior service as Lead Independent Director and Chair of the Governance Committee. During her service, Dr. Millner has played a significant role in the development of our corporate governance practices and executive leadership transition.

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61 May 2022 Audit, Finance None B.S. (accounting), Georgetown University 2025

73

July 2015

Governance, Compensation

None

B.S. (education), University of Tennessee; M.S. (allied health education and management), Southwest Texas State University; Ed.D (education administration), Brigham Young University; Completed medical technology program, Vanderbilt University

2025

MICHAEL R. MCDONNELL

Independent Director

Age: 62

Director Since: May 2022

Committees: Audit (Chair), Finance

Other Public Boards: Baxter International, Inc.

Education: B.S. (accounting), Georgetown University

Term Expires: 2028

REAR ADMIRAL (RET.) STEPHEN C. EVANS

Independent Director

Age: 61

Director Since: June 2021

Committees: Audit, Compensation

Other Public Boards: Alarm.com Holdings, Inc.

Education: M.A., U.S. Naval War College (National Security Affairs), B.A., The Citadel

Term Expires: 2027

Career Highlights

●
Director of Baxter International, February 2026 to present
●
Advisor to Goldman Sachs Asset Management and Leader of Finance Center of Excellence for Private Equity Buyout Funds, 2025 to present
●
Chief Financial Officer of Biogen Inc, a multinational Nasdaq-listed company engaged in discovering, developing, and delivering therapies for people living with serious and complex diseases, 2020 to 2025
●
Executive Vice President and Chief Financial Officer of IQVIA Holdings Inc., a global provider of advanced analytics, technology solutions and contract research services to the life sciences industry, 2015 to 2020
●
Executive Vice President and Chief Financial Officer of Intelsat, a global provider of satellite services, 2008-2015
●
Chief Operating Officer (2006-2008) and Chief Financial Officer (2004-2008) of MCG Capital Corporation, a publicly-held commercial finance company, 2004 to 2008
●
Chief Financial Officer of EchoStar Communications Corporation (dba Dish Network), a satellite television provider, 2000 to 2004
●
Partner of PricewaterhouseCoopers, LLP, 1996 to 2000, other positions, PricewaterhouseCoopers, LLP, 1986-1996
●
Director of Catalyst Health Solutions, Inc., a publicly-held pharmacy benefits management company, 2005 to 2012
●
Finance Committee Member, Atlantic Health System, owner and operator of over 400 care sites including six hospitals in New Jersey, 2021 to present
●
Certified public accountant

Qualifications of Particular Relevance to Merit

Mr. McDonnell is a financial executive with more than 35 years of experience providing financial and accounting advice and oversight to life science and technology companies and over 24 years serving as a public company CFO. The Board believes Mr. McDonnell’s depth of understanding of financial management, accounting principles and practices, capital markets and financing transactions strengthen the Board’s oversight of the Company’s finance and accounting policies, procedures and practices. The Board also believes Mr. McDonnell’s industry experience enables him to contribute to the Board’s evaluation and oversight of merger and acquisition and capital funding transactions, as well as the Company’s investor relations and shareholder outreach efforts. The Board also recognizes the valuable perspective and significant service Mr. McDonnell provides to the Company as Chair of the Audit Committee.

Career Highlights

●
Served in the United States Navy, most recently as Special Advisor to the Commander, Naval Operations, before retiring in 2020. During more than 20 years of service in the United States Navy, Admiral Evans held a variety of leadership positions, including Senior Advisor, Deputy U.S. Military, NATO Military Committee; Commander, George H. W. Bush Carrier Strike Group; and Commander, Naval Service Training Command
●
Served on diplomatic missions in over 64 countries, delivering results in international diplomacy and military relations to establish enduring, productive global partnerships
●
Commanded U.S. naval forces in six operational theaters
●
Served in a senior strategic advisory role to the 75th Secretary of the Navy
●
Represented the U.S. in deliberations and actions of NATO, providing counsel to Heads of State in Europe and around the world

Qualifications of Particular Relevance to Merit

Admiral Evans possesses extensive experience in handling complex, international relationships. His prior leadership experiences, particularly within the last two decades, involved extensive cybersecurity oversight, and he has broad experience in anticipating and identifying cyber risks and digital vulnerabilities. Admiral Evans’ cybersecurity experience is of particular importance to the Company as we seek to secure our information technology and build secure and effective information systems and to assess and mitigate potential cybersecurity risk. Admiral Evans has extensive insight on geo-political matters, and the Board believes that, together with his experience in handling global partnerships, he provides valuable counsel to the Company as it seeks to expand its operations and sales efforts across the globe.

: 57 None Pharmaceutical Chemist ], University of the Republic (Uruguay); Industrial Pharmacist, Federal University of Parana (Brazil) New Nominee

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CORPORATE GOVERNANCE AND RELATED MATTERS

Director Whose Term of Office Does Not Continue

64 June 2020 Governance (Chair), Finance None B.S., Grace College 2026
DAVID K. FLOYD Independent Director Age: 65 Director Since: June 2020 Committees: Governance (Chair), Finance Other Public Boards: None Education: B.S., Grace College Term Expires: 2026

Career Highlights

●
Board Chair, Corin Group LTD, a privately-held global orthopedic enabling technology company, 2020 to January 2026
●
Board member and Operations Committee Chair of Health Outcomes Performance Company (HoPCo), a privately-owned musculoskeletal and value-based care company focused on transforming the patient care experience and improving the practice of medicine, 2020 to present
●
Senior Advisor, Permira, a leading global private equity investment firm, April 2023 to present
●
Group President, Orthopaedics, Stryker Corporation, 2012 to 2019
●
U.S. President and Worldwide President of Johnson & Johnson’s DePuy Orthopaedics, 2007 to 2011
●
Director, NN Inc., 2016 to 2020

Service to Merit

Mr. Floyd brought more than 35 years of experience as a leader in the life sciences industry, including serving as president and CEO within several leading medical technology companies. Additionally, the Board believes Mr. Floyd’s general management experience of more than 20 years provided the Board with expertise on a broad range of matters, including mergers and acquisitions, strategic planning, global business and operations, corporate governance and product commercialization. The Board believes Mr. Floyd’s industry and management experience have been particularly beneficial through his service on the Governance, Finance and Operating Committees and his guidance in the Company’s development of our CGI Program.

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Our Board of Directors

Our business affairs are managed subject to the oversight of the Board, which represents and is accountable to the shareholders of the Company. The Board advises and oversees management, which is responsible for the day-to-day operations of the Company. The primary mission of the Board is to represent and protect the interests of our shareholders. As a result, the basic responsibility of our directors is to act in good faith and with due care so as to exercise their business judgment on an informed basis in what they reasonably and honestly believe to be in the best interests of the Company and its shareholders. The Board reviews and assesses our strategic, competitive and financial performance.

Board Structure

Chair of the Board

The Chair of the Board provides leadership to the Board, working in collaboration with the other directors to define the Board’s structure, agenda and activities in order to fulfill its responsibilities. The Chair works with senior management to help ensure that matters for which management is responsible are appropriately reported to the Board. The duties of the Chair of the Board include the following:

Governance Processes
●
Establishes processes to assist the Board in the discharge of its duties
●
Works with the Governance Committee to structure Board committees, including assignment of members and designation of committee chairs

Board Meetings and Agendas	● Presides at all meetings of the Board ● Organizes and presents agendas for Board meetings following consultation with other directors and members of Company management, including supporting materials
Meeting Schedules	● Approves meeting schedules for the Board and its committees to facilitate sufficient time for discussion of all agenda items
Communication among Directors	● Ensures proper flow of information to other directors, including ensuring the adequacy and timing of documentary materials in support of management proposals
Communicating with Shareholders	● Ensures availability for consultation and direct communication with major shareholders of the Company upon reasonable request

Fred P. Lampropoulos served as the Chair of the Board during 2025 and until his resignation in early 2026. On January 5, 2026, F. Ann Millner Ed.D., formerly our Lead Independent Director, was appointed as Chair of the Board.

Independent Directors

Under our Corporate Governance Guidelines (the Governance Guidelines), a majority of our directors should be independent directors who meet the director independence guidelines set forth in the Nasdaq Marketplace Rules. Among other things, each independent director should be free of significant business connections with competitors, suppliers, or customers of the Company.

In 2025, the Governance Committee undertook its annual review of director independence and recommended that the Board determine that Mr. Carpenter, Admiral Evans, Mr. Floyd, Mr. Gunderson, Ms. Kaiser, Mr. McDonnell, Dr. Millner, Ms. Perez and Ms. Ward each be designated as an independent director. Mr. Lampropoulos was not considered independent during 2025 because of his employment with the Company. Ms. Aronson is not currently considered independent because of her role as President and CEO of the Company.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Our independent directors regularly meet in executive session without non-independent directors present, at least once each quarter. During these sessions, the independent directors discuss topics such as executive (including the CEO) succession planning, corporate governance, business strategy and Board responsibilities.

Lead Independent Director

As part of our commitment to strong, independent Board leadership and oversight, our Governance Guidelines require the appointment of a Lead Independent Director at any time when the Chair of the Board is not independent. The position of Lead Independent Director comes with clearly delineated and comprehensive duties, as set out in our Governance Guidelines. These duties include: (i) presiding at meetings of the Board at which the Chair is not present, (ii) serving as a liaison between the Chair and the independent directors, (iii) serving as a liaison between the Board and the Company management on sensitive matters and meeting agendas, (iv) approving Board meeting agendas, (v) calling meetings of the independent directors from time to time in his or her discretion and (vi) coordinating with the Compensation Committee with respect to the evaluation of the CEO’s performance.

Dr. Millner served as the Lead Independent Director from 2021 up to her appointment as Chair of the Board on January 5, 2026. The Governance Committee has determined that Dr. Millner satisfies the director independence guidelines set forth in the Nasdaq Marketplace Rules. Because the Chair is independent, the appointment of a Lead Independent Director is not currently required by our Governance Guidelines.

Composition and Selection of Board Members

The Governance Committee is responsible for reviewing annually with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole. Directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Directors should have:

●	demonstrated management ability at senior levels in successful organizations;
●	current or recent employment in positions of significant responsibility and decision-making;
●	expertise in leading rapidly growing multi-national organizations; or
●	current and prior experience related to anticipated Board and committee responsibilities in other areas of importance to the Company.

The Governance Committee reviews the skills and characteristics required of directors in the context of the current composition of the Board. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Governance Committee’s perceptions about future issues and needs. Additionally, in considering the composition of the Board and identifying nominees, the Governance Committee does not have a formal policy regarding the consideration of gender, race, sexual preference, religion and other traits typically associated with the term “diversity.”

However, the Governance Committee considers it important that the Board be composed of directors with a broad range of experience, areas of expertise and skills and considers several factors, including a candidate’s: gender; age; skills; integrity and moral responsibility; policy-making experience; ability to work constructively with our management and other directors; capacity to evaluate strategy and reach sound conclusions; availability of time to devote to the Board; and awareness of relevant social, political, and economic trends affecting the Company.

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CORPORATE GOVERNANCE AND RELATED MATTERS

The Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including recommendations from current directors, third-party advisory firms, shareholders or other individuals.

Experience and Skills

The table below summarizes some of the relevant experience, qualifications and demographic information of each existing director and nominee identified by the Governance Committee. Although the Board believes each director and nominee provides the Company with extensive experience and skills which complement the experience and skills of other directors and nominees and are of great benefit to the Company and its shareholders, the following table identifies the core competencies of each director and nominee. The biographies above describe each director’s or nominee’s background in more detail.

Experience and Skills Matrix

	Lonny J. Carpenter	Stephen C. Evans	David K. Floyd	Thomas J. Gunderson	Laura S. Kaiser	Michael R. McDonnell	F. Ann Millner, ED.D.	Silvia M. Perez	Lynne N. Ward	Martha G. Aronson	Scott R. Ward
Board Tenure	6	5	6	9	4	4	11	2	7	<1	Nominee
Age	64	61	65	75	65	62	74	59	67	58	66
Leadership experience	●	●	●		●	●	●		●	●
Financial transactions				●		●					●
Financial management				●	●	●	●		●	●
Global strategic planning		●	●					●
Medical device industry knowledge	●		●	●				●			●
R&D innovation											●
Marketing & sales			●					●
Operations	●				●			●
Governance & regulatory	●						●
Investor & stakeholder relations				●		●					●
Digital, data & analytics		●							●	●
IT systems & cybersecurity		●							●	●
Talent management & compensation					●		●

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CORPORATE GOVERNANCE AND RELATED MATTERS

Shareholder Recommendations

The Governance Committee considers properly submitted director-nominee recommendations from shareholders prior to the issuance of the proxy statement for the next annual meeting of shareholders. Materials provided by a shareholder in connection with such a recommendation are forwarded to the Governance Committee. In evaluating those recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described above.

Any shareholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director.

We want to hear from you
Interested shareholders should send recommendations to: Merit Medical Systems, Inc. Attn: Brian G. Lloyd, Corporate Secretary 1600 West Merit Parkway South Jordan, Utah 84095

Board and Committee Meetings and Responsibilities

In 2025, the Board met seven times. Directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. The independent directors met in executive session five times during 2025.

As further described below, the Board has a standing Audit Committee, Compensation Committee, Governance Committee and Finance Committee. The Company believes each of the directors serving on the Audit, Compensation, Finance and Governance Committees is an “independent director” for purposes of the Nasdaq Marketplace Rules and that each of the directors serving on the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Exchange Act).

≥75% All directors attended at least 75% of the total number of meetings of the Board and of any committee on which he or she served.

Audit Committee
Members	Primary Responsibilities	# of Meetings in 2025
Michael R. McDonnell (Chair) Stephen C. Evans Silvia M. Perez Lynne N. Ward The Board has determined that Mr. McDonnell and Ms. Ward are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act.

The Audit Committee meets to review and discuss our accounting practices and procedures and quarterly and annual financial statements with our management and independent public accountants. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices.

The Audit Committee’s primary duties include oversight of:

●
the Company's financial accounting, reporting and control processes;
●
the performance, qualifications and independence of the Company’s independent registered auditor;
●
the Company’s internal audit function;
●
the Company’s compliance with legal and regulatory requirements;
●
the Company’s risk management policies and practices in relation to the Committee’s responsibilities and duties, including cybersecurity risk management; and
●
the preparation of disclosures required by the rules of the Securities and Exchange Commission (the SEC) to be included in the Company’s filings with the SEC.
9

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Compensation and Talent Development Committee
Members	Primary Responsibilities	# of Meetings in 2025
Lonny J. Carpenter (Chair) Stephen C. Evans Thomas J. Gunderson Laura S. Kaiser F. Ann Millner, Ed. D.	The Compensation Committee is responsible for overseeing, reviewing and approving executive compensation and benefit programs of the Company, as well as the Company’s talent development and executive succession planning activities. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 35 below. The Compensation Committee Report appears on page 59 below.	7

Governance and Sustainability Committee
Members	Primary Responsibilities	# of Meetings in 2025
David K. Floyd (Chair) Laura S. Kaiser F. Ann Millner, Ed. D. Silvia M. Perez	The Governance Committee is responsible for oversight of (i) the Company’s corporate governance practices, including the practices set forth in our Governance Guidelines and the Company’s director nomination process and procedures, (ii) the Company’s practices with respect to environmental sustainability and (iii) matters impacting the Company’s image and reputation and its standing as a responsible corporate citizen. The Governance Committee selects, evaluates and recommends to the full Board qualified candidates for election to the Board.	6

Finance and Operating Committee
Members	Primary Responsibilities	# of Meetings in 2025
Thomas J. Gunderson (Chair) Lonny J. Carpenter David K. Floyd Michael R. McDonnell Lynne N. Ward

The Finance Committee assists the Board with oversight of the Company’s financial and operational management, including oversight of the Company’s financing and capital structure objectives and operating targets. The Finance Committee played a significant role in the development of our CGI Program and oversees progress towards the goals of such program. Additionally, the Finance Committee provides oversight regarding the following:

●
the Company’s merger and acquisition strategy;
●
the Company’s investment programs and practices, including international cash management;
●
the Company’s strategic planning activities; and
●
the Company’s risk management activities, including our enterprise risk management program.
6

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of the five independent directors listed above. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In 2025, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee. During 2025, except as disclosed in the following paragraph, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions.

Laura S. Kaiser, a member of our Board, serves as the President and Chief Executive Officer of SSM Health, a multi-state health system with more than 35 hospitals. For the year ended December 31, 2025, the Company sold products totaling approximately $4.2 million in revenue to hospitals within the SSM Health system. Ms. Kaiser did

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CORPORATE GOVERNANCE AND RELATED MATTERS

not, in her individual capacity, have a personal interest in or otherwise benefit from purchases of Company products by hospitals within the SSM Health system in 2025.

Thomas J. Gunderson, a member of our Board, serves as a member of the Board of Directors of TransMedics Group, Inc., a medical technology company. For the year ended December 31, 2025, the Company sold products totaling approximately $124,000 in revenue to TransMedics Group, Inc. Mr. Gunderson did not, in his individual capacity, have a personal interest in or otherwise benefit from purchases of Company products by TransMedics Group, Inc. in 2025.

The Company believes that the related person transactions involving Ms. Kaiser and Mr. Gunderson described above were reasonable and fair to the Company.

Board Evaluation

In 2022, the Governance Committee engaged an experienced independent governance advisor to develop and conduct a comprehensive Board evaluation process to assess the effectiveness of our Board, committees and members. The evaluation process aims to identify strengths and development opportunities with respect to our Board and its committees in the areas of Board oversight and duties, Board functioning and meetings and Board composition and culture.

The evaluation conducted in the first phase of the process was led by the Governance Committee and facilitated by the independent advisor to preserve the integrity of the process and anonymity of the feedback of the Company’s directors and senior executive officers who participated in the process. The evaluation facilitator met individually with each director and some of the Company’s senior executive officers to obtain and compile responses to the evaluation, which included feedback from directors on other directors, for review by the Governance Committee and the Board.

The Governance Committee reviewed the first-phase evaluation results with the evaluation process facilitator and coordinated an opportunity for the facilitator to present the general conclusions developed in the course of the evaluation to the Board. The Board reviewed and discussed the conclusions presented by the facilitator and reviewed potential actions to be taken as a result of the evaluation. Subsequent to the completion of the evaluation, the Board has used the evaluation results to inform Board and committee composition and refreshment, including expansion and refinement of the attributes and experience criteria for Board membership and to address the evolving needs of the Company.

In the second phase of the evaluation process, the Governance Committee and the Board, in coordination with an external independent advisor, conducted a detailed review of the action items identified during the evaluation conducted in the first phase and a full-day Board effectiveness session facilitated by an independent external advisor in May 2023. In preparation for the session, the independent advisor conducted interviews with each of the directors, focused on Board effectiveness and executive succession planning. During the session, the advisor reviewed the interview findings, noting strengths and opportunities for further development, the directors (as an entire group and in sessions of the independent directors) discussed in detail the feedback provided by the advisor and the directors developed an action plan to address the objectives identified during the session, both with respect to the duties and responsibilities of the Board in general, as well as in preparation for the anticipated CEO succession transition.

At the end of 2023, the Governance Committee completed the third phase of the evaluation process by conducting a confidential internal assessment facilitated by the Company’s Corporate Secretary. Each director responded to a series of questions addressing the director’s assessment of the effectiveness of our Board, committees and members. The assessment questions were developed with the assistance of the independent advisor who conducted the evaluation in the first phase of the evaluation process and were designed to evaluate the actions taken by the Board, committees and members during the three-phase process. The Governance Committee reviewed the responses to the internal assessment and the Chair of the Governance Committee summarized the

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responses in a meeting of the Board. The Board and Governance Committee intend to use the assessment results in their continued efforts to identify opportunities for enhanced Board and committee effectiveness.

During 2024, the Governance Committee reviewed the results of the three-year evaluation process which the Board had commenced in 2022 and concluded that the process had been effective in enhancing the Board’s performance and effectiveness. Based on that conclusion, the Governance Committee entered into a new three-year Board evaluation process which is designed to be substantially similar to the process conducted during 2022-2024. In late 2024, the Governance Committee led the commencement of that process, which was facilitated by the independent governance advisor who had advised the Board during the initial three-year process. The independent advisor met individually with each director and some of the Company’s senior executive officers to obtain and compile responses to the evaluation, which included feedback from directors on other directors, for review by the Governance Committee and the Board. The Governance Committee reviewed the first-phase evaluation results with the independent advisor and coordinated an opportunity for the advisor to present those results and associated recommendations to all of the directors. The directors reviewed and discussed the results and recommendations presented by the facilitator and reviewed potential actions to be taken as a result of the evaluation. Under the direction of the Governance Committee, the Board intends to use the evaluation results to continue to identify opportunities where the Board and its committees can improve their performance and effectiveness, enhance the composition and expertise of the Board and encourage the Board and its committees to operate in accordance with our Governance Guidelines and committee charters.

During 2025, the Governance Committee continued the three-year evaluation process by conducting a confidential internal assessment facilitated by the Company’s Corporate Secretary. Each director responded to a series of questions addressing the director’s assessment of the effectiveness of our Board, committees and members. The assessment questions were developed based upon the evaluation conducted in the first cycle of the Board’s evaluation process. The Governance Committee reviewed the responses to the internal assessment and the Chair of the Governance Committee summarized the responses in a meeting of the Board.

Risk Management

The Board is involved in assessing and managing risks that could affect the Company. One of the roles of the Board is to periodically assess the processes used by management with respect to risk assessment and risk management, including identification by management of the principal risks of our business, and the implementation by management of appropriate systems to deal with such risks. The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors.

During 2025, the Board delegated risk management oversight responsibilities to the Finance Committee. However, oversight of particular risks was further delegated to the applicable standing committee(s) of the Board. The Audit Committee is generally responsible for oversight of risks relating to the quality and integrity of our financial reports, the independence and qualifications of our independent registered public accounting firm, our compliance with disclosure and financial reporting requirements, evaluation and oversight of cybersecurity policies, practices and operating effectiveness and compliance with legal and regulatory requirements. At least annually, the Board and/or the Audit Committee is briefed by the Company’s Chief Information Officer and other members of the Company’s management on information technology and cybersecurity risks and the Company’s efforts to mitigate those risks. The Audit Committee also meets regularly with the Company’s Chief Legal Officer, Chief Compliance Officer, Vice President of Internal Audit and other Company officers to review the Company’s compliance with legal and regulatory requirements. The Compensation Committee is generally responsible for oversight of risks such as those relating to executive employment policies, our compensation and benefits systems, including our executive compensation program, and human capital development. The Governance Committee is generally responsible for oversight of risks associated with the Company’s sustainability efforts, director and management succession and development and implementation of corporate governance principles, as well as risks addressed through the identification and recommendation of individuals qualified to become directors of the Company. The Finance Committee is generally responsible for oversight of risks relating to mergers and acquisitions, as well as capital raising activities and transactions. These committees exercise their oversight responsibilities through

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reports from and meetings with officers of the Company responsible for each of these risk areas, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, Chief of Accounting, Chief Compliance Officer, Chief Information Officer, Vice President of Internal Audit, Vice President of Enterprise Risk Management and Vice President, Environmental, Social and Governance. In such meetings, committee members discuss and analyze such risks, and, when necessary, consult with outside advisors.

Director Orientation and Continuing Education

New directors participate in an orientation program developed and overseen by our Governance Committee, which frequently commence prior to the director’s election or appointment and continues after such election or appointment. This orientation program includes presentations by other directors and members of the Company’s senior management and other employees with respect to finance, operations, governance, legal and compliance matters, regulatory issues, cybersecurity, industry developments and strategic planning. In recent years, our Governance Committee has led an enhancement of our director orientation program, including scheduled orientation sessions with members of the Company’s senior management and delivery of detailed orientation materials. In addition to the initial onboarding process, members of the Company’s senior management regularly provide ongoing orientation and training sessions at Board meetings, including presentations regarding business strategy, legal and regulatory compliance, information technology and cybersecurity, business development and governance. The information technology and cybersecurity training provided to the Board is an extension of the Company’s cybersecurity awareness program provided by the Company’s information technology department to Company employees worldwide. The Company’s employee cybersecurity awareness program includes regular training courses which are available throughout the Company and periodic updates targeted to individual departments, sites or regions as appropriate. The Company also encourages directors to obtain third-party continuing education on topics of relevance to the Company and its operations and provides to directors reimbursement of up to $5,000 of annual educational expenses.

Shareholder Engagement

We regularly communicate with many of our largest shareholders regarding our operations and financial results. Our shareholder engagement efforts have historically been directed by our Lead Independent Director, with support from the Chairs of our Governance and Compensation Committees, as well as members of our executive management team.

In recent years, the scope of engagement between our directors and executive officers, on the one hand, and many of our shareholders, on the other hand, has shifted from in-person meetings to video and electronic discussions. However, we continue to communicate in-person with many of our shareholders at financial conferences and investor presentations, both in one-on-one meetings and in round table settings. Most of the input we received during 2025 with respect to the interests of our shareholders was provided by external advisors and focused on the development of corporate governance and executive compensation practices which are generally deemed favorable by sophisticated shareholders and their advisors. After considering that input, during 2025 our Board and its Governance and Compensation Committees took a number of actions which we believe have strengthened our corporate governance and executive compensation practices. Those actions include:

●	Identified experience and skills which would enhance the Board’s ability to fulfill its duties and responsibilities and recruited and nominated an individual whom the Board believes will contribute that experience and the benefit of those skills;
●	Reviewed and amended the Governance Guidelines and the charters of each of the Board’s committees to strengthen our corporate governance practices;
●	Reviewed and adopted enhancements to the Company’s Corporate Policy on Insider Trading (Insider Trading Policy);
●	Continued to encourage and provide oversight of expanded sustainable business practices;

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●	Continued and refined the Company’s long-term equity programs designed to increase the alignment of our executive and senior management compensation with Company performance and with best practice recommendations; and
●	Enhanced oversight of the Company’s enterprise risk management practices, under the direction of the Finance Committee.

Our Board is committed to implementing governance, executive compensation and sustainability practices which will contribute to the long-term success of the Company. To fulfill that commitment, our Board, primarily through its Governance and Compensation Committees, will continue to seek opportunities to consult with major shareholders in appropriate situations. We anticipate Dr. Millner and our Governance and Compensation Committee chairs will lead those efforts, with the support of members of our executive management and investor relations teams.

Shareholder Communication with the Board of Directors

The Board will receive communications from Company shareholders. All communications, except those related to shareholder proposals that are discussed below under the heading “Shareholder Proposals for Annual Meeting 2027,” must be sent to our Corporate Secretary (Brian G. Lloyd) at our principal executive offices at 1600 West Merit Parkway, South Jordan, UT 84095. Communications submitted to the Board (other than communications received through our ethics hotline, which are reviewed and addressed by the Audit Committee) are generally reported to our directors at the next regular meeting of the Board.

All directors of the Company are strongly encouraged to attend our Annual Meeting. All ten of the directors, then serving on the Board, were present in person or through video conference at our 2025 annual meeting of shareholders.

Governance Guidelines and Code of Ethics

Corporate Governance Guidelines

Our Governance Guidelines set forth the responsibilities of our directors.

The Governance Guidelines include guidelines that, among other things, contemplate that directors will maintain minimum stock ownership with a value of at least five times the annual retainer received. Directors have five years from appointment to the Board to comply with the minimum stock ownership requirement. The Governance Committee provides oversight of the stock ownership guidelines and may allow waivers with respect to the stock ownership guidelines for directors on a case-by-case basis. Based on its review of the stock ownership of the directors in January 2026, the Governance Committee determined that all current directors are in compliance with the stock ownership guidelines set forth in the Governance Guidelines or are within their five-year transition periods.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Governance Materials The following materials relating to corporate governance are available via our website at: www.merit.com/investors/corporate-governance-leadership/
● Code of Business Conduct and Ethics	● Code of Ethics for CEO and Senior Financial Officers
● Corporate Governance Guidelines	● Compensation Committee Charter
● Audit Committee Charter	● Governance Committee Charter
● Finance Committee Charter

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (the Code of Conduct) applies to our directors and employees, including our NEOs, and is supplemented by additional provisions applicable to our CEO and senior financial and accounting officers. All Company directors, officers and employees are required to act ethically at all times and in accordance with the principles and policies set forth in the Code of Conduct.

Among other principles and policies, the Code of Conduct finds a conflict of interest exists when a person’s private interest interferes with the interests of the Company. The Code of Conduct recognizes that a conflict of interest occurs when the Company enters into a transaction in which an employee, officer, or director, or someone related to or affiliated with an employee, officer, or director, has a significant personal interest. The Code of Conduct also recognizes that a conflict of interest arises when an employee, officer or director of the Company receives an improper benefit as a result of the person’s position with the Company. Our Governance Guidelines prohibit the Company from making or arranging personal loans to directors or executive officers of the Company.

The Code of Conduct obligates employees, officers and directors to promptly disclose conflicts of interest to a supervisor, management, or the Board. Any director who has a conflicting interest in a potential conflicting interest transaction may not participate in the review of that transaction by the Board. Any waiver of the Code of Conduct may be made only by the Board and is required to be promptly disclosed as required by law or the regulations of any exchange on which our securities are traded, including Nasdaq.

Merit Ethics Hotline

As contemplated by the Code of Conduct, we maintain an ethics hotline that enables our employees, vendors, customers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct or other issues of concern to those parties.

The Audit Committee regularly reviews all complaints we receive through the ethics hotline.

Merit Ethics Hotline
Our ethics hotline may be accessed: ● by telephone at (844) 637-6753 ● online at merit.ethicspoint.com

Director Retirement Policy

In October 2017, we amended our Governance Guidelines to require that, upon reaching 75 years of age, each director of the Company must submit to the Board a letter of resignation to be effective at the next annual meeting of shareholders. The Board may accept such resignations unless the Governance Committee or the Board determines to extend the director’s service through the expiration of his or her then-current term or nominate the director for another term.

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In accordance with the provisions of the Governance Guidelines, upon reaching the age of 75 years, Thomas J. Gunderson tendered to the Board his letter of resignation. Our Governance Committee and the Board considered Mr. Gunderson’s resignation and his contributions to the Company. Following such consideration, the Governance Committee recommended that the Board decline to accept Mr. Gunderson’s resignation and, acting on that recommendation, the Board declined to accept his resignation. The Board determined that, despite being beyond the retirement age set forth in our Governance Guidelines, Mr. Gunderson continued to provide significant contributions to our Board and the Company, and his unique perspective and extensive skills and experience continued to make him a valuable asset to the Board and the Company. Mr. Gunderson’s current term as a director is scheduled to expire in 2028.

Our Commitment to Corporate Sustainability

Under the oversight of our Board (principally through the Governance Committee) and management team, we are committed to conducting our business sustainably, supporting our stakeholder expectations, following global regulatory requirements and upholding our role as a responsible corporate citizen. We have a cross-functional Corporate Sustainability Council that promotes achievement of long-term sustainability goals across our enterprise. These efforts have included proactive actions to address both risks and opportunities related to our sustainability program, as we strive for continued growth and profitability.

Most of our products are disposable medical devices and are generally discarded after a single use due primarily to the risks of exposing patients to bloodborne pathogens capable of transmitting disease or other potentially infectious materials. Additionally, repeated sterilization to address such risks is not possible because it may adversely affect the quality of the materials used in many of our products and result in the failure of our products to function properly if used in multiple medical procedures. Consequently, many of our used products will likely end up in a medical waste disposal facility at the end of their use. We continually look for opportunities to deliver sustainable, long-term growth of our business. Our sustainability practices are an integral component of our business strategy.

Merit has conducted a double materiality assessment (a DMA) to identify the most relevant sustainability-related topics for Merit and its stakeholders. A DMA determines which sustainability topics are material to Merit based on two dimensions: impact materiality and financial materiality. It identifies how our business impacts society and/or the environment and how sustainability issues affect our financial performance. As part of the DMA, we worked with our stakeholders to identify key areas of focus for our sustainability opportunities such as climate change, impact on consumers and end users, working conditions of Merit employees, working conditions of workers within our value chain, pollution, and water use. We have developed actions in each of these areas of focus where we believe we are positioned to make a positive impact. These include programs designed to reduce greenhouse gas emissions and waste, conserve water, improve employee engagement programs and total worker health, assess the risk of unlawful or harmful labor practices within our supply chain, and maintain our ISO certified management systems for environmental management, occupational health and safety management, and quality management. Each year, we publish a Corporate Sustainability Report which provides information regarding our sustainability strategy and progress towards our sustainability goals. In 2025, our efforts earned multiple awards and recognition, including being recognized by Newsweek as one of America’s Greatest Companies and World’s Greenest Companies in 2025. We were also named by Newsweek as one of America’s Most Responsible Companies in 2026.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Sustainability Governance Structure

Our formal sustainability governance structure is depicted below, and its elements guide the implementation of our sustainability program. The Governance Committee oversees our sustainability program, including regular reviews of our stated targets and commitments.

Governing Body:	Board of Directors	Corporate Sustainability Council	Enterprise Risk and Resilience	Sustainability Management
Led by:	Chair of the Board and Chair of Governance Committee	President and CEO	Vice President, Enterprise Risk Management	Vice President, Environmental, Social & Governance
Organization Participants:	Directors, facilitated by the Governance Committee	Chief Operating Officer Chief Financial Officer Senior Vice Presidents of business functions Vice Presidents of business segments	Vice Presidents of business segments	Directors and Senior Managers responsible for functions related to specific sustainability management and goals
Functions & Oversight:

Monitors the Company’s adherence to corporate governance policies, including the Governance Guidelines, oversight of the Company’s practices with respect to environmental sustainability, oversight of matters impacting the Company’s image and reputation and its standing as a responsible corporate citizen and other responsibilities required by applicable laws and regulations.

Oversees the sustainability program and enables business segment and functions to pursue and implement opportunities and practices that support the sustainability policy.

Oversees enterprise risk management and opportunities to inform executive leadership and the Board of Directors on risk management efforts and provides a forum to review and guide enterprise sustainability initiatives and provide input on sustainability program execution.

Reviews progress to targets and opportunities for program enhancement and shares internal and external insights and best practices.

Sustainability Reporting

Merit has been recognized for our sustainability efforts. We publish annual sustainability reports with relevant reporting indexes. We also maintain a dedicated sustainability page on our website at www.merit.com/about/corporate-sustainability/ that serves as an online repository for our historical sustainability-related disclosures and accompanying policies. Our upcoming 2025 Sustainability Report scheduled to be released in May 2026, will address a variety of sustainability topics, including the matters under the italicized headings below.

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Climate and Environmental Stewardship

Climate risks and opportunities impact our long-term resiliency as a global medical device leader. We recognize that companies have a role in meeting the challenge of mitigating and adapting to climate change risks. We seek to understand and address climate risks while leveraging opportunities to foster a strong business model for the future as we move forward with our 2030 sustainability goals and management plan.

Health & Safety

The health and safety of our employees is a top priority. We promote a culture where the health and safety of our employees, contractors, suppliers, partners, and customers are of utmost importance. We believe that everyone across the organization is accountable and responsible for environmental health and safety, and we train and ask every employee to actively champion the behaviors and attitudes necessary to prevent work-related injuries, illnesses, property damage, and adverse impacts to the environment. In this way, employee health and safety are an integral part of our culture and a driver for sustainable growth. Merit holds the International Organization for Standardization (ISO) 45001 certifications for our occupational health and safety management systems at our domestic facilities located in Salt Lake City, Utah, Richmond, Virginia and Houston, Texas, and at our international facilities located in Singapore, Galway, Ireland, Tijuana, Mexico, Paris, France, Venlo, The Netherlands and Maastricht, The Netherlands.

Compliance & Ethics

We are committed to a strong culture of compliance and ethics. We recognize that corruption and unethical conduct of any kind undermines our integrity and reputation and is contrary to our values and long-term success. We demonstrate this advocacy by maintaining ethical and responsible policies and practices and monitoring and enforcing these policies throughout all levels of the organization. We hold ourselves accountable to high standards of honesty, fairness, and integrity. Company compliance and anti-corruption policies are designed to ensure interactions with healthcare professionals and healthcare organizations will benefit patients and enhance the practice of medicine. Every Merit employee is responsible for adhering to these policies as well as complying with all applicable laws and regulations, e.g., the U.S. Anti- Kickback Statute, the False Claims Act, the Foreign Corrupt Practices Act, export and import regulations, advertising and promotion laws, and applicable Sunshine/Transparency Laws.

Environmental Sustainability

As a leading global manufacturer of medical devices, we believe we have a significant role to play in contributing to a sustainable future. Our core beliefs and our goal to be the most customer-focused company in healthcare is at the heart of everything we do. We strive to provide superior safe and effective products in a sustainable manner, providing for the health of our customers and our communities. We understand that good environmental practices are beneficial to our business and to our stakeholders, both now and in the future. We hold ISO 14001 certification for our environmental management systems at our domestic facilities located in Salt Lake City, Utah, Richmond, Virginia, and Houston, Texas, and at our international facilities located in Singapore, Galway, Ireland, Tijuana, Mexico, Paris, France and Venlo, The Netherlands, and at our Europe, the Middle East and Africa (EMEA) distribution center located in Maastricht, The Netherlands.

Human Rights

As a manufacturer of healthcare products, we strive to provide our customers with high quality medical devices at a competitive price, while seeking to ensure that no person in any part of the supply chain is exploited or treated in a way that violates relevant human rights, business ethics or labor standards. We have developed a Human Rights and Labor Standards Policy that is applicable to our employees and to suppliers when doing business with Merit.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Work Environment

We strive to create a global work environment where employees feel welcomed, respected, and valued, which we believe contributes to greater innovation, learning, growth, and productivity. We are committed to providing equal opportunity in all aspects of employment. In the U.S., we are an equal opportunity employer committed to making employment decisions without regard to race, religion, ethnicity or national origin, gender, sexual orientation, gender identity or expression, age, disability, protected veteran status or any other characteristics protected by law.

To further promote a culture of belonging and growth, we support the Company initiative ELEVATE, an employee resource group open to employees globally whose objectives are to (i) elevate all employees through professional growth opportunities, (ii) build a sense of community where diverse perspectives and experiences are welcomed and (iii) champion equality, including supporting and advocating for women and women’s initiatives. ELEVATE employs a comprehensive program to cultivate employee engagement and retention development through speaker series events, curated networking and peer-to-peer mentorship. In 2025, we launched our first global Strategic Leadership Program in partnership with the University of Utah to support the development of leaders and enhance professional growth across all levels of the organization.

Enterprise Risk and Resilience

As we navigate our business through a myriad of risks, we strive to focus on and embrace opportunities to improve. We recognize that risks and opportunities are present in all business activities and that the effective management of risk while proactively seeking opportunity is crucial to maximizing organizational value. Our Enterprise Risk and Resilience program is designed to actively engage executive leadership, with Board oversight, in monitoring and managing critical risks and opportunities associated with our business and the environment in which we operate. This program fosters a mindset of resilience through inspiring an agile culture that thrives in the face of change, while also looking to the future to prepare for emerging risks and opportunities on the horizon. Merit’s Enterprise Risk and Resilience program aligns with the Committee of Sponsoring Organizations Enterprise Risk Management, ISO 31000:2018 Risk Management, and ISO 22301:2019 Business Continuity Management System frameworks.

Our Enterprise Risk and Resilience program has supported Merit’s sustainability objectives by facilitating analysis and discussion in many areas such as responsible sourcing, salient environmental impacts, transitional risks, diversity and inclusion, numerous business continuity-related matters, and compliance with various laws and regulations. Through these activities, we identified and have been driving to implement opportunities for improvement that will enable us to not only prepare but to thrive as a sustainable and responsible organization.

Philanthropy

Since our founding, Merit has endeavored to improve lives around the globe. Nearly 40 years later, this purpose continues to guide our business and social impact efforts. Through financial contributions, employee time and collaboration with global and local nonprofit organizations, Merit strives to strengthen communities and to effect positive change in the areas we serve. During 2025, our contributions and employee service advanced initiatives focused on youth development, health and well-being, veterans, local community needs, and STEM education. This includes partnering with organizations such as the American Heart Association, Boys & Girls Clubs, Children’s HeartLink, Shriners Children’s, and several universities. As part of our commitment to vibrant communities, we supported arts and cultural organizations that promote theater, music, and dance. To help organizations that deliver healthcare to underserved regions globally, Merit donated our products to medical missions in Peru, Honduras, Haiti, Tanzania, Ethiopia, Nicaragua, Mauritius, and Syria.

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Quality Assurance

We are committed to delivering excellence across all aspects of our business. This includes the quality of our products, the attitude of our employees, our turnaround time on shipping and deliveries, and the additional value we can bring to the healthcare system with clinician training programs. Patient care is central to our mission. Providing high-quality, innovative products that are safe and effective is our primary goal. The Company’s Quality Policy is supported by a quality management system, which is designed to deliver innovative quality products and services throughout all stages of a product’s lifecycle, including design, manufacturing, pre- and post-clinical trials, customer evaluations, and post-market surveillance.

Continued Dedication

We recognize the importance of operating both a sustainable and profitable enterprise for the long term. We believe our operations should not compromise the environment or the economic prospects of future generations, and, under the direction of the Governance Committee and corporate leadership, we have focused increasing attention on sustainability and reducing our global environmental footprint in our operations through reducing waste, combating climate change, and reducing, reusing, and recycling materials.

Whether it is manufacturing processes, shipping, or the day-to-day activities at our offices, our employees at all levels are engaged in developing innovative solutions to produce high quality medical products while reducing our global environmental footprint. We are committed to continued reduction in the environmental impact of our business, even as our operations continue to grow.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors. The following table shows the annual retainer amounts payable by the Company to non-employee directors.

Director Retainers	2025
Annual Retainer	$86,000
Lead Independent Director	$40,000
Audit Chair	$30,000
Compensation Chair	$20,000
Governance Chair	$15,000
Operating Chair	$15,000

Cash Compensation Paid to Directors

During the year ended December 31, 2025, all non-employee directors of the Company received quarterly retainer payments totaling $86,000 in aggregate. Additionally, the Lead Independent Director and each of the committee chairs was paid his or her Lead Independent Director or committee-specific retainer(s) (as set forth in the foregoing table) during the year ended December 31, 2025. Directors are also reimbursed for (a) out-of-pocket travel and related expenses incurred in attending Board and committee meetings and other Company events and (b) up to $5,000 for annual educational expenses.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Stock Awards

Directors are eligible to participate in our equity incentive programs. For the year ended December 31, 2025, the amount of the annual equity compensation award for non-employee directors was set at $210,000. Accordingly, each non-employee director who served during the year ended December 31, 2025 received 2,152 restricted stock units under the 2018 Incentive Plan, which, subject to the director’s continued service, are scheduled to vest on May 15, 2026, one year after the grant date. In 2026, the Board determined that the amount of any annual equity compensation award, if awarded, to non-employee directors would be $220,000.

The following table shows compensation for each of our non-employee directors in 2025:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total Compensation ($)
Lonny J. Carpenter	104,750	209,971	314,721
Stephen C. Evans	86,000	209,971	295,971
David K. Floyd	101,000	209,971	310,971
Thomas J. Gunderson	101,000	209,971	310,971
Laura S. Kaiser	86,000	209,971	295,971
Michael R. McDonnell	86,000	209,971	295,971
F. Ann Millner, Ed.D.	114,125	209,971	324,096
Silvia M. Perez	86,000	209,971	295,971
Lynne N. Ward	113,500	209,971	323,471
(1)	Fred P. Lampropoulos and Martha G. Aronson each served as a director of the Company during 2025 but are not identified in the foregoing director summary compensation table because of their dual status as an NEO and director. Information regarding Mr. Lampropoulos and Ms. Aronson’s 2025 compensation can be found under the headings “Executive Compensation and Related Matters” and “Executive Compensation Tables” below.
(2)	The amounts shown for stock awards reflect the aggregate grant date fair value of restricted stock units granted to the non-employee directors in 2025. We calculated these amounts in accordance with financial statement reporting rules, using the same assumptions we used for financial statement reporting purposes pursuant to our long-term incentive plans. Assumptions used in the calculation of these amounts are included in footnotes to our Annual Report. As of December 31, 2025, all current non-employee directors held 2,152 unvested restricted stock units. As of December 31, 2025, Mr. Gunderson held outstanding options for 21,250 shares.

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Related Person Matters

Policies and Procedures Regarding Transactions with Related Persons

Our Code of Conduct requires that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interest that interfere with the performance of their duties or are not in our best interests.

Pursuant to its charter, the Audit Committee reviews and approves all Related Person Transactions (as defined below) involving executive officers and directors, or as otherwise may be required to be disclosed in our financial statements or periodic filings with the SEC (including under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (Securities Act), other than:

●	grants of equity compensation awards made by the Board or any committee thereof or pursuant to an automatic grant plan; and
●	payment of compensation authorized by the Board or any committee thereof.

A Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and, as relates to directors or shareholders who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person (defined below) had, has or will have a direct or indirect material interest.

A Related Person includes executive officers, directors, nominees, five percent beneficial owners and any of their respective immediate family members.

Related Person Transactions include transactions between the Company and its executive officers and directors. We have adopted written policies and procedures regarding the identification of Related Persons and Related Person Transactions and the approval process for such transactions. The Audit Committee considers each Related Person Transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to the Company and the availability from other sources of comparable services or products.

Certain Related Person Transactions

Laura S. Kaiser, a member of our Board, serves as the President and Chief Executive Officer of SSM Health, a multi-state health system with more than 35 hospitals. For the year ended December 31, 2025, the Company sold products totaling approximately $4.2 million in revenue to hospitals within the SSM Health system. Ms. Kaiser did not, in her individual capacity, have a personal interest in or otherwise benefit from purchases of Company products by hospitals within the SSM Health system in 2025.

Thomas J. Gunderson, a member of our Board, serves as a member of the board of directors of TransMedics Group, Inc., a medical technology company. For the year ended December 31, 2025, the Company sold products totaling approximately $124,000 in revenue to TransMedics Group, Inc. Mr. Gunderson did not, in his individual capacity, have a personal interest in or otherwise benefit from purchases of Company products by TransMedics Group, Inc. in 2025.

The Company believes that the Related Person Transactions involving Ms. Kaiser and Mr. Gunderson described above were reasonable and fair to the Company.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Summary

In 2025, we observed a generally improving operating environment and achieved record sales of $1.516 billion, up approximately $159 million or 11.8%, compared to 2024 sales of $1.357 billion. Our 2025 revenue results were driven primarily by stronger-than-anticipated demand for our products in the U.S. and favorable international sales trends, particularly in the EMEA region.

During 2025, we announced a CEO transition plan, pursuant to which the titles and responsibilities of President and CEO transferred from Fred P. Lampropoulos to Martha G. Aronson. This leadership transition is a significant milestone in the history of the Company since Mr. Lampropoulos had served as President and CEO of the Company since its founding in 1987 and marks a shift from a founder-led to a founder-inspired work culture. The Compensation Committee undertook a thorough process to ensure that appropriate compensation decisions were made to support the leadership transition.

In May 2025, we completed a merger transaction with Biolife Delaware, L.L.C. (Biolife), a manufacturer of unique hemostatic devices under the brand names StatSeal® and WoundSeal®, pursuant to which Biolife became a wholly-owned subsidiary of the Company. The purchase consideration consisted of an upfront payment of $120 million plus working capital and other adjustments of $7.2 million in cash. Many Company products operate through small openings in the skin that require efficient solutions to stop bleeding, help patients recover, and minimize costly complications. In such cases, StatSeal specifically works with the patient’s blood to rapidly form a protective seal over the procedure site. StatSeal strengthens our hemostasis portfolio by providing healthcare partners with an additional effective solution that complements a wide range of percutaneous procedures.

On November 3, 2025, we entered into an asset purchase agreement with Pentax of America, Inc., a subsidiary of PENTAX® Medical, Inc. (Pentax), to acquire the C2 CryoBalloon® device and related technology (the C2 Acquisition). The total purchase price consisted of a $19 million cash payment at closing and potential contingent payments of up to $3 million payable in 2026 upon Pentax meeting certain milestones relating to the operational transition of the acquired assets. The CryoBalloon device treats Barrett’s esophagus by freezing and eliminating abnormal cells while still maintaining the integrity of surrounding tissue structures. The C2 Acquisition expanded our portfolio of products that provide minimally invasive solutions for gastrointestinal disorders.

On December 31, 2025, we completed the second year of our CGI Program, which establishes muti-year financial targets for the three-year period ending December 31, 2026. The CGI Program reflects our commitment to better-position Merit for long-term, sustainable growth and enhanced profitability. Our operating and financial results for full-year 2025 kept us on track towards achieving each of the program’s three-year targets relating to revenue, operating margin and free cash flow generation.

During 2025, we also completed projects that resulted in the newest additions to our product lineup: Ventrax® Delivery System, MAK™ Gold Mini Access Kits, Prelude Wave™ Hydrophilic Sheath Introducer with SnapFix™ technology, and the 10FoRe™ hemostasis valve.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Key financial results for the last five fiscal years are highlighted below:

(1)	Non-GAAP net income, non-GAAP gross margin and non-GAAP earnings per share are non-GAAP financial measures. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below.

The results of our operating and financial performance over the past five years are illustrated in the tables above. Although our historic results are not a guarantee of future performance, we believe our performance during that five-year period positions us for sustainable growth in profitability going forward.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Our operating and financial results were a significant factor in the deliberations of our Compensation Committee when evaluating the amount and form of compensation paid to our CEO and other NEOs. Our Compensation Committee believes there are multiple factors that have contributed to our financial and operating performance, particularly during the challenges of the past several years; however, two of the key factors have been our outstanding employees and the leadership provided by our CEO and other NEOs. Accordingly, the Compensation Committee seeks to implement and advance an executive compensation program that recognizes Company performance and individual contribution, while encouraging long-term motivation and retention. The Compensation Committee believes our executive compensation program has been instrumental in helping the Company sustain its strong financial performance over many years.

Compensation Philosophy	The primary objectives of our compensation programs are:
Under the oversight of the Compensation Committee, our compensation philosophy is to offer compensation programs to the NEOs that align the interests of management and shareholders for the purpose of maximizing shareholder value, while considering the interests of other significant stakeholders such as employees, patients, customers, business partners and the communities in which we operate.	1	focus executives on achieving or exceeding measurable performance targets that are aligned with Company objectives;

	2	influence executives to lead our employees in the implementation of cost-saving plans;

	3	continue our entrepreneurial spirit;

	4	attract and retain highly-qualified and motivated executives; and

	5	promote a highly ethical environment and maintain health and safety standards.

Our executive compensation programs specific to the NEOs are overseen by the Compensation Committee. In pursuit of our compensation philosophy and objectives, the Compensation Committee believes that the compensation packages provided to the NEOs should generally include both cash and equity-based compensation. Base pay and benefits are set at levels considered necessary to attract and retain qualified and effective executives. Variable incentive pay is used to align the compensation of the NEOs with our short-term business and performance objectives, such as income and overall financial performance. Equity awards are intended to motivate executives to create long-term shareholder value. Prior to 2019, equity awards to the NEOs consisted solely of stock options. However, during 2019, the Compensation Committee determined to add awards of performance-based restricted stock units (PSUs) to our long-term equity incentive program and to base our short-term executive bonus program on the achievement of predetermined performance targets, with both adjustments effective in 2020. The PSUs and executive bonus targets are designed to increase the alignment of NEO compensation with the Company’s achievement of Board-approved performance measures and relative shareholder return. In 2024, the Compensation Committee determined to suspend its practice of granting stock options to the NEOs and to award time-based restricted stock units (RSUs) to the NEOs instead. The RSUs are intended to promote retention of the NEOs by providing a level of value to recipients based on the price of our Common Stock at any point in time, while rewarding them for long-term appreciation in our Common Stock. During 2023 and 2024, the Compensation Committee also provided oversight of the development and implementation of a Company-wide compensation and bonus program as part of our Foundations for Growth and CGI Programs. Subsequent to the conclusion of 2025, we distributed to Company employees payments pursuant to the compensation and bonus program.

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● ● ● ●	● ● ● ● ● ● ●
Selected 2025 Highlights

●
Achieved strong operating and financial results, including:
-
record revenues of $1.516 billion, representing 11% year-over-year constant currency revenue growth;
-
non-GAAP operating margin year-over-year improvement of 130 basis points;
-
strong free cash flow generation of more than $215 million, up 16% year-over year; and
-
Non-GAAP EPS* $3.83, up 11% year-over-year
●
Completed a leadership transition plan pursuant to which, on October 3, 2025, (i) Martha G. Aronson became President and CEO of the Company and (ii) Fred P. Lampropoulos, who had served as President and CEO of the Company since its founding in 1987, retired from those positions
●
Completed the second year of our CGI Program, in which we achieved financial and operating results that kept us on track towards achieving each of the program’s three-year targets relating to revenue, operating margin and free cash flow generation. The CGI Program reflects our commitment to position the Company for long-term, sustainable growth and enhanced profitability
●
Achieved cumulative total return on our Common Stock from December 31, 2020 to December 31, 2025 of approximately 59% (1)
●
Completed the acquisitions of (i) the C2 CryoBalloon® device and related technology from Pentax and (ii) the hemostatic devices under the brand names StatSeal® and WoundSeal® and related assets by means of a merger transaction with Biolife
●
Achieved CE Mark for our Embosphere® Microspheres for use in genicular artery embolization to treat knee osteoarthritis

●
Continued initiatives that improve employee engagement as evidenced by above-target results under a Company-wide employee engagement survey
●
Based upon the Company’s achievement of an operating margin percentage measure, Company employees became eligible to receive a bonus payment under a Company-wide compensation and bonus program designed to increase the alignment of employee compensation with the Company’s achievement of that measure. In March 2026, we distributed the bonus payments to Company employees
●
Announced positive 12 and 24-month efficacy results from a trial relating to the WRAPSODY® Cell Impermeable Endoprosthesis
●
Continued initiatives to move toward higher-margin therapeutic products
●
Completed projects that resulted in the newest additions to our product lineup: Ventrax® Delivery System, MAK™ Gold Mini Access Kits, Prelude Wave™ Hydrophilic Sheath Introducer with SnapFix™ technology, and the 10FoRe™ hemostasis valve
●
Commenced construction of a 212,000 square foot distribution facility adjacent to our Utah headquarters that will increase our ability to efficiently distribute our products and accommodate future growth
●
Commenced enrollment of patients in (i) the WRAPSODY (WRAP) North American Registry, a multicenter, observational study to evaluate our WRAPSODY® Cell Impermeable Endoprosthesis at various sites in the U.S. and Canada and (ii) the PREEMIE Study, a retrospective study of our BLOOM™ Micro-Occluder System for the treatment of patent ductus arteriosus in pre-mature infants
●
Continued Company-wide efforts to (i) improve employee training, health and safety and (ii) reduce our environmental footprint by implementing new programs to reduce waste, conserve resources, and improve the areas where we do business

(1)	Reflects five-year cumulative total return of our Common Stock, as reported by Nasdaq for the period from December 31, 2020 to December 31, 2025. Past results are not necessarily an indicator of future results.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Officers

In addition to our President and CEO, Martha G. Aronson (whose biography is included above under the heading “Nominees For Election as Directors”), we have included the following information related to our other executive officers:

	RAUL PARRA	Chief Financial Officer and Treasurer

Age: 48

Current Position Since: July 2018

Highlights:

●
Previous positions at Merit include, Vice President of Accounting, Corporate Controller and Director of Financial Reporting
●
Before joining Merit, held various audit and managerial positions at Deloitte & Touche, LLP
●
Director and Audit Committee Chair, American Express National Bank, 2022 to present

Education: B.S. (business administration with accounting emphasis), Sonoma State; Certified Public Accountant (Inactive)

	NEIL W. PETERSON	Chief Operating Officer

Age: 60

Current Position Since: April 2022

Highlights:

●
More than 30 years of service to Merit and its shareholders
●
Previous positions at Merit include Vice President Operations (March 2017 to April 2022)

Education: B.S. (electronic engineering), Weber State University

	BRIAN G. LLOYD	Chief Legal Officer, Corporate Secretary

Age: 65

Current Position Since: April 2016

Highlights:

●
Practiced as an attorney, specializing in corporate governance, securities regulation and mergers & acquisitions, with the law firm of Parr Brown Gee & Loveless, PC in Salt Lake City, Utah for more than 20 years
●
Also practiced law in those areas of specialization as a partner with the law firm of Stoel Rives, LLP for four years

Education: B.S. (finance), Brigham Young University; J.D., Columbia Law School

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	C. Adam Smith	Chief Commercial Officer

Age: 41

Current Position Since: May 2025

Highlights:

●
Over 20 years of experience in the medical device industry, technology startups, and the recreation sector.
●
Previous positions at Merit include Executive Vice President, U.S. and EMEA (October 2024 to May 2025); (ii) President, EMEA (October 2021 to October 2024); and (iii) Senior Director, International (January 2019 to October 2021).

Education: B.S. (business management and accounting), University of Phoenix

	MICHEL J. VOIGT	Chief Human Resources Officer

Age: 53

Current Position Since: December 2020

Highlights:

●
Former Chief Human Resources Officer of Mavenir Systems, Inc. from 2017-2020
●
Over 20 years of experience in human resources management in various positions at Nestle, Lexicon Pharmaceuticals Incorporated, and Verizon

Education: B.S. (business administration and management), Oklahoma State University

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our philosophy and objectives underlying our executive compensation policies, the processes we follow in setting executive compensation, and the components of executive compensation that we utilize in compensating our NEOs, who are listed below.

The Summary Compensation Table and other compensation tables under “Executive Compensation Tables” below should be read in conjunction with this section.

Named Executive Officer	Position
Martha G. Aronson	President and Chief Executive Officer
Raul Parra	Chief Financial Officer and Treasurer
Neil W. Peterson	Chief Operating Officer
Brian G. Lloyd	Chief Legal Officer and Corporate Secretary
Michel J. Voigt	Chief Human Resources Officer
Fred P. Lampropoulos	Former Chair of the Board, President and Chief Executive Officer

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Process for Establishing Executive Compensation

Procedure

The Compensation Committee has oversight responsibility for establishing compensation practices for our CEO and the other NEOs. The Compensation Committee also reviews all compensation decisions for employees of the Company who are related to our CEO and officers.

Performance reviews of the CEO are conducted by the Compensation Committee based on our performance during a given year, compared with our performance objectives, as well as other factors intended to maximize short-term and long-term shareholder value.

Performance reviews of the other NEOs are based on the CEO’s evaluation of individual officer and Company performance for that year, with the objective of maximizing shareholder value. With respect to the compensation levels for the other NEOs, the Compensation Committee considers input and recommendations from the CEO. The CEO makes recommendations concerning salary adjustments, short-term incentive bonus programs and long-term equity awards for the other NEOs, and the Compensation Committee considers those recommendations in determining the compensation of the other NEOs.

Role of Consultants

Since 2019, the Compensation Committee has engaged Pearl Meyer & Partners, LLC (Pearl Meyer), an independent compensation consulting firm, to review our executive officer and non-employee director compensation practices and advise the Compensation Committee with respect to those compensation practices, including salary, bonus, benefits and equity awards for our executive officers and retainers, meeting fees and equity awards for our directors. Representatives of Pearl Meyer meet regularly with the Compensation Committee, and the Compensation Committee has generally evaluated and considered Pearl Meyer’s reports and recommendations.

With the advice of Pearl Meyer, the Compensation Committee has developed an executive compensation program designed to encourage and reward the achievement of pre-determined performance measures, utilizing a combination of base salary, RSUs, PSUs and annual performance-based cash bonuses. For 2025, this executive compensation program was comprised of (i) base salaries, at levels determined to be competitive with salaries paid to individuals holding comparable positions at companies in the Company’s executive compensation peer group, (ii) an equity feature that aimed for an equity compensation mix of 60% performance-based PSUs and 40% time-based RSUs (vesting on a ratable basis over three years of service), (iii) performance-based annual cash bonuses determined as a percentage of each executive officer’s base salary, and (iv) broad-based employee retirement, welfare and benefits programs. As more fully described below under the heading “Performance Stock Units (PSUs),” a portion of the targeted award amount under the PSU award agreement entered into with Fred P. Lampropoulos, our former CEO, was payable in cash in lieu of the issuance of shares of Common Stock. This executive compensation program is designed to increase the alignment of executive compensation with the Company’s achievement of Board-approved performance measures, as discussed below.

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External Pay Comparisons

In its oversight of the compensation practices for our CEO and the other NEOs, and with the assistance of Pearl Meyer, the Compensation Committee reviews industry and peer compensation data for medical device companies in order to compare the compensation of our NEOs to that of the individuals holding comparable positions at companies in the peer group and thereby confirm that the compensation of our NEOs is within an appropriate competitive range. The Compensation Committee considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. With input from Pearl Meyer, the Compensation Committee identified a peer group to guide its compensation decisions for 2025 executive compensation that consisted of the following companies:

Company	Revenue(1) (dollars in millions)	Market Capitalization at December 31, 2025 (dollars in millions)
CONMED Corporation	1,375	1,271
Globus Medical, Inc.	2,939	11,792
Haemonetics Corporation	1,318	3,753
ICU Medical, Inc.	2,231	3,522
Inspire Medical Systems	912	2,743
Insulet Corporation	2,708	20,008
Integer Holdings Corporation	1,854	2,694
Integra LifeSciences Holdings Corporation	1,635	967
iRhythm Holdings, Inc.	747	5,731
Lantheus Holdings, Inc.	1,542	4,298
LivaNova Plc	1,388	3,363
Masimo Corporation	1,527	6,776
Orthofix Medical, Inc.	822	604
Penumbra, Inc.	1,404	12,197
QuidelOrtho Corporation	2,730	1,939
Teleflex Incorporated	1,993	5,882

Median	$1,534	$3,638
Merit Medical Systems, Inc.	$1,516	$5,238
(1)	Revenue is for the trailing twelve months as of the most recently disclosed quarter as of March 1, 2026.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

In 2025, Pearl Meyer performed an assessment of the Company’s then-existing executive compensation peer group and provided to the Compensation Committee recommendations for adjustment of the Company’s executive compensation peer group based on revenue, market capitalization, market peer indices and Pearl Meyer’s assessment of the strength of comparability, as well as overall business characteristics, including product offerings and end markets. The Compensation Committee reviewed Pearl Meyer’s recommendations and considered the application of the foregoing factors to the Company’s executive compensation practices. Following that review and based upon the recommendations of Pearl Meyer, the Compensation Committee approved the Company’s 2025 executive compensation peer group as shown above, which reflects the following modifications from the Company’s 2024 peer group: (i) Inari Medical, Inc. and Nevro Corp were removed from the 2024 peer group; and (ii) Inspire Medical Systems, iRhythm Holdings, Inc. and Lantheus Holdings, Inc. were added to the 2025 peer group.

Neither the consultations with Pearl Meyer nor the Compensation Committee’s internal review yielded any significant concerns regarding our executive compensation practices.

Evaluation

In evaluating compensation of the NEOs for the year ended December 31, 2025, the Compensation Committee considered, among other factors, our performance and relative shareholder return in 2023, 2024 and 2025, as compared to our performance targets for 2023, 2024 and 2025, prior analysis and reports from Pearl Meyer (which contained comparisons of our compensation and financial results with respect to the peer group), and other factors considered relevant by the Compensation Committee.

Other Considerations

The Compensation Committee also relied on its experience and judgment in making executive compensation decisions after reviewing our performance on a quarterly and annual basis, and evaluating each NEO’s individual performance and responsibilities with the Company, as well as current compensation arrangements. The compensation program for the NEOs and the Compensation Committee assessment process have been designed to be flexible in an effort to respond to the evolving business environment and individual circumstances relative to Company and individual performance, shareholder value, as well as internal equity for compensation levels among our executives.

Our executive compensation program is divided into the following two general categories: fixed pay and variable pay. Fixed pay consists of base salary and is intended to provide each NEO with a level of assured cash compensation appropriate for his or her position within the Company. Variable pay includes annual cash bonus awards and equity-based awards in the form of PSUs and RSUs, each as explained in more detail below.

The Compensation Committee believes that a significant portion of total compensation of the NEOs should be both at-risk and tied to the Company’s achievement of predetermined performance goals. The Compensation Committee’s development and implementation of the Company’s executive compensation program reflects its efforts to link a substantial portion of the total compensation payable to the Company’s NEOs to at-risk, performance-based compensation that is aligned with Company objectives.

Pursuant to our executive compensation program, at the beginning of each year, the CEO and other members of the Company’s executive management team identify performance goals which are intended to align the efforts of our executive officers, including the NEOs, with our achievement of our strategic business plan to maximize shareholder value. The CEO then reviews those performance goals with the Compensation Committee. Those goals then become targets for the PSUs and annual performance-based cash bonus component of our executive compensation program. Because the performance goals are generally established at the beginning of each year and market conditions fluctuate throughout the year, the performance goals may not correspond to subsequent annual earnings estimates released by the Company.

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Compensation Committee Consideration of Shareholder Advisory Votes

At our annual meeting of shareholders held on May 14, 2025, we submitted the compensation of our executive officers to our shareholders in a non-binding vote. Our executive compensation program received the support of holders of approximately 97% of the shares represented at the meeting, excluding broker non-votes, which we believe affirms our shareholders’ support of our executive compensation approach and decisions.

At our May 18, 2023 annual meeting of shareholders, our shareholders voted on an advisory basis with respect to the frequency of future advisory votes on executive compensation. Holders of approximately 96% of the shares represented at that meeting, excluding broker non-votes, expressed their preference for an annual advisory vote. Accordingly, we intend to conduct annual advisory votes on executive compensation. The advisory vote on executive compensation is the subject of Proposal 2 to be considered by the Company’s shareholders at the Annual Meeting.

The Compensation Committee will continue to review future shareholder voting results and determine whether changes should be made to our executive compensation program based on such voting results.

Pay Mix

The allocation between cash and non-cash NEO compensation is influenced by the practices of subjective and objective analysis conducted by the Compensation Committee and is intended to reflect the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives for each NEO. Actual cash and equity-based incentive awards are determined based on the performance of the Company and/or the individual NEO, depending on the position of the NEO, the type of award and our performance, compared to established goals. The Compensation Committee also compares the compensation mix relative to our executive compensation peer group. No specific benchmark with respect to the peer group is targeted, but the Compensation Committee may be influenced by the peer group data to adjust our executive compensation mix if it significantly deviates from the median of the peer group.

For 2025, the elements of the compensation mix for the NEOs included:

●	base salary (designed to attract and retain executives over time);
●	annual performance-based cash bonus (designed to focus on business objectives established by the Compensation Committee for a particular year);
●	long-term equity-based incentive compensation in the form of RSUs, PSUs and, in the case of Mr. Lampropoulos, our former CEO, long-term cash-based incentive compensation (designed to align NEO pay with long-term performance);
●	broad-based employee retirement, welfare and fringe benefits programs, and other personal benefits; and
●	executive deferred compensation.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Executive Pay Mix Summary

2025 Target Compensation

The following charts show the targeted mix of compensation for our NEOs in 2025:

CURRENT CEO (Ms. Aronson)*	FORMER CEO (Mr. Lampropoulos)

AVERAGE OTHER NEOs

*“Current CEO” includes annualized Base Salary and other components of compensation for Ms. Aronson, who became the President and CEO of the Company on October 3, 2025.

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CEO Transition Summary

During 2025, we announced a CEO transition plan pursuant to which, on October 3, 2025, Martha G. Aronson became President and CEO of the Company. On the same date, Fred P. Lampropoulos, who had served as President and CEO of the Company since its founding in 1987, resigned from those roles and transitioned his employment with the Company to the role of Executive Chair of the Board, which he continued through January 3, 2026. On January 4, 2026, Mr. Lampropoulos resigned as a director and Chair of the Board. On January 7, 2026, the Company and Mr. Lampropoulos entered into a consulting agreement pursuant to which Mr. Lampropoulos provided consulting services to the Company until March 31, 2026. The Compensation Committee approved certain compensation arrangements in connection with, and support of, the CEO transition, the highlights of which are summarized below:

Martha G. Aronson Current President and CEO	Fred P. Lampropoulos Former President and CEO	Other NEOs
●
Base annual salary of $1,000,000
●
Signing bonus of $250,000
●
Participation in Company annual bonus plans commencing 2026, with a target bonus of 100% (maximum of 200%) of base annual salary
●
Incentive equity grants equal to $4,125,000 in the form of PSUs and RSUs

●
Salary, bonus and benefits until January 3, 2026.
●
No severance payment
●
Outstanding unvested equity awards treated in accordance with their terms upon voluntary resignation, as applicable
●
Consulting fee of $250,000 per month from January 7, 2026 to March 31, 2026.
● One-time equity retention awards in the form of RSUs to certain NEOs to encourage business and leadership continuity and continued service during this significant transitional period.

Compensation of New CEO

In connection with the commencement of Ms. Aronson’s employment with the Company as President and CEO, the Company and Ms. Aronson entered into an employment agreement under which Ms. Aronson receives a base salary of $1,000,000 per year, pro-rated for any partial year based on actual days of employment. Ms. Aronson also received a signing bonus of $250,000, which amount was determined in consultation with Pearl Meyer after performing an assessment of current executive hiring practices. Commencing in the 2026 fiscal year, Ms. Aronson will participate in the Company’s annual bonus program, with a target bonus of 100% of Ms. Aronson’s base salary and a maximum of 200% of her base salary, with the amount determined in accordance with the Company’s 2019 Executive Bonus Plan. Ms. Aronson is eligible for annual equity awards pursuant to the terms and conditions of the Company’s long-term incentive plans and received an equity grant upon commencement of employment equal to $4,125,000 in the form of PSUs and RSUs, with an allocation between these types of awards in a manner consistent with the allocation of other executive officers of the Company. The PSU portion of the award is designed to increase alignment between Ms. Aronson and the shareholders of the Company, while the RSU portion is designed to encourage retention of Ms. Aronson during the term of the award. Additionally, Ms. Aronson received a travel allowance and was reimbursed for relocation expenses and certain legal fees. For more information, see the section below titled "Executive Compensation Tables".

Consulting Fee with Former CEO

On January 7, 2026, the Company and Mr. Lampropoulos entered into a short-term consulting agreement pursuant to which Mr. Lampropoulos performed services to the Company through March 31, 2026 in exchange for a monthly fee of $250,000. The Compensation Committee, in consultation with Pearl Meyer, reviewed and approved the scope and duration of and the compensation and expected time commitment under the consulting agreement with Mr. Lampropoulos. The consulting agreement is strictly a fee-for-service arrangement and does not include any additional equity awards, bonus opportunities or severance type arrangements. The consulting agreement with Mr. Lampropoulos was approved by the independent directors of the Company.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

One-Time Equity Retention Awards to Certain Non-CEO NEOs

Because Mr. Lampropoulos is a founder and had served as the President and CEO of the Company since 1987, the Compensation Committee viewed his retirement as a unique situation that posed certain risks on our business. After considering the need to encourage business and leadership continuity, enable a smooth transition, and ensure retention of critical executives during and beyond the transition of CEO responsibilities, the Compensation Committee approved one-time equity retention awards in the form of RSUs to certain non-CEO NEOs as illustrated in the table below. The Compensation Committee structured the time-based vesting schedule of these RSU to encourage retention by deferring the vesting dates towards the latter part of the three-year vesting period. Accordingly, these retention awards were granted on February 26, 2026 and vest in two installments of 50% each, with the first vesting date occurring on the second anniversary of the grant date and the second vesting date occurring on the third anniversary of the grant date, at which point the retention awards will be fully vested, in each case subject to continuous service with the Company through the applicable vesting date and other terms set forth in the applicable Restricted Stock Unit Award Agreement entered into with each NEO. The Compensation Committee does not anticipate making grants of similar awards in the future.

um

Named Executive Officer	Number of RSUs Granted (#)	Intended Fair Value of RSUs ($)
Raul Parra	9,613	750,000
Brian G. Lloyd	6,409	500,000
Michel J. Voigt	6,409	500,000

2025 Compensation

The Compensation Committee considered the following factors, among others, when establishing the amounts of fixed and variable compensation paid to our NEOs for 2025:

Martha G. Aronson
●
continued execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including the following financial results for the year ended December 31, 2025: (i) revenues of $1.516 billion, representing approximately 7.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 130 basis points; and (iii) free cash flow generation of more than $215 million, up 16% year-over year;
●
achievement of non-GAAP earnings per share of $3.83, up 11% year-over year;
●
transitioned to oversight of operating efficiency initiatives, including our CGI Program, designed to reduce operating expenses and increase profitability;
●
acquisition of the C2 CryoBalloon® device and related technology from Pentax;
●
transitioned to operational management, product development, international expansion, subsidiary development, risk management, and manufacturing capacity planning;
●
transitioned to oversight of strategic business development and management development; and
●
shareholder and financial community relations.

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Raul Parra
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including the following financial results for the year ended December 31, 2025: (i) revenues of $1.516 billion, representing approximately 7.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 130 basis points; and (iii) free cash flow generation of more than $215 million, up 16% year-over year;
●
acquisitions of (i) the C2 CryoBalloon® device and related technology from Pentax and (ii) the hemostatic devices under the brand names StatSeal® and WoundSeal® and related assets by means of a merger transaction with Biolife;
●
responsibility for the financial and accounting affairs of an increasingly large and complex global organization;
●
oversight of our cash flow, including a substantial increase in the amount of our free cash flow, and budgeting practices;
●
shareholder and financial community relations; and
●
support of, and significant contributions to, an effective transition of CEO responsibilities from Mr. Lampropoulos to Ms. Aronson.

Neil W. Peterson
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including the following financial results for the year ended December 31, 2025: (i) revenues of $1.516 billion, representing approximately 7.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 130 basis points; and (iii) free cash flow generation of more than $215 million, up 16% year-over year;
●
responsibility for the conduct of our worldwide operations within the budget established by the Board;
●
implementation of operating efficiency initiatives designed to reduce operating expenses and increase profitability, consistent with our CGI Program;
●
execution towards the integration of the operations associated with the acquisitions of (i) the C2 CryoBalloon® device and related technology from Pentax and (ii) the hemostatic devices under the brand names StatSeal® and WoundSeal® and related assets by means of a merger transaction with Biolife;
●
oversight of our efforts to reduce our environmental footprint and promote sustainability;
●
leadership of employee engagement initiatives resulting in a substantial reduction in global voluntary turnover rates at Company manufacturing facilities; and
●
support of, and significant contributions to, an effective transition of CEO responsibilities from Mr. Lampropoulos to Ms. Aronson.

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Brian G. Lloyd
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including the following financial results for the year ended December 31, 2025: (i) revenues of $1.516 billion, representing approximately 7.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 130 basis points; and (iii) free cash flow generation of more than $215 million, up 16% year-over year;
●
corporate counsel and support of the Board in fulfilling its corporate governance obligations;
●
acquisitions of (i) the C2 CryoBalloon® device and related technology from Pentax and (ii) the hemostatic devices under the brand names StatSeal® and WoundSeal® and related assets by means of a merger transaction with Biolife;
●
oversight and coordination of significant litigation and other disputes, as well as acquisition and other commercial transactions;
●
oversight and management of the Company’s expanding global intellectual property portfolio; and
●
support of, and significant contributions to, an effective transition of CEO responsibilities from Mr. Lampropoulos to Ms. Aronson.

Michel J. Voigt
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including the following financial results for the year ended December 31, 2025: (i) revenues of $1.516 billion, representing approximately 7.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 130 basis points; and (iii) free cash flow generation of more than $215 million, up 16% year-over year;
●
acquisitions of (i) the C2 CryoBalloon® device and related technology from Pentax and (ii) the hemostatic devices under the brand names StatSeal® and WoundSeal® and related assets by means of a merger transaction with Biolife;
●
leadership and development of our commercial organization and activities in all regions of the world during 2025;
●
oversight of all leadership and development activities for the Company;
●
implementation of operating efficiency initiatives designed to reduce operating expenses and increase profitability, consistent with our CGI Program;
●
oversight of all culture initiatives for the company, including leading the Company’s transition from a founder-led to founder-inspired culture and leading the development and implementation of the “Merit Way” values;
●
leadership of the Company’s employee engagement initiatives resulting in a substantial reduction in global voluntary turnover rates; and
●
support the Board, CEO and management team in planning and executing the CEO transition in 2025.

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Fred P. Lampropoulos (former Chair, President and Chief Executive Officer)
●
execution towards the financial and operating performance targets established pursuant to our CGI Program for the three-year period ending December 31, 2026, including the following financial results for the year ended December 31, 2025: (i) revenues of $1.516 billion, representing approximately 7.0% year-over-year constant currency, organic, revenue growth; (ii) non-GAAP operating margin year-over-year improvement of 130 basis points; and (iii) free cash flow generation of more than $215 million, up 16% year-over year;
●
achievement of non-GAAP earnings per share of $3.83, up 11% year-over year;
●
acquisitions of (i) the C2 CryoBalloon® device and related technology from Pentax and (ii) the hemostatic devices under the brand names StatSeal® and WoundSeal® and related assets by means of a merger transaction with Biolife;
●
operational management, product development, international expansion, subsidiary development, risk management;
●
strategic business development, and management development and oversight; and
●
shareholder and financial community relations.

Fixed Compensation

Base Salary

The Compensation Committee does not use a specific formula for evaluating individual performance of the NEOs. The performance of the NEOs other than the CEO is assessed by the Compensation Committee taking into account the CEO’s input regarding each NEO’s contributions to our performance for the applicable year. The CEO’s performance is assessed by the Compensation Committee and the Board following formal and informal meetings with the CEO, and final determinations are made by the Board. The criteria used in setting the base salary for each NEO, including the CEO, vary depending on the NEO’s function, but generally include the Compensation Committee’s (or, with respect to the CEO, the Board’s) assessment of the NEO’s:

●	advancement of our interests with shareholders and customers and in other strategic business relationships;
●	achievement of our financial results, position and experience (in an effort to avoid gender or age discrimination);
●	leadership inside and outside the Company;
●	contribution to specific Company initiatives, such as our CGI Program, expense reduction efforts, product quality and development and environmental and social objectives; and
●	advancement in skills and responsibility.

Given the subjective nature of the criteria identified above, the Compensation Committee and the Board have not attempted to develop numeric measurements in determining base salaries for the NEOs. Instead, the Compensation Committee (or, with respect to the CEO, the Board) establishes base salaries at levels commensurate with the Compensation Committee’s (or, with respect to the CEO, the Board’s) evaluation of each NEO’s contribution to our business success. The Compensation Committee has also consulted with Pearl Meyer to assess the levels of base salary and other compensation paid to Ms. Aronson, our current President and CEO, to Mr. Lampropoulos, our former President and CEO, and to the other NEOs, relative to the Company’s peers. In particular, upon the recommendation of the Compensation Committee, the Board set the base salary and incentive cash bonus of Mr. Lampropoulos at levels which are higher than the aggregate amount of base salary and

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incentive bonus paid to the principal executive officers of a number of our peers. Because Mr. Lampropoulos is a founder of the Company and owns a substantial number of shares of Common Stock, the Board concluded that his personal interests were more aligned with the interests of our shareholders than our other NEOs. Therefore, the Board determined that adjusting his compensation mix to include a greater proportion of cash payments, rather than issuing additional equity awards, served to increase the alignment of his interests with the interests of our shareholders.

Based on its evaluation, the Compensation Committee (or, with respect to the CEOs, the Board) approved the following NEO base salaries for the year ended December 31, 2025, which are also reflected in the Summary Compensation Table under “Executive Compensation Tables” below.

Named Executive Officer	Base Salary (1)
Martha G. Aronson(2)	$1,000,000
Raul Parra	$630,000
Neil W. Peterson	$630,000
Brian G. Lloyd	$630,000
Michel J. Voigt	$450,000
Fred P. Lampropoulos	$1,890,000
(1)	The annual base salary amounts for fiscal year 2025 did not increase above those amounts for fiscal year 2024. The annual base salary amounts for fiscal year 2026 as approved by the Compensation Committee and the Board are: Ms. Aronson, $1,030,000; Mr. Parra, $648,900; Mr. Peterson, $630,000; Mr. Lloyd, $648,900; and Mr. Voigt, $463,500.
(2)	Ms. Aronson’s annual salary of $1,000,000 became effective on October 3, 2025 in connection with her appointment as President and CEO of the Company.

Long-Term Incentive Compensation

Historically, long-term equity awards, in the form of stock options, have been granted at the discretion of the Board and Compensation Committee to the NEOs annually in an effort to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods, and to align management and shareholder interests. During 2019, the Compensation Committee developed a program, which was implemented in 2020 and continued through 2023, to grant to the Company’s executive officers long-term equity awards in the form of stock options and PSUs, with the objective of more closely aligning management and shareholder interests. Beginning in 2024, the Board and Compensation Committee granted to our NEOs RSUs instead of stock options. Accordingly, for 2025, the Board and Compensation Committee awarded PSUs to each NEO at a level of approximately 60% of the total target long-term incentive compensation amount for each NEO, with the remaining portion (approximately 40%) of the NEO’s long-term incentive compensation amount awarded in the form of RSUs.

In making awards under our 2018 Incentive Plan, the Board and Compensation Committee consider grant size, the appropriate combination of equity-based awards, the impact of the grant on our financial performance (as determined in accordance with the requirements of the Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718)), and the corresponding compensation value used by the Company in determining the amount of the awards (which may vary from the ASC Topic 718 expense).

Generally, the amount of long-term equity awards granted to the NEOs has been based upon the Compensation Committee’s (or, with respect to the CEO, the Board’s) assessment of each NEO’s expected future contributions to the Company and other factors. The amount or existence of those awards may also be influenced by external factors such as general economic or industry-specific conditions. The Compensation Committee and the Board generally grant long-term equity awards at their regularly-scheduled meeting held in February of each year but may vary the date of grant from year to year.

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Performance Stock Units (PSUs)

During 2019, the Compensation Committee, in consultation with Pearl Meyer, developed a program to grant to the Company’s executive officers equity awards under our 2018 Incentive Plan consisting in part of PSUs, with the objective of aligning management and shareholder interests. Subject to the terms and conditions of PSU award agreements executed with the Company’s executive officers, each executive officer is entitled to receive a payment in shares of Common Stock based upon the target number of shares, as determined by the Compensation Committee (or, with respect to the CEO, the Board) and set forth in the executive’s PSU award agreement (Target PSU Shares), and the Company’s performance during the applicable performance period with respect to the achievement of (a) free cash flow (FCF) targets (Free Cash Flow is calculated as GAAP operating cash flow less GAAP capital expenditures, adjusted for the cash effect of any non-GAAP adjustments to the Company’s financial statements, as further defined in the PSU award agreements) and (b) targeted levels of the Company’s relative total shareholder return (rTSR) compared to the Russell 2000 index as further defined in the PSU award agreements (collectively, Performance Goals).

To reward NEOs for long-term performance, the program developed by the Compensation Committee and Board aim to only grant PSUs with a three-year performance period. However, during the first two years of this new program (2020 and 2021), PSUs with one- and two-year performance periods were granted to help transition into this long-term approach of having PSUs with only a three-year performance period. Commencing in 2022, PSUs awarded to the NEOs have had three-year performance periods.

The actual number of shares of Common Stock to be issued to each executive officer under their PSUs will be determined at the end of each performance period by the Compensation Committee (or, with respect to the CEO, the Board) by multiplying (i) the Target PSU Shares for that performance period by (ii) the applicable FCF multiplier, which may then be adjusted by the applicable rTSR multiplier, based on the Company’s performance during the applicable performance period. The Compensation Committee (or, with respect to the CEO, the Board) has the sole authority and discretion to determine the achievement level with respect to the number of shares of Common Stock earned at the end of each performance period. The Compensation Committee consulted with Pearl Meyer in determining the target long-term incentive compensation levels for the NEOs, from which the Compensation Committee and the Board established the target number of shares of Common Stock subject to the PSU awards granted to each of the NEOs in 2025.

During 2025, the NEOs were granted PSUs with the following Target PSU Shares:

Named Executive Officer	Target PSU Shares Three-Year Performance Period (2025-2027)	Intended Fair Value of Target PSU Shares ($)
Martha G. Aronson	29,391	2,475,000
Raul Parra	11,760	1,200,000
Neil W. Peterson	9,408	960,000
Brian G. Lloyd	10,584	1,080,000
Michel J. Voigt	8,232	840,000
Fred P. Lampropoulos	13,589	1,386,667

The actual number of shares of Common Stock to be issued upon settlement of the PSUs depends on the Company’s level of performance during the applicable performance period. If the Company’s performance during a performance period does not meet or exceed the applicable FCF Metric Threshold (see the “FCF Metrics and Multipliers” table below), no shares of Common Stock will be issued or paid out with respect to the PSUs for such performance period. The actual number of shares of Common Stock to be issued upon settlement of the PSUs will be determined by multiplying the total Target PSU Shares by the applicable FCF Multiplier (determined on an interpolated linear basis if between the Threshold and Target or between the Target and Maximum) and, if the

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Company’s level of rTSR performance falls at or below the 25th percentile (Threshold) or at or above the 75th percentile (Maximum), adjusting the number of shares of Common Stock to be issued by applying the applicable rTSR Multiplier from the “rTSR Metric and Multiplier” table below. If the Company’s level of rTSR performance falls between the 25th and 75th percentiles, the rTSR multiplier will be determined on an interpolated linear basis between the 25th and 50th percentile or between the 50th and 75th percentile. In no event will the number of shares of Common Stock to be issued to any NEO upon the settlement of PSUs exceed 250% of the Target PSU shares for that NEO.

FCF Metrics and Multipliers

FCF Metric Level	FCF Metric Amount	FCF Multiplier
Maximum	$704,400,000 (120% of Target)	200%
Target	$587,000,000 (100% of Target)	100%
Threshold	$469,600,000 (80% of Target)	50%

rTSR Metric and Multiplier

rTSR Metric Level	rTSR Percentile Rank	rTSR Multiplier
Maximum	At or above the 75th percentile	125%
Target	At the 50th percentile	100%
Threshold	At or below the 25th percentile	75%

Because Mr. Lampropoulos, our former CEO, is a substantial shareholder of the Company, upon the recommendation of the Compensation Committee, the Board concluded that his financial interests are closely aligned with the interests of other Company shareholders and thus, determined to provide in his PSU award agreements that approximately 55% of the targeted award amount, if any, earned by him at the end of the applicable performance periods would be paid in cash in lieu of the issuance of a portion of the shares of Common Stock that otherwise would have been awarded under his PSU award agreements. Accordingly, the PSUs awarded to Mr. Lampropoulos also include a feature providing for the payment of a long-term cash award based on the degree of attainment of the same designated Performance Goals that apply to the award and issuance of shares of Common Stock under the PSUs (each a PSU Cash Incentive). The actual amount of a PSU Cash Incentive to be paid was determined by multiplying the Target Cash Incentive provided in the PSU award agreement (Target Cash Incentive) by the same FCF Multiplier and rTSR Multiplier that are used to determine the number of shares of Common Stock issued under the PSUs (from the tables above). The Target Cash Incentive included in Mr. Lampropoulos’s PSU award is as follows:

Target Cash Incentive Three-Year Performance Period (2025-2027)
$1,733,333

If the Company’s performance during a performance period does not meet or exceed the FCF Metric Threshold, no PSU Cash Incentive will be paid with respect to Mr. Lampropoulos’s PSUs for such performance period.

To be eligible to receive any shares of Common Stock or, with respect to Mr. Lampropoulos, payment of a PSU Cash Incentive under the PSUs, the executive in question must remain employed by the Company until the second day of the calendar year following the end of the applicable performance period (Vesting Date). However, a pro rata portion may be paid after the end of the applicable performance period if, before the Vesting Date and at

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least one year after the PSU grant date, the executive (i) ceases employment on account of his or her death or disability (as defined in the PSU award agreements), (ii) is involuntarily terminated from employment without Cause (as defined in the PSU award agreements), or (iii) resigns from employment for Good Reason (as defined in the PSU award agreements).

If the Company experiences a Change in Control (as defined in the PSU award agreements), the NEOs shall receive the total Target PSU Shares (and Mr. Lampropoulos shall also receive the Target Cash Incentive) within thirty (30) days of such Change in Control regardless of the level of interim performance attained with respect to the applicable Performance Goals.

2025 PSU Award Determinations

The Compensation Committee and the Board determined that the maximum level for the FCF Metric had been met with respect to the Three-Year Performance Period for the PSUs granted in 2023, as summarized below:

FCF Metric Level	2023 PSU grants - FCF goals	Adjusted Non-GAAP FCF Achieved	FCF Multiplier
Maximum	$390,000,000	$589,000,000	200%
Target	$325,000,000
Threshold	$260,000,000

The Compensation Committee and the Board further determined that the 2nd Quartile of the rTSR Multiplier had been met with respect to the Three-Year Performance Period for the PSUs granted in 2023. Accordingly, the following shares of Common Stock were issued to the NEOs in 2026 under the PSU agreements having three-year performance periods as follows with respect to the 2023 fiscal year:

Named Executive Officer	Year Granted	Target PSU Shares	FCF Metric %	rTSR Multiplier %	Total Payout %	Number of Shares Issued
Martha G. Aronson	—	—	—	—	—	—
Raul Parra	2023	8,501	200%	100%	200%	17,002
Neil W. Peterson	2023	8,501	200%	100%	200%	17,002
Brian G. Lloyd	2023	8,501	200%	100%	200%	17,002
Michel J. Voigt	2023	8,501	200%	100%	200%	17,002
Fred P. Lampropoulos	2023	15,113	200%	100%	200%	30,226

The Board determined that the maximum level for the FCF Metric had been met with respect to the Target Cash Incentive for the Three-Year Performance Period for the PSUs granted in 2023. They further determined that, with respect to the Target Cash Incentive, the 2nd Quartile of the rTSR Multiplier had been met with respect to the Three-Year Performance Period for the PSUs granted to Mr. Lampropoulos in 2023. Accordingly, the Company paid a PSU Cash Incentive of $2,666,666 to Mr. Lampropoulos in 2026 as follows:

Named Executive Officer	Year Granted	Target Cash Incentive	FCF Metric %	rTSR Multiplier %	PSU Cash Incentive
Fred P. Lampropoulos	2023	$1,333,333	200%	100%	$2,666,666

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Stock Options

During 2025, the Compensation Committee did not grant stock options to the NEOs.

Restricted Stock Units (RSUs)

In 2025, the NEOs were granted RSUs with respect to the following number of shares of our Common Stock:

um

Named Executive Officer	Number of RSUs Granted (#)	Intended Fair Value of RSUs ($)
Martha G. Aronson	19,594	1,650,000
Raul Parra	7,840	800,000
Neil W. Peterson	6,272	640,000
Brian G. Lloyd	7,056	720,000
Michel J. Voigt	5,488	560,000
Fred P. Lampropoulos	20,384	2,080,000

The RSUs granted to our NEOs in 2025 vest in three equal annual installments, becoming fully vested on the third anniversary of the grant date. Shares of our Common Stock will only be issued in respect of vested RSUs. RSUs also are subject to the terms and conditions set forth in the form of Restricted Stock Unit Award Agreement entered into with each NEO. The Compensation Committee grants RSUs to promote retention by providing a level of value to recipients based on the price of our Common Stock at any point in time. In addition to their strong retention value, the Compensation Committee believes that RSUs reinforce an ownership mentality, encouraging our NEOs to act in a manner consistent with the long-term interests of the Company and our shareholders.

Annual Performance Cash Bonuses and Executive Bonus Plan

Our general practice is to provide our NEOs with the opportunity to earn annual performance bonus compensation under a program that recognizes attainment of key objectives. The key objectives that underlie our annual incentive compensation programs are established annually by the Board (based upon the recommendation of the Compensation Committee) with respect to the CEO and by the Compensation Committee based upon recommendations made by the CEO with respect to the other NEOs, and may vary between years and between NEOs, but generally include objectives that reward attainment of targeted levels of sales, earnings and operating margins.

After reviewing our executive incentive compensation practices, and based upon the preferences communicated by the institutional shareholder community, in 2019 our Board adopted the Merit Medical Systems, Inc. Executive Bonus Plan (Executive Bonus Plan). The purposes of the Executive Bonus Plan are to motivate and reward our executive employees by making a portion of their annual cash compensation dependent on the achievement of certain pre-determined corporate performance goals, to align the interests of those executives with those of our shareholders, and to attract and retain superior executive employees by providing a competitive bonus program that rewards outstanding performance. The Executive Bonus Plan is administered by the Compensation Committee. Each year, the Compensation Committee establishes a target bonus amount (based on a certain percentage of base salary) and performance criteria and goals for each participating NEO other than the CEO and the Board establishes a corresponding target bonus amount and performance criteria and goals for the CEO. At the conclusion of such year, the Compensation Committee determines the bonus amount payable to each participating NEO other than the CEO and the Board determines the bonus amount payable to the CEO and we will pay to the CEO and other NEOs the determined bonus amounts not later than the 15th day of the third month following the conclusion of the applicable year. In determining the amount of each award to be paid, the Compensation Committee or the Board, as applicable, may reduce, eliminate or increase the amount of an Award if, in its discretion, such reduction, elimination or increase is appropriate. The amounts payable to NEOs participating in the Executive Bonus Plan will be determined and allocated based on the performance criteria established for the applicable year, and our performance relative to those criteria.

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In setting the performance bonus amounts that an NEO other than the CEO is eligible to earn for achieving specified objectives, the Compensation Committee and the CEO consider bonus and total cash compensation levels for each NEO. Although bonus opportunities for achieving objectives are generally established for each NEO other than the CEO based on job scope and contribution, the Compensation Committee retains discretion to positively or negatively adjust performance bonus amounts based on factors that are not included in the pre-determined objectives. NEOs other than the CEO also have the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Compensation Committee.

Similarly, in setting the performance bonus amounts that the CEO is eligible to earn for achieving specified objectives, after considering the recommendation of the Compensation Committee, the Board determines bonus and total cash compensation levels for the CEO. Although bonus opportunities for achieving objectives are generally established for the CEO based on job scope and contribution, the Board retains discretion to positively or negatively adjust performance bonus amounts based on factors that are not included in the pre-determined objectives. The CEO also has the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Board.

The decision as to whether to provide an annual performance bonus program to any NEO for any year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee (or the Board, with respect to the CEO), taking into account the recommendation of the CEO with respect to the other NEOs and industry-specific conditions existing during the applicable year. The Compensation Committee (or the Board with respect to the CEO) may also exercise positive or negative discretion based on its assessment of the individual NEO’s contribution and accountability for the objectives that are the subject of the bonus recommendations from the CEO and any other factors the Compensation Committee (or the Board with respect to the CEO) considers relevant.

For 2025, the Compensation Committee and the Board established incentive cash performance bonus objectives for the NEOs. The incentive cash performance bonus objectives for the NEOs were based on sales, operating margin (calculated on a non-GAAP basis) and earnings per share (calculated on a non-GAAP basis), and subject to modification based on achievement of the following two equally-weighted operational targets aligned with our CGI Program:

●	Revenue from Acquisitions: achievement of $71.1M in total revenue originating from sales of the products acquired from Endogastric Solutions, Inc. in July 2024, and Cook Medical Holdings LLC in November 2024; and
●	Employee Engagement: attainment at or above the 60th percentile of Gallup’s customer database related to the question “My team has made progress on the goals set during our action planning sessions after the last Employee Engagement Survey.”

The Compensation Committee established the Executive Bonus Plan performance objectives for 2025 following a review of the Company’s performance and payouts under the Executive Bonus Plan for the preceding year, consultation with Mr. Lampropoulos, our former CEO, and an assessment of potential objectives designed to align the interests of the NEOs with those of our shareholders. In particular, the Compensation Committee, with the input of Mr. Lampropoulos, sought to establish financial incentives for the NEOs to drive the Company’s achievement of the performance metrics underlying our CGI Program. Following its review, the Compensation Committee retained the core Executive Bonus Plan objectives aligned with the Company’s financial targets established in 2023. However, the Compensation Committee (and the Board with respect to Mr. Lampropoulos) adjusted the modifiers noted based upon the belief that the revised modifiers would more closely align the financial interests of the NEOs with the targets established pursuant to our CGI Program and the interests of the Company’s shareholders. Specifically, the Compensation Committee viewed the integration of acquired businesses and improvements in employee engagement as priorities in 2025 and, thus, adjusted the 2025 modifiers accordingly. In no event will the Executive Bonus Plan payout to any NEO exceed 200% of the target performance bonus payout for that NEO.

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For 2025, the Compensation Committee (and the Board with respect to Mr. Lampropoulos) established the performance range for the Executive Bonus Plan to provide for incentive cash performance payments based on the following levels of attainment of each of the individual bonus objectives and modifier:

Payout	Threshold 50%	Target 100%	Maximum 182%
Sales	90%	100%	110%
Operating Margin	95%	100%	105%
Earnings Per Share	80%	100%	120%

The specific 2025 performance bonus objectives and modifier established by the Compensation Committee and the Board, together with the level of our actual 2025 performance in those categories, were as follows.

Performance Bonus Objectives and Modifier	2025 Goals	2025 Results	Target Weight	Attainment
Sales Objective	$1,490M	$1,516M	40%	45.70%
Operating Margin (Non-GAAP) Objective (1)	19.80%	20.29%	40%	56.24%
Earnings Per Share (Non-GAAP) Objective (2)	$3.71	$3.83	20%	22.59%
CGI Modifier			100%	100%	(3)

		Total Attainment		124.53%
(1)	Non-GAAP operating income is calculated by adjusting GAAP operating income for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to acquisitions or other extraordinary transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, performance-based stock compensation expenses, certain employee termination benefits, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, and changes in governmental or industry regulations, as well as other items. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by reported net sales. See “Non-GAAP Financial Measures” presented on page 105 of this Proxy Statement for additional information.
(2)	Non-GAAP Earnings Per Share is calculated as GAAP net income excluding items set forth in the definition of non-GAAP operating income above, as well as for expenses related to debt issuance costs, gains or losses on disposal of certain assets, equity method investment loss (income) from equity investees, changes in tax regulations, and other items. All excluded items are tax affected and total Non-GAAP net income is divided by the diluted shares outstanding. See “Non-GAAP Financial Measures” presented on page 105 of this Proxy Statement for additional information.
(3)	Achievement of the CGI Program objectives acted as a modifier to the performance bonus objectives established by the Compensation Committee and the Board. The bonus modifier is summarized in the table below. The total modifiers were capped at 110%.

Bonus Modifier	Modifier Goal Achievement	Bonus Payout Modifier %
Revenue from Acquisitions	$70.8M	95%
Employee Engagement	60th percentile	105%
Total		100%

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Based on the attainment level calculated above and the target bonus amounts set by the Compensation Committee (and the Board with respect to the CEO), each NEO received performance-based bonus payments under the Executive Bonus Plan as follows:

Named Executive Officer	2025 Base Salary	Performance Bonus Target	Attainment	Performance Bonus Payment (1)
Martha G. Aronson	$1,000,000	—	—	$—
Raul Parra	$630,000	70%	124.53%	$549,177
Neil W. Peterson	$630,000	60%	124.53%	$470,723
Brian G. Lloyd	$630,000	60%	124.53%	$470,723
Michel J. Voigt	$450,000	60%	124.53%	$336,231
Fred P. Lampropoulos	$1,890,000	80%	124.53%	$1,882,894
(1)	These amounts are shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table below.

Discretionary Bonuses

In addition to the cash bonus opportunities under the Executive Bonus Plan described above, the Compensation Committee (with the input of the CEO) may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the NEOs other than the CEO and other executives from time to time that are not part of the Executive Bonus Plan or any other plan. Similarly, in addition to the cash bonus opportunities under the Executive Bonus Plan, the Board may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the CEO from time to time that are not part of the Executive Bonus Plan or any other plan. Neither the Compensation Committee nor the Board determined to pay any discretionary bonuses to the NEOs for the year ended December 31, 2025. There is no standing expectation that all (or any) NEOs will receive discretionary performance bonuses in any particular year, and the criteria for such bonuses are not established in advance.

Broad-Based Benefits Programs

We offer multiple broad-based benefits programs to our employees, including our NEOs. Those programs include benefits such as health, dental, vision, disability and life insurance, health savings accounts, health care reimbursement accounts, employee stock purchase plan, paid vacation time and discretionary Company contributions to a 401(k) profit sharing plan.

Benefits are provided to our NEOs in accordance with practices the Compensation Committee believes are consistent with industry standards. The Compensation Committee believes such benefits are a necessary element of compensation in attracting and retaining employees. In addition, the NEOs receive limited perquisites in an attempt to achieve a competitive pay package, as further detailed in the Summary Compensation Table below.

Deferred Compensation Plan

We provide a non-qualified deferred compensation plan for the benefit of certain of our highly-compensated executives, including the NEOs. Under the non-qualified deferred compensation plan, eligible participants may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable participant, which account is deemed invested in and earns a rate of return based upon certain notational and self-directed investment options offered under the plan. In our discretion, we may elect to credit each eligible participant’s account under the deferred compensation plan with an employer matching contribution but, to date, we have never elected to do so. Participant account balances under the deferred compensation plan are fully-vested and will be paid by the Company to each participant upon retirement

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or separation from employment, or on other specified dates, in a lump sum or in installments according to a schedule elected in advance by the participant.

The Company and its subsidiaries do not maintain any other executive pension or retirement plans for the NEOs.

Employment Agreements

The Compensation Committee has determined that executive employment agreements are necessary to provide competitive compensation arrangements to our NEOs, particularly because such agreements are common in our industry. Moreover, the Compensation Committee believes that the change in control provisions within the executive employment agreements help to retain the NEOs by reducing personal uncertainty and anxiety that may arise from the possibility of a future business combination.

We have entered into employment agreements with each of the NEOs. In 2025, the Company entered into (i) amended and restated employment agreements with each of Messrs. Parra, Peterson, Lloyd and Voigt and (ii) an employment agreement with Ms. Aronson in connection with the commencement of her employment as our President and CEO.

The Company and Mr. Lampropoulos are parties to an Amended and Restated Employment Agreement dated June 8, 2023 (the Lampropoulos Employment Agreement). The Lampropoulos Employment Agreement was recommended by the Compensation Committee and the Governance Committee and approved by our Board. In order to facilitate the transition of President and CEO responsibilities from Fred P. Lampropoulos to Martha G. Aronson, on October 3, 2025, the Company and Mr. Lampropoulos entered into a CEO Transition Agreement (the CEO Transition Agreement), the terms of which amended the Lampropoulos Employment Agreement in certain respects, including by providing that (i) Mr. Lampropoulos would cease to serve as President and CEO of the Company on October 3, 2025 and (ii) Mr. Lampropoulos would continue as an employee of the Company with the title of Executive Chair until January 3, 2026, at which time his employment with the Company would terminate. On January 7, 2026, the Company and Mr. Lampropoulos entered into a Consulting Agreement (the Lampropoulos Consulting Agreement), pursuant to which Mr. Lampropoulos agreed to provide consulting services to Merit until March 31, 2026 in exchange for consulting fees of $250,000 per month. The Lampropoulos Employment Agreement, the CEO Transition Agreement and the employment agreements of the other NEOs described above are sometimes collectively referred to in this Proxy Statement as the Employment Agreements. The annual base salaries paid under the Employment Agreements for 2025 were:

Named Executive Officer	Base Salary(1)
Martha G. Aronson	$1,000,000
Raul Parra	$630,000
Neil W. Peterson	$630,000
Brian G. Lloyd	$630,000
Michel J. Voigt	$450,000
Fred P. Lampropoulos	$1,890,000
(1)	The base salary amounts shown above were effective January 1, 2025, except Ms. Aronson, who was appointed as President and CEO effective October 3, 2025. Amounts paid to the NEOs during 2025 are reflected in the Summary Compensation Table shown on page 61. The annual base salary amounts for fiscal year 2026 as approved by the Compensation Committee are: Ms. Aronson, $1,030,000; Mr. Parra, $648,900; Mr. Peterson, $630,000; Mr. Lloyd, $648,900; and Mr. Voigt, $463,500.

The amount of the base salary payable to each NEO may be subject to change based on review by the Compensation Committee on an annual basis. Although the employment status of each of the NEOs is “at will,” the Employment Agreements provide for mandatory severance payments to each NEO in the event the NEO’s employment terminates for certain reasons in connection with a “Change in Control” (as defined below under the heading “Potential Payments Upon Termination or Change in Control-Employment Agreements”). Additionally, in certain circumstances, the Employment Agreements provide for mandatory severance payments to the NEOs

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other than in connection with a Change in Control. Those severance arrangements are discussed in greater detail below under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

In addition to the annual base salary described above, the Employment Agreements also allow the NEOs to receive an annual cash bonus payment in an amount to be determined in the sole discretion of the Board (which has delegated that authority to the Compensation Committee). Notably, in fiscal years ending after a Change in Control, the annual bonus must be at least equal to an NEO’s average annual cash bonus for the last three full fiscal years ending prior to the Change in Control.

The NEOs (and to the extent applicable, their spouses and eligible dependents) are eligible to participate in all incentive, savings and retirement, health insurance, term life insurance, long-term disability insurance, deferred compensation, employee stock purchase and other employee benefit plans, policies or arrangements we maintain for our employees generally and, at the discretion of the Compensation Committee, in any equity incentive plan and other benefit plans maintained by the Company for our executives.

The terms of the Employment Agreements reflect in part the concern of the Board and the Compensation Committee that a future threatened or actual Change in Control, such as through an acquisition or merger, could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The Change in Control provisions in the Employment Agreements are intended to provide a measure of incentive and security to our key executives until the resolution of any such threatened or actual Change in Control.

However, the Board and the Compensation Committee believe that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the NEOs simply because a Change in Control has occurred. Because of this concern, the occurrence of a Change in Control event alone will not trigger any payment obligations to the NEOs under their respective Employment Agreements. Additional Change in Control payment obligations under the Employment Agreements only arise in the event the NEO’s employment is terminated “without Cause” in connection with the Change in Control or the NEO resigns “for Good Reason” (with each capitalized term in this sentence defined in the Employment Agreements and described under the heading “Potential Payments Upon Termination or Change in Control—Employment Agreements” below) in connection with a Change in Control. Thus, the Compensation Committee regards the employment agreements as “double trigger” change in control agreements.

Compensation Governance

Stock Ownership Guidelines

Our Governance Guidelines require our directors, CEO and other NEOs to maintain minimum stock ownership in the Company with the purpose of (i) aligning the long-term interests of the Company’s directors, CEO and other NEOs with those of the Company’s shareholders, and (ii) mitigating risk-taking behaviors, such as focusing on short-term gains at the expense of long-term Company value. Our Governance Guidelines require minimum stock ownership in the Company as follows:

●	Directors will maintain minimum stock ownership with a value of at least five times the annual retainer received. Directors have five years from appointment to the Board to comply with the minimum stock ownership requirement.
●	The CEO will maintain minimum stock ownership with a value of at least five times his or her annual base salary. The CEO will have five years from appointment to such office to comply with the minimum stock ownership requirement.
●	Each NEO (other than the CEO) will maintain minimum stock ownership with a value of at least three times his or her annual base salary. It is anticipated that each NEO (other than the CEO) will achieve the minimum ownership guideline by the later of January 1, 2026 or within five years from appointment to such office.

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The Governance Committee provides oversight of the stock ownership guidelines and may allow waivers with respect to the stock ownership guidelines for directors, the CEO and other NEOs on a case-by-case basis. Based on its review of the stock ownership of the directors, the CEO, and other NEOs, the Governance Committee determined that, as of January 2026, each of those individuals was in compliance with the stock ownership guidelines set forth in the Governance Guidelines or are within their five-year transition periods.

Return of Incentive Compensation

Effective as of October 2, 2023, our Board adopted the Merit Medical Systems, Inc. Executive Incentive Compensation Clawback Policy (Clawback Policy), which is designed to comply with Section 10D of the Exchange Act, Rule 10D-1 thereunder and the applicable Nasdaq listing standards. The Clawback Policy requires the Board or one of its committees charged with administration of the Clawback Policy to recoup any erroneously awarded incentive-based compensation received by certain executives, including each NEO, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. The Clawback Policy generally applies to all incentive-based compensation received by a covered executive during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement after the policy’s effective date. The Clawback Policy was filed as Exhibit 97 to the Company’s Annual Report (referred to therein as the “Policy Relating to the Recovery of Erroneously Awarded Compensation.”). No recoupments were made under the Clawback Policy during 2025.

In addition to the Clawback Policy, the Executive Bonus Plan provides to our Board the authority to obtain reimbursement from any participant in the plan if the Board determines that: (a) a significant restatement of the Company’s financial results for any of the three prior fiscal years is required; and (b) the participant’s award amount would have been lower had the financial results been properly calculated. Such reimbursement shall consist of any portion of any award previously paid to such participant that is greater than the award that would have been paid if calculated based upon the restated financial results. The action permitted to be taken by the Board under the Executive Bonus Plan is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law or any other clawback or similar policy of the Company. The PSU agreements which are part of the long-term equity incentive program under the 2018 Incentive Plan which the Compensation Committee implemented in 2020 also include a “clawback” feature which permits the Compensation Committee to recover payments from award recipients if (i) the payment was predicated upon achieving financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the SEC; (ii) the Compensation Committee determines that the recipient engaged in intentional misconduct, gross negligence or fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (iii) a lower amount would have been paid to the recipient based upon the restated financial results.

Trading Restrictions

Our directors, officers and employees are subject to our Insider Trading Policy, which is designed to facilitate compliance with insider trading laws and listing standards applicable to the Company and governs the purchase, sale and other disposition of our Common Stock and related derivative securities. Any director, officer or employee in possession of material, nonpublic information, or who may be deemed to possess such information by reason of his or her positions, may not (i) trade in the Company’s securities; (ii) share the information with others (“tipping”), or (iii) permit a member of his or her immediate family to trade in the Company’s securities. Our policy designates certain regular periods, from 15 days prior to the end of a calendar quarter to two full business days after the Company’s periodic financial information has been disclosed in a quarterly or annual report filed with the SEC, in which trading is prohibited for individuals in information-sensitive positions, including directors and executive officers. Our policy also prohibits executive officers and directors from (a) trading in Company securities on a short-term basis (minimum six-month holding period); (b) engaging in short sales of Company securities; (c) buying or selling put options or call options or other derivative instruments associated with Company securities; or (d) entering into hedging transactions associated with Company securities; (e) making gifts or donations of Company securities during “blackout” periods in which trading in the Company’s securities is restricted or (f) holding

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Company securities in a margin account or pledging Company securities as collateral for a loan. The Company follows procedures for the repurchase of its Common Stock. We believe our Insider Trading Policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws and listing standards applicable to the Company. Our Insider Trading Policy was filed as Exhibit 19.1 to the Company’s Annual Report (referred to therein as the “Corporate Policy on Insider Trading”).

Additional periods of trading restriction may be imposed as determined by our CEO or the Insider Trading Compliance Officers (currently our Chief Legal Officer and our Chief Financial Officer) in light of material pending developments. Further, during permitted windows, individuals in information-sensitive positions are required to seek pre-clearance for trades from an Insider Trading Compliance Officer, who assesses whether there are any important pending developments, including cybersecurity matters, which need to be made public before the individual may participate in the market.

Timing of Stock Option Grants

Historically, grants of stock options to our NEOs have been approved at regularly scheduled meetings of the Board and the Compensation Committee, except for special situations such as in connection with hiring or promotion. The Company did not grant any awards of stock options or similar option-like instruments during 2025. Furthermore, the Company does not schedule the grants of stock options in anticipation of the release of material, non-public information (MNPI), nor does the Company time the release of MNPI based on stock option grant dates or for the purpose of affecting the value of executive compensation.

Tax Deductibility and Executive Compensation

Section 162(m) (Section 162(m)) of the Internal Revenue Code (the Code) imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer, chief financial officer, or any of the company’s three other most highly compensated executive officers for a tax year (Covered Officers), as well as any person who has been a Covered Officer in a previous tax year beginning after December 31, 2016. For tax years beginning before 2018, the limit did not apply to compensation that met the requirements of Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by our shareholders). Qualified performance-based awards, such as stock options, issued prior to 2018 remain under certain conditions exempt from Section 162(m) even if exercised after 2017. Because of limited guidance regarding this transition rule, we cannot provide any assurance that it will apply to stock options issued prior to 2018 and exercised after 2017.

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) and, to the extent practical, attempts to implement compensation policies and practices that maximize the potential income tax deductions available to the Company.

In certain situations, the Compensation Committee or the Board may approve compensation that will exceed the deduction limitations of Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. In such situations, the portion of the compensation payable to the executive officer that exceeds the $1.0 million limit will not be deductible for tax purposes. Although deductibility of executive compensation for tax purposes is generally preferred, tax deductibility is not the primary objective of our executive compensation programs. The Board and the Compensation Committee believe that meeting the compensation objectives described above is more important than the benefit of being able to deduct the compensation for tax purposes.

The compensation paid to the NEOs during 2025 exceeded the deduction limits of Section 162(m); the Compensation Committee (and Board with respect to the CEO) approved those compensation amounts in order to provide the NEOs with compensation packages that the Compensation Committee and Board consider competitive and in the best interests of the Company and its shareholders.

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Additionally, under Sections 280G and 4999 of the Code, our NEOs and other Company executives may be subject to additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceed certain prescribed limits (so-called Excess Parachute Payments), and the Company or its successor may not deduct such Excess Parachute Payments. The Company is not obligated to provide any NEO or other executive with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code. Certain potential future payments described in the table captioned “Termination Without Cause or For Good Reason in Connection with a Change in Control” on page 70 may, however, constitute Excess Parachute Payments that the Company or its successor could not fully deduct.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee has reviewed our Company-wide compensation program, which applies to all of our full-time employees, including the NEOs. The Compensation Committee has also reviewed our executive compensation practices with Pearl Meyer. On an annual basis, the Compensation Committee engages the Company’s Internal Audit Department to perform a review of the risk management aspects of the Company’s executive compensation practices. Based on the Compensation Committee’s review of the various elements of our executive compensation practices and policies, the Compensation Committee believes our compensation policies and practices are designed to create appropriate and meaningful incentives for our employees without encouraging excessive or inappropriate risk taking.

After undertaking this review, the Compensation Committee came to the following conclusions:

●	our compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;
●	the base salaries we provide to our executive employees are generally consistent with salaries paid for comparable positions in our industry, and provide our employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;
●	our incentive compensation for our NEOs is capped at levels established by the Compensation Committee and the Board, which they believe reduces the incentive for excessive risk-taking;
●	we use different performance metrics in our Executive Bonus Plan and for our PSUs, providing balance and mitigating against taking undue risk to meet a single goal;
●	Executive Bonus Plan payments and PSU awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases;
●	our stock-based long-term incentives either vest or are earned over a multi-year period, providing upside potential while at the same time requiring our NEOs to bear the economic risk of the award over the vesting period;
●	we have established and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee and the Board; and
●	we have adopted equity ownership guidelines for our NEOs, which the Compensation Committee believes discourage excessive risk-taking.

Based on the review outlined above, the Compensation Committee has further concluded that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

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Compensation Committee Report

The Compensation Committee establishes and oversees the design and function of our executive compensation programs.

The members of the Compensation Committee have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: Lonny J. Carpenter (Chair) Stephen C. Evans Thomas J. Gunderson Laura S. Kaiser F. Ann Millner. Ed. D.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of the Company, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

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PROPOSAL 2: Advisory Vote on Executive Compensation	The Board unanimously recommends a vote FOR this proposal

Section 14A of the Exchange Act (Section 14A), which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the NEOs disclosed in this Proxy Statement (colloquially referred to as a “Say-on-Pay” proposal).

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

As described above under the heading “Compensation Discussion and Analysis,” the Board believes our compensation of the NEOs achieves the primary goals of:

●	focusing our executives on achieving or exceeding measurable performance targets;
●	encouraging continuation of our entrepreneurial spirit;
●	attracting and retaining highly-qualified and motivated executives;
●	promoting our guiding principles for adherence to a high ethical environment, as well as health and safety standards; and
●	aligning management compensation with shareholder value.

The Board encourages shareholders to review in detail the Compensation Discussion and Analysis beginning on page 35 of this Proxy Statement and the executive compensation tables beginning on page 61 of this Proxy Statement. In light of the information set forth in such sections, the Board believes the compensation of the NEOs for the fiscal year ended December 31, 2025 was fair and reasonable and that our compensation programs and practices are in the best interests of the Company and our shareholders.

The advisory vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the NEOs, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board or the Compensation Committee (which is composed solely of independent directors), the Board and Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when addressing future executive compensation arrangements.

At our annual meeting of shareholders held on May 18, 2023, our shareholders voted on an advisory basis with respect to the frequency of future advisory votes on executive compensation. Holders of approximately 96% of the shares represented at that meeting, excluding broker non-votes, expressed their preference for an annual advisory vote. Accordingly, we intend to conduct annual advisory votes on executive compensation.

Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation earned by each of the NEOs for the years indicated.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Position	Year	($)	($)(1)	($)(2)(3)(4)	($)(4)(5)	($)(6)	($)(7)(8)	($)
Martha G. Aronson	2025	251,385	250,000	6,226,935	—	—	—	6,728,320
President and Chief Executive Officer

Raul Parra	2025	630,000	—	3,582,175	—	549,177	58,098	4,819,450
Chief Financial Officer and Treasurer	2024	630,000	—	2,124,680	—	374,535	39,796	3,169,011
	2023	629,423	—	1,304,054	400,011	372,078	68,634	2,774,200

Neil W. Peterson	2025	630,000	—	2,865,740	—	470,723	157,775	4,124,238
Chief Operating Officer	2024	630,000	—	2,124,680	—	299,628	83,062	3,137,370
	2023	629,423	—	1,304,054	400,011	297,662	81,391	2,712,541

Brian G. Lloyd	2025	630,000	—	3,223,957	—	470,723	115,619	4,440,299
Chief Legal Officer, Corporate Secretary	2024	630,000	—	2,124,680	—	299,628	48,396	3,102,704
	2023	629,423	—	1,304,054	400,011	297,662	31,506	2,662,656

Michel J. Voigt(9)	2025	449,216	—	2,507,523	—	336,231	31,345	3,324,315
Chief Human Resources Officer

Fred P. Lampropoulos	2025	1,890,000	—	9,313,606	—	1,882,894	668,643	13,755,143
Former Chair of the Board, CEO and President	2024	1,890,000	—	7,132,948	—	1,348,326	10,350	10,381,624
	2023	1,888,269	—	5,216,227	1,599,987	1,339,481	8,700	10,052,664
(1)	Bonus amounts represent discretionary bonuses not based solely upon pre-determined performance criteria.
(2)	Stock Awards include the aggregate grant date fair value of PSUs granted to the NEOs in the year shown under our 2018 Incentive Plan computed in accordance with ASC Topic 718, including the portion of Mr. Lampropoulos’ PSU payable in cash (i.e., his PSU Cash Incentive). Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company used on the grant date for financial statement reporting purposes with respect to our long-term incentive plans, which may not be indicative of the realized value of the awards when they vest. The grant-date fair value of PSUs granted to Mr. Lampropoulos (i) in 2025 includes $3,214,886 of shares of Common Stock and $4,018,737 of potential PSU Cash Incentive, (ii) in 2024 includes $2,337,578 of shares of Common Stock and $2,915,366 of potential PSU Cash Incentive, and (iii) in 2023 includes $2,318,334 of shares of Common Stock and $2,897,893 of potential PSU Cash Incentive. See footnote 2 to the “Grants of Plan-Based Awards” table for additional details. The table below shows the Free Cash Flow multiplier that was assessed as probable as of each grant date and the grant date fair value of stock awards based on maximum potential attainment.

Description	2025	2024	2023
Probable Grant-Date Free Cash Flow Multiplier-Ms. Aronson	175%	—	—
Probable Grant-Date Free Cash Flow Multiplier-All Other Officers	200%	164%	200%
Maximum Grant-date fair value of shares-Ms. Aronson	$5,243,354	$—	$—
Maximum Grant-date fair value of shares-Mr. Parra	$2,782,181	$1,905,735	$1,304,054
Maximum Grant-date fair value of shares-Mr. Peterson	$2,225,745	$1,905,735	$1,304,054
Maximum Grant-date fair value of shares-Mr. Lloyd	$2,503,963	$1,905,735	$1,304,054
Maximum Grant-date fair value of shares-Mr. Voigt	$1,947,527	$—	$—
Maximum Grant-date fair value of shares-Mr. Lampropoulos	$3,214,886	$2,847,059	$2,318,334
Maximum Grant-date fair value of PSU cash incentive -Mr. Lampropoulos	$4,333,333	$3,550,778	$2,897,893

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(3)	Stock Awards include the aggregate grant date fair value of RSUs granted to the NEOs in the year shown under our 2018 Incentive Plan computed in accordance with ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company used on the grant date for financial statement reporting purposes with respect to our long-term incentive plans, which may not be indicative of the realized value of the awards when they vest.
um

Named Executive Officer	Number of RSUs Granted (#)	Grant Date Fair Value of RSUs ($)
Martha G. Aronson	19,594	1,650,011
Raul Parra	7,840	799,994
Neil W. Peterson	6,272	639,995
Brian G. Lloyd	7,056	719,994
Michel J. Voigt	5,488	559,996
Fred P. Lampropoulos	20,384	2,079,983
(4)	Assumptions used in the calculation of these amounts for 2025, 2024 and 2023 are included in Footnote 12 Employee Stock Purchase Plan, Stock Options and Warrants to our audited consolidated financial statements for the years ended December 31, 2025, 2024 and 2023 (which are included in our Annual Reports on Form 10-K filed with the SEC on February 24, 2026, February 25, 2025, and February 28, 2024, respectively).
(5)	Option awards reflect the aggregate grant date fair value of the options granted to the NEOs in the year shown under our 2018 Incentive Plan, computed in accordance with ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company has used for financial statement reporting purposes with respect to our long-term incentive plans.
(6)	Annual Incentive bonuses under our Executive Bonus Plan based on pre-established performance criteria appear in the Non-Equity Incentive Plan Compensation column. Based upon the Company’s achievement of goals established by the Compensation Committee, the Compensation Committee determined to award and pay the annual cash bonus at 124.53%, 118.90% and 118.12% of the target payment amount for each of the NEOs for 2025, 2024 and 2023, respectively. Payment was made in 2026, 2025, and 2024, respectively.
(7)	Amounts include vacation benefits paid to the NEOs in cash in lieu of vacation benefits, as follows:
●	for the year ended December 31, 2025: $47,598 for Mr. Parra; $147,275 for Mr. Peterson; $104,628 for Mr. Lloyd; $20,845 for Mr. Voigt; and $654,231 for Mr. Lampropoulos.
●	for the year ended December 31, 2024: $29,446 for Mr. Parra; $72,712 for Mr. Peterson; and $39,426 for Mr. Lloyd.
●	for the year ended December 31, 2023: $59,934 for Mr. Parra; $72,691 for Mr. Peterson; and $23,634 for Mr. Lloyd.
(8)	Amounts shown also include matching contributions made by the Company for the benefit of the NEOs to the Company’s 401(k) Plan in the following amounts:
●	for the year ended December 31, 2025: $10,500 for each of Messrs. Parra, Peterson, Voigt, and Lampropoulos and $10,990 for Mr. Lloyd.
●	for the year ended December 31, 2024: $10,350 for each of Messrs. Lampropoulos, Parra, and Peterson, and $8,970 for Mr. Lloyd.
●	for the year ended December 31, 2023: $8,700 for each of Messrs. Lampropoulos, Parra, and Peterson, and $7,872 for Mr. Lloyd.
(9)	Mr. Voigt assumed his position as Chief Human Resources Officer on December 11, 2020 but was not an NEO prior to fiscal year 2025.

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EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the NEOs during the year ended December 31, 2025.

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#) (3)			RSU Awards: Number of Securities Granted (#) (4)	Grant Date Fair Value of Stock Awards ($) (4)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Martha G. Aronson	10/03/2025	—	—	—	11,022	29,391	73,478	19,594	6,226,935
Raul Parra	2/28/2025	—	—	—	4,410	11,760	29,400	7,840	3,582,175
	N/A (1)	198,450	441,000	882,000	—	—	—	—	—
Neil W. Peterson	2/28/2025	—	—	—	3,528	9,408	23,520	6,272	2,865,740
	N/A (1)	170,100	378,000	756,000	—	—	—	—	—
Brian G. Lloyd	2/28/2025	—	—	—	3,969	10,584	26,460	7,056	3,223,957
	N/A (1)	170,100	378,000	756,000	—	—	—	—	—
Michel J. Voigt	2/28/2025	—	—	—	3,087	8,232	20,580	5,488	2,507,523
	N/A (1)	121,500	270,000	540,000	—	—	—	—	—
Fred P. Lampropoulos	2/28/2025 (2)	650,000	1,733,333	4,333,333	5,096	13,589	33,973	20,384	9,313,606
	N/A (1)	680,400	1,512,000	3,024,000	—	—	—	—	—
(1)	Listed amounts reflect threshold, target and maximum incentive performance bonuses for 2025 under our Executive Bonus Plan. For the year ended December 31, 2025, each of Messrs. Parra, Peterson, Lloyd, Voigt, and Lampropoulos received 124.53% of the targeted level of their incentive annual performance bonus, as discussed above and as shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	The PSU agreements with Mr. Lampropoulos include Target PSU Shares and a Target Cash Incentive. Both the Target PSU Shares and Target Cash Incentive are considered part of an equity incentive plan and are accounted for under ASC Topic 718 because they are based, at least in part, on the price of our shares of Common Stock. However, because there is not a stated number of shares of Common Stock underlying the PSU Cash Incentive, the threshold, target, and maximum payments of the PSU Cash Incentive under Mr. Lampropoulos PSUs have been included in this table under the non-equity incentive plan awards column. These amounts are based upon achievement of the performance measures with respect to the PSU awards granted in 2025. The threshold amount assumes threshold FCF performance and application of the 4th (bottom) quartile rTSR multiplier, and the maximum amount assumes maximum FCF performance and application of the 1st (top) quartile rTSR multiplier. See the section “Performance Stock Units (PSUs)” on page 47 for additional details regarding the PSUs, and footnote 2 to the Summary Compensation Table.
(3)	Listed amounts reflect threshold, target, and maximum number of shares of Common Stock the NEO is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted in 2025. See the section “Performance Stock Units (PSUs)” on page 47 for additional details regarding the PSUs. The threshold amount assumes threshold FCF performance and application of the 4th (bottom) quartile rTSR multiplier, and the maximum amount assumes maximum FCF performance and application of the 1st (top) quartile rTSR multiplier.
(4)	RSUs vest at the rate of 33% per year over three years on the first through the third anniversaries of the date of the grant.
(5)	The grant-date fair value of PSUs granted to Mr. Lampropoulos includes $3,214,886 of shares of Common Stock and $4,018,737 potential PSU Cash Incentive. See footnote 2 for additional details regarding the PSU cash incentive.

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EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Year End

The following table provides information on the holdings of stock options and other stock awards by the NEOs as of December 31, 2025.

		Unexercised Exercisable	Unexercised Unexercisable (1)					Units or Other Rights That Have Not Vested (#) (4)	Value of Units or Other Rights That Have Not Vested ($) (3)(4)
		Option Awards				Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)	Market Value of Shares or Units of Stock that Have Not Vested (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)(4)
Martha G. Aronson	10/3/2025	—	—	—	—	19,594	1,727,015	58,782	5,181,045
Raul Parra	2/28/2022	5,428	3,642	65.03	2/28/2029	—	—	—	—
	2/28/2023	6,788	6,788	70.58	2/28/2030	17,002	1,498,556	—	—
	3/4/2024	—	—	—	—	5,489	483,822	21,958	1,935,378
	2/28/2025	—	—	—	—	7,840	691,018	23,520	2,073,053
Neil W. Peterson	4/25/2019	5,000	—	54.40	4/25/2026	—	—	—	—
	8/19/2021	25,000	—	68.33	8/19/2028	—	—	—	—
	2/28/2023	6,788	6,788	70.58	2/28/2030	17,002	1,498,556	—	—
	3/4/2024	—	—	—	—	5,489	483,822	21,958	1,935,378
	2/28/2025	—	—	—	—	6,272	552,814	18,816	1,658,442
Brian G. Lloyd	2/26/2020	16,722	—	37.71	2/26/2027	—	—	—	—
	3/19/2021	9,681	—	56.25	3/19/2028	—	—	—	—
	2/28/2022	6,071	2,023	65.03	2/28/2029	—	—	—	—
	2/28/2023	6,788	6,788	70.58	2/28/2030	17,002	1,498,556	—	—
	3/4/2024	—	—	—	—	5,489	483,822	21,958	1,935,378
	2/28/2025	—	—	—	—	7,056	621,916	21,168	1,865,748
Michel J. Voigt	3/19/2021	2,420	—	56.25	3/19/2028	—	—	—	—
	2/28/2022	2,023	2,023	65.03	2/28/2029	—	—	—	—
	2/28/2023	4,288	6,788	70.58	2/28/2030	17,002	1,498,556	—	—
	3/4/2024	—	—	—	—	3,921	345,597	15,684	1,382,388
	2/28/2025	—	—	—	—	5,488	483,712	16,464	1,451,137
Fred P. Lampropoulos	2/26/2020	100,334	—	37.71	2/26/2027	—	—	—	—
	3/19/2021	58,083	—	56.25	3/19/2028	—	—	—	—
	2/28/2022	36,425	12,141	65.03	2/28/2029	—	—	—	—
	2/28/2023	27,152	27,150	70.58	2/28/2030	30,226	5,330,786	—	—
	3/4/2024	—	—	—	—	18,429	1,624,332	32,804	6,021,545
	2/28/2025	—	—	—	—	20,384	1,796,646	27,178	5,862,135
(1)	All unvested stock option awards vest 25% each year for four years commencing one year from the grant date.
(2)	Amounts in this column represent unvested RSUs and PSUs with completed performance periods as of December 31, 2025, and for Mr. Lampropoulos include the cash incentive of $2,666,666 for 2023 awards. RSU awards are subject to continued service through the vesting date, with outstanding awards vesting between three and four years. With respect to PSUs, the figures shown are based upon actual achievement of the performance measures for awards granted in 2023 with a three year performance period, including attainment of the maximum FCF and application of the 2nd quartile rTSR multiplier. These PSUs and the underlying shares of Common Stock and cash incentive vested and were issued or paid, as applicable, on February 26, 2026 and March 5, 2026, respectively.
(3)	The market value of unvested RSUs and PSUs is calculated based on a market price of $88.14 per share, which was the closing price of our Common Stock on December 31, 2025, as reported by Nasdaq.
(4)	Amounts in this column represent unvested PSUs granted with incomplete performance periods as of December 31, 2025. The figures shown assume that maximum performance is achieved with respect to PSUs issued with ongoing performance periods extending beyond 2025 (including the maximum cash incentives of $3,130,200 and $3,466,666 for awards with ongoing performance periods granted to for Mr. Lampropoulos in 2024 and 2025, respectively) without application of the rTSR multiplier. The assumption of maximum performance is based on prior year performance. If maximum performance is achieved (including the maximum rTSR multiplier) the number and market value of shares and the cash incentive to be issued or paid, as applicable, following vesting of these PSUs (i) would be as follows for 2024: Messrs. Parra, Lloyd and Peterson: 27,448 shares ($2,419,223); Mr. Voigt: 19,605 shares ($1,727,985); and Mr. Lampropoulos: 41,005 shares ($3,614,181) and $3,912,750 of PSU Cash Incentive (total of $7,526,931) and (ii) would be as follows for 2025: Ms. Aronson: 73,478 shares ($6,476,307); Mr. Parra: 29,400 shares ($2,591,316); Mr. Peterson: 23,520 shares ($2,073,053); Mr. Lloyd: 26,460 shares ($2,332,184); and Mr. Voigt: 20,580 shares ($1,813,921) and Mr. Lampropoulos: 33,973 Shares ($2,994,336) and $4,333,333 of PSU Cash Incentive (total of $7,327,669).

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Option Exercises and Stock Awards Vested

The following table provides information regarding stock options exercised by each of the NEOs and restricted stock awards (RSUs and PSUs) that vested during the year ended December 31, 2025.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Martha G. Aronson	—	—	—	—
Raul Parra	20,542	874,175	22,590	2,231,319
Neil W. Peterson	10,000	503,669	13,363	1,322,459
Brian G. Lloyd	55,000	2,782,767	13,363	1,322,459
Michel J. Voigt	13,809	528,331	12,840	1,269,171
Fred P. Lampropoulos	197,153	7,715,281	36,898	3,655,278
(1)	The reported value for this column is determined by multiplying the number of shares of Common Stock acquired upon the exercise of the applicable option by the difference between the market price of our Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.
(2)	The reported value for this column is determined by multiplying the number of shares of Common Stock acquired upon vesting by the closing price of the Company’s shares on the date of vesting. The value is stated before payment of applicable taxes.

Non-Qualified Deferred Compensation

Pursuant to the Merit Medical Systems, Inc. Deferred Compensation Plan (Deferred Compensation Plan), NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the Deferred Compensation Plan. The NEOs’ accounts under the Deferred Compensation Plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2025 or at any other time since the Deferred Compensation Plan’s inception. Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each NEO upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the participant. The following table sets forth certain information regarding the account balance and amounts with respect to the NEOs who participated in the Deferred Compensation Plan during 2025.

	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Years End ($)
Named Executive Officer
Raul Parra	48,794	—	22,256	—	167,550
Neil Peterson	—	—	43,354	—	717,136
Brian G. Lloyd	95,146	—	6,482	—	106,349
(1)	These amounts are also reflected in the Summary Compensation Table above for the year ended December 31, 2025 as “Salary.”
(2)	Earnings have not been reflected in the Summary Compensation Table above for the year ended December 31, 2025 because they do not reflect compensation for services provided.

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EXECUTIVE COMPENSATION TABLES

The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2025. These notational investments were generally the same as the mutual fund investment options offered in 2025 under our 401(k) Plan:

Name of Fund	Rate of Return
T. Rowe Price Blue Chip Growth Fund	18.94%
T. Rowe Price Equity Income Fund	14.72%
Vanguard 500 Index Fund Admiral Shares	17.83%
Vanguard Total Stock Market Index Fund Admiral Shares	17.12%
MFS Mid Cap Value Fund Class R6	6.49%
T. Rowe Price Mid-Cap Growth Fund	3.74%
DFA U.S. Targeted Value	9.55%
Vanguard Explorer Fund Admiral Shares	7.23%
American Funds EuroPacific Growth Fund Class R-6	29.18%
Fidelity International Index Fund	31.96%
Lazard Emerging Markets Equity Advantage Portfolio R6 Shares	41.37%
MFS International Intrinsic Value Fund Class R6	33.29%
Vanguard Real Estate Index Fund Admiral Shares	3.19%
Vanguard LifeStrategy Conservative Growth Fund	12.86%
Vanguard LifeStrategy Moderate Growth Fund	16.24%
Vanguard LifeStrategy Growth Fund Investor Shares	19.63%
Vanguard LifeStrategy Income Fund Investor Shares	9.42%
PIMCO Real Return Fund Institutional Class	8.17%
PIMCO Total Return Fund Institutional Class	9.33%
Vanguard Federal Money Market Fund	4.22%

Potential Payments Upon Termination or Change in Control

Employment Agreements, PSUs, RSUs and Stock Options

The Employment Agreements, PSU award agreements, RSU award agreements and 2018 Incentive Plan provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a Change in Control. The discussion that follows is only a summary of certain material provisions of the Employment Agreements, PSU award agreements, RSU award agreements and the 2018 Incentive Plan. This discussion is qualified in its entirety by reference to the full text of the applicable agreement or plan which can be found in the list of exhibits attached to our Annual Report.

As discussed above under the heading “CEO Transition Summary,” Mr. Lampropoulos’ employment with the Company terminated on January 3, 2026 in accordance with the terms of the CEO Transition Agreement and the Lampropoulos Employment Agreement. Mr. Lampropoulos voluntarily resigned as a director and Chair of the Board on January 4, 2026. The termination of his employment with the Company was not in Connection with a Change in Control, by the Company for Cause (as defined below) or by Mr. Lampropoulos for Good Reason (as defined below). The Company did not pay Mr. Lampropoulos any amounts as a severance payment in connection with the termination of his employment. The vesting and forfeiture of Mr. Lampropoulos’ outstanding equity incentive awards were treated in accordance with the terms of the applicable award agreement. Accordingly, all of Mr. Lampropoulos’ unvested equity incentive awards as of January 4, 2026, expired and were forfeited. The discussion below includes certain references to the rights of Mr. Lampropoulos under the Lampropoulos Employment Agreement, the CEO Transition Agreement and the various PSU award agreements and RSU award agreements to which Mr. Lampropoulos was a party immediately prior to the termination of his employment with the Company.

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Termination Other Than in Connection with a Change in Control

If an NEO’s employment with the Company is terminated for any reason, voluntarily or involuntarily, with or without Cause (as defined in the respective Employment Agreement), other than in Connection with a Change in Control (as defined in the respective Employment Agreement), we would be obligated to pay the NEO a lump sum cash payment equal to his or her accrued and unpaid base salary and any accrued vacation pay earned but not yet paid through the date of termination, plus a lump sum cash payment equal to the NEO’s accrued annual bonus earned for our last fiscal year ending immediately prior to the NEO’s date of termination, to the extent not already paid (the sum of such payments hereinafter referred to as Accrued Obligations). In addition to paying the Accrued Obligations, pursuant to the Employment Agreements, if the employment of an NEO (other than Mr. Lampropoulos) with the Company is terminated other than in Connection with a Change in Control either by the Company without Cause or by the NEO for Good Reason, we are obligated to pay to such NEO the following amounts:

●	With respect to Ms. Aronson, our CEO, a lump sum equal to one and one-half (1.5) times her annual base salary;
●	With respect to the other NEOs (other than Mr. Lampropoulos), a lump sum equal to the greater of the following: (i) such NEO’s annual base salary; or (ii) the product of (x) such NEO’s applicable three-week salary rate multiplied by (y) the number of completed years of service (not to exceed 26 years) with the Company by such NEO; and
●	in each case subject to such person executing a customary waiver and releases of claims against the Company and its officers, directors and affiliates.

With respect to PSUs granted to an NEO more than one year prior to the date of termination, if an NEO’s employment with the Company is terminated other than in Connection with a Change in Control by either the Company without Cause or by the NEO for Good Reason (as defined below), the NEO would be entitled to receive a pro rata portion of the number of shares of Common Stock (and the PSU Cash Incentive in the case of Mr. Lampropoulos) that would have been received under PSU award agreements had the NEO remained in continuous service with the Company through the end of the applicable performance period.

Pursuant to the Lampropoulos Employment Agreement, if Mr. Lampropoulos’ employment with the Company had been terminated other than in Connection with a Change in Control either by the Company without Cause or by Mr. Lampropoulos for Good Reason, we would have been obligated to pay or provide (as applicable) to Mr. Lampropoulos the following: (i) the Accrued Obligations, (ii) a lump sum cash payment equal to two (2) times his annual base salary, (iii) maintenance of certain insurance benefits to Mr. Lampropoulos, his spouse and dependent children for twenty-four (24) months following the termination of his employment, (iv) automatic vesting of otherwise unvested stock options issued under the 2018 Incentive Plan that have been outstanding for one year or more prior to the date of termination, (v) full satisfaction of service-based vesting conditions relating to all unvested equity-based awards issued under the 2018 Incentive Plan that have been outstanding for one year or more prior to the date of termination and (vi) certain other benefits.

Any additional severance benefit payable to the NEOs is solely at the discretion of the Company. A termination is deemed to be in Connection with a Change in Control if it occurs on or within two years after the date of a Change in Control or, in the case of involuntary termination without Cause, within six months prior to a Change in Control and in anticipation of the Change in Control.

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EXECUTIVE COMPENSATION TABLES

Change in Control has the meaning given to such term in the applicable agreement or plan. The Employment Agreements generally define a Change in Control as:

●	the acquisition in one or more integrated transactions by any individual, entity or group of beneficial ownership of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
●	certain changes in a majority of the Board within a 12-month period; and
●	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets.

The PSU award agreements, RSU award agreements and 2018 Incentive Plan generally define a Change in Control as:

●	certain changes in the majority of the Board within a 24-month period;
●	the acquisition by any person of 30% or more of the Common Stock or other voting securities;
●	consummation of a merger or reorganization of the Company that requires the approval of our shareholders, unless more than 30% of the total voting power of the surviving corporation or its parent is represented by securities held by the Company’s shareholders prior to the transaction, no person (other than an employee benefit plan sponsored or maintained by the surviving corporation or its parent) owns more than 30% of the securities eligible to elect directors of the surviving corporation or its parent, and at least a majority of the directors of the parent corporation or the surviving corporation were directors of the Company for a period of 12 months preceding such transaction;
●	shareholder approval of a liquidation or dissolution of the Company; or
●	a sale or other disposition of all or substantially all of our assets to another entity that is not controlled by our shareholders.

Termination for Good Reason or Without Cause in Connection with a Change in Control

If an NEO’s employment with the Company is terminated by the NEO for Good Reason in Connection with a Change in Control or by the Company without Cause in Connection with a Change in Control, the Company is obligated to:

●	pay to the NEO any Accrued Obligations to the extent not already paid;
●	pay to the NEO a cash severance benefit equal to two times (three times solely in the case of Mr. Lampropoulos) the sum of (i) the NEO’s annual base salary then in effect, and (ii) the NEO’s average annual bonus for the last three full fiscal years ending prior to the Change in Control;
●	continue to provide group health benefits to the NEO and/or NEO’s eligible spouse and dependent children for two years (three years solely in the case of Mr. Lampropoulos) after the date of the NEO’s termination;
●	provide the NEO with certain outplacement services at our expense;
●	pay or provide to the NEO certain other accrued benefits to the extent not already paid or provided; and
●	provide the total Target PSU Shares (and the Target Cash Incentive, in the case of Mr. Lampropoulos) under the PSU award agreements, without regard to the Company’s performance or other vesting requirements.

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The Employment Agreements, PSU award agreements and 2018 Incentive Plan generally define Cause as:

●	the willful and continued failure of an NEO to perform his or her duties after a written demand for substantial performance specifically identifying the deficiencies in the NEO’s performance has been delivered to the NEO by the Board or, in the case of all NEOs other than the CEO, by the CEO;
●	the willful engaging by an NEO in illegal conduct, intentional misconduct or gross negligence which materially and demonstrably injures the Company; or
●	violation of written Company policies prohibiting workplace discrimination, sexual harassment, and alcohol or substance abuse.

The Employment Agreements, PSU award agreements and 2018 Incentive Plan generally define Good Reason as:

●	our assignment to the NEO of any duties inconsistent with or that diminish the NEO’s duties, authority or responsibilities under the terms of the NEO’s Employment Agreement;
●	our failure to comply with certain compensation provisions in the Employment Agreements;
●	in the case of Mr. Lampropoulos, reducing annual compensation below certain thresholds;
●	requiring the NEO to relocate to another office or location; or
●	our failure to require any successor entity to comply with the terms of a respective Employment Agreement.

Termination for Cause or Without Good Reason Following a Change in Control

If the Company terminates an NEO’s employment for Cause on or after the date of a Change in Control, the Company must pay to the NEO his or her annual base salary and accrued vacation and must continue to pay and/or provide certain other welfare benefits to the extent not already provided and/or unpaid. If an NEO voluntarily terminates his or her employment without Good Reason upon or following a Change in Control, the Company is obligated to pay the NEO for Accrued Obligations and to provide certain other accrued benefits to the extent not already paid and/or provided.

Termination upon Death or Disability

Upon an NEO’s termination of employment as a result of death or disability, other than in Connection with a Change in Control, the Company is obligated to pay the NEO (or the NEO’s estate) an amount equal to Accrued Obligations plus any additional discretionary severance benefits approved by the Compensation Committee. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s death, the Company must also continue to provide certain welfare benefits to the NEOs family for a stated period. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s disability, the Company must also continue to provide certain welfare benefits. After the end of the applicable performance period under his or her PSU award agreement, each such deceased or disabled NEO (or the NEO’s estate) shall also receive a pro rata portion of the number of shares of Common Stock (and in the case of Mr. Lampropoulos, a pro rata portion of the PSU Cash Incentive) that would have been received under his or her PSU award agreements had the NEO remained in continuous service with the Company.

Accelerated Stock Option, PSU and RSU Vesting Upon a Change in Control

Under our 2018 Incentive Plan, all otherwise unvested stock options held by NEOs become fully vested upon a Change in Control, without regard to whether the NEO terminates employment following the Change of Control. Additionally, the Target PSU Shares under unvested PSU award agreements (and the Target Cash Incentive in the case of Mr. Lampropoulos) shall be payable without regard to otherwise applicable performance conditions. Further, subject the terms of the RSU award agreements, all shares of Common Stock underlying unvested RSUs will be issued to the NEOs within 30 days after the occurrence of the Change of Control, without regard to whether the NEO terminates employment following the Change of Control.

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EXECUTIVE COMPENSATION TABLES

Amounts Payable upon a Change in Control without Termination of Employment

The following table shows for each NEO the intrinsic value of his or her otherwise unvested stock options, RSUs and PSUs on December 31, 2025 that would have vested had a “Change in Control” within the meaning of the Employment Agreements occurred on that date. For options, the intrinsic value is calculated by multiplying the number of underlying shares by the closing price of Common Stock on the last trading day of 2025 and by then subtracting the applicable option exercise price. For RSUs, the intrinsic value is calculated by multiplying the number of granted shares by the closing price of Common Stock on the last trading day of 2025. For PSUs, the intrinsic value is calculated by multiplying the Target PSU Shares by the closing price of Common Stock on the last trading day of 2025, and in the case of Mr. Lampropoulos includes the Target Cash Incentives of $1,333,333, $1,565,100 and $1,733,333 under unvested PSU awards granted in 2023, 2024 and 2025, respectively. The Employment Agreements do not provide for any additional payments to the NEOs merely upon a Change in Control (i.e., absent a termination of employment of the NEOs).

Named Executive Officer	Intrinsic Value of Stock Options ($)	Intrinsic Value of Stock Awards ($)	Total ($)
Martha G. Aronson	—	4,317,538	4,317,538
Raul Parra	203,364	3,928,334	4,131,698
Neil W. Peterson	119,197	3,582,825	3,702,022
Brian G. Lloyd	165,949	3,755,579	3,921,528
Michel J. Voigt	165,949	2,995,350	3,161,299
Fred P. Lampropoulos	757,333	12,028,210	12,785,543

Amounts Payable upon Termination of Employment

Termination without Cause or For Good Reason in Connection with a Change in Control.

The following table shows the amounts that would be payable to each NEO if the Company had undergone a Change in Control within the meaning of the Employment Agreements and the NEO’s employment with the Company terminated voluntarily for Good Reason or involuntarily without Cause, in each case, on December 31, 2025.

Amounts shown in the table do not reflect any accrued salary, bonus and vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

Named Executive Officer	Salary and Bonus Continuation	Stock Option Vesting Acceleration ($) (1)	Stock Award Vesting Acceleration ($) (2)(3)	Health Plan Coverage Continuation ($) (4)	Deferred Compensation Plan ($) (5)	Total ($)
Martha G. Aronson	2,000,000	—	4,317,538	3,770	—	6,321,308
Raul Parra	2,123,860	203,364	3,928,334	49,962	167,550	6,473,070
Neil W. Peterson	1,972,009	119,197	3,582,825	33,813	717,136	6,424,980
Brian G. Lloyd	1,972,009	165,949	3,755,579	49,962	106,349	6,049,848
Michel J. Voigt	1,376,344	165,949	2,995,350	49,962	—	4,587,605
Fred P. Lampropoulos	10,240,701	757,333	12,028,210	88,832	—	23,115,076
(1)	Stock Option Vesting Acceleration represents the intrinsic value of the otherwise unvested stock options held by NEOs on December 31, 2025 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2025 ($88.14 per share), and by then subtracting the applicable exercise price.
(2)	Stock Award Vesting Acceleration represents the intrinsic value of the unvested RSUs and PSUs on December 31, 2025 calculated by multiplying the number of granted RSUs and Target PSU Shares by the closing price of the Company shares on December 31, 2025 ($88.14 per share).
(3)	Includes the Target Cash Incentives of $1,733,333, $1,565,100 and $1,333,333 for Mr. Lampropoulos under unvested PSU awards granted in 2025, 2024 and 2023, respectively.
(4)	Health Plan Coverage Continuation amounts represent the estimated future cost of providing continuing Company-paid coverage, based on the NEO’s current participation, under the Company’s group health, disability and life insurance plans

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for the applicable severance period. The estimated amounts are based upon December 31, 2025 actual premium rates, plus a 10% assumed rate of annual premium cost increases in health care benefits.
(5)	Deferred Compensation Plan amounts represent the account balance in each NEO’s Deferred Compensation Plan account as of December 31, 2025.

Involuntary Termination without Cause or Termination For Good Reason (Other Than in Connection with a Change in Control).

The following table shows the amounts that would be payable to each NEO if the NEO’s employment had terminated voluntarily for Good Reason or involuntarily without Cause, other than in connection with a Change in Control, on December 31, 2025 and we had exercised our discretion to pay severance equal to one year’s salary and the annual bonus earned in 2025.

The following amounts are in addition to accrued salary, bonus, and vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

Named Executive Officer	Severance ($) (1)	Stock Option Vesting Acceleration ($) (2)	Stock Award Vesting Acceleration ($) (3)(4)	Health Plan Coverage Continuation ($) (5)	Deferred Compensation Plan ($) (6)	Total ($)
Martha G. Aronson	1,500,000	—	—	2,828	—	1,502,828
Raul Parra	630,000	—	2,788,808	—	167,550	3,586,358
Neil W. Peterson	945,000	—	2,788,808	—	717,136	4,450,944
Brian G. Lloyd	630,000	—	2,788,808	—	106,349	3,525,157
Michel J. Voigt	450,000	—	2,420,148	—	—	2,870,148
Fred P. Lampropoulos	3,780,000	757,333	12,976,662	57,150	—	17,571,145
(1)	For each NEO (except Ms. Aronson and Mr. Lampropoulos) represents a lump sum payment equal to the greater of the following: (i) such NEO’s annual base salary; or (ii) the product of (x) such NEO’s applicable three-week salary rate multiplied by (y) the number of completed years of service (not to exceed 26 years) with the Company by such NEO. For Ms. Aronson, represents a lump sum payment equal to one and one-half (1.5) times her annual base salary and for Mr. Lampropoulos, represents a lump sum payment equal to two (2) times his annual base salary.
(2)	Stock Option Vesting Acceleration represents the intrinsic value of the otherwise unvested stock options, granted prior to December 31, 2023, held by Mr. Lampropoulos on December 31, 2025 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2025 ($88.14 per share), and by then subtracting the applicable exercise price.
(3)	Stock Award Vesting Acceleration represents the pro rata portion of the intrinsic value of unvested PSUs on December 31, 2025, as amended, for awards that have been outstanding for one year or more prior to the date of termination. The pro rata portion is based on the number of full months of continuous service compared to the number of months in the performance period. For Mr. Lampropoulos, the service-based vesting conditions of all unvested PSUs issued under the 2018 Incentive Plan that have been outstanding for one year or more prior to the date of termination are deemed to be fully satisfied. The intrinsic value of these additional PSUs are included in the amount for Mr. Lampropoulos. The number of shares expected to be awarded is based on the estimated probable FCF and rTSR multipliers as of December 31, 2025 and is multiplied by the closing price of the Company shares on December 31, 2025 ($88.14 per share) to calculate the intrinsic value.
(4)	For Mr. Lampropoulos, the amount included in this column includes the portion of unvested PSU Cash Incentives of $5,796,866 under his employment agreement and unvested PSU award agreements, which is based on the estimated probable FCF and rTSR multipliers as of December 31, 2025.
(5)	Health Plan Coverage Continuation amounts represent the estimated future cost of providing continuing Company-paid coverage, based on the NEO’s current participation, under the Company’s group health, disability and life insurance plans for the applicable severance period. The estimated amounts are based upon December 31, 2025 actual premium rates, plus a 10% assumed rate of annual premium cost increases in health care benefits.
(6)	Deferred Compensation Plan amounts represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2025.

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Termination on Account of Death, Disability, Involuntary Termination for Cause or Voluntary Resignation without Good Reason.

If, on December 31, 2025, a NEO had died, his employment had been terminated on account of disability, his employment had been terminated for Cause, or he had voluntarily resigned without Good Reason, whether or not in connection with a Change in Control, he would have been entitled to receive only:

●	his accrued salary and bonus earned through December 31, 2025
●	accrued but unpaid vacation pay through December 31, 2025;
●	distribution of his vested account balance from our 401(k) Plan;
●	the payment of insured benefits, if applicable, under our broad-based long-term disability insurance or group term life insurance plans;
●	distribution of his Deferred Compensation Plan account balance; and
●	except for termination of employment involuntarily for Cause or as a result of resignation without Good Reason, a pro rata portion of the number of shares of Common Stock (and the PSU Cash Incentive in the case of Mr. Lampropoulos) that would have been received under PSU award agreements had the NEO remained in continuous service with the Company through the end of the applicable performance period.

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EXECUTIVE COMPENSATION TABLES

Pay Versus Performance

The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2025, 2024, 2023, 2022 and 2021. The table below contains information about the relationship between compensation actually paid, as computed in accordance with SEC rules, to our CEO and non-PEO NEOs as a group, and our financial performance for the five years 2021 – 2025. The cumulative Total Stockholder Return depicts a hypothetical $100 investment in our Common Stock on December 31, 2020, and shows the value of that investment over time for each calendar year. A hypothetical $100 investment in NASDAQ Stocks (SIC 3840-3849 US Companies Surgical, Medical, and Dental Instruments and Supplies) using the same methodology is shown for comparison. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Total for Ms. Aronson	Compensation Actually Paid to Ms. Aronson	Summary Compensation Total for Mr. Lampropoulos	Compensation Actually Paid to Mr. Lampropoulos	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (loss) ($ in thousands)	Non-GAAP Operating Margin (%)
(a)	(b)(1)	(c)(1)(2)	(b)(1)	(c)(1)(2)	(d)(3)	(e)(2)(3)	(f)	(g)(4)	(h)(5)	(i)(6)
2025	6,728,320	7,067,009	13,755,143	9,877,272	4,177,075	2,640,640	158.70	100.10	128,489	20.3%
2024	—	—	10,381,624	16,384,953	3,198,132	5,427,843	174.17	98.74	120,357	19.0%
2023	—	—	10,052,664	9,799,372	2,740,977	2,715,268	136.81	85.77	94,411	17.2%
2022	—	—	8,128,833	12,087,645	2,091,141	2,009,224	127.20	80.42	74,516	15.5%
2021	—	—	7,537,100	10,691,399	1,678,125	2,266,274	112.23	114.90	48,454	14.4%
(1)	For 2025, Ms. Aronson and Mr. Lampropoulos were PEOs. From 2021 to 2024, Mr. Lampropoulos was the PEO.
(2)

SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under the applicable SEC rules. The following table details these adjustments for 2025:

	Ms. Aronson	Mr. Lampropoulos	Non-PEO NEOs
Summary Compensation Table Total	6,728,320	13,755,143	4,177,075
Subtract Grant Date Fair Value of Stock Awards Granted	(6,226,935)	(9,313,606)	(3,044,849)
Add Fair Value at Year-End of Stock Awards Granted	6,565,624	7,271,329	2,232,996
Subtract Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	—	(2,036,392)	(746,999)
Add Change in Value of Stock Awards Vested in the Current Year	—	200,798	22,417
Compensation Actually Paid	7,067,009	9,877,272	2,640,640

(3)

For 2025, Messrs. Parra, Peterson, Lloyd, and Voigt were the Non-PEO NEOs. For 2024 and 2023, Messrs. Parra, Peterson and Lloyd and Joseph C. Wright, our former President, were the Non-PEO NEOs. For 2022, Messrs. Parra, Peterson, Lloyd, Wright and Frost were the Non-PEO NEOs. For 2021, Messrs. Parra, Frost, Lloyd and Wright were the Non-PEO NEOs.

(4)

Peer Group Total Shareholder return is based on NASDAQ Stocks (SIC 3840-3849 US Companies Surgical, Medical, and Dental Instruments and Supplies) (the NASDAQ Peer Group). The NASDAQ Peer Group is the peer group used by the Company for the purposes of item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The companies included in the NASDAQ Peer Group are set forth on Appendix A attached hereto. The NASDAQ Peer Group was prepared by Zacks Investment Research, Inc. and is used with permission. All rights reserved. Copyright 1980-2026. Index Data: Copyright NASDAQ OMX, Inc.

(5)	This column represents our net earnings (in thousands) as reported in conformance with GAAP.
(6)

The Company Selected Measure is Non-GAAP Operating Margin. Non-GAAP operating income is calculated by adjusting GAAP operating income for certain items which are deemed by the Company’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to acquisitions or other extraordinary transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and

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intangible assets, performance-based stock compensation expenses, certain employee termination benefits, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, governmental proceedings, and changes in governmental or industry regulations, as well as other items. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by reported net sales. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below. The Company selected this measure because it is a principal metric upon which our Continued Growth Initiatives Program is based, and a key metric considered by the Compensation Committee in making its determinations regarding compensation of our PEO and Non-PEO NEOs.

The charts below further depict the relationship between compensation actually paid to our CEO and other NEOs (as calculated in accordance with the SEC rules) in fiscal year 2021, 2022, 2023, 2024 and 2025 and the metrics set forth in the Pay Versus Performance table above.

(1)	TSR represents the value of a $100 investment in our Common Stock, assuming reinvestment of dividends, as measured at each fiscal year end.
(2)	Peer group used to determine total shareholder return values was NASDAQ Stocks (SIC 3840-3849 US Companies Surgical, Medical, and Dental Instruments and Supplies).

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EXECUTIVE COMPENSATION TABLES

Financial Performance Measures

The following table identifies the five most important financial and strategic measures used by our Compensation Committee to link the “compensation actually paid” (CAP) to our NEOs in 2025, as calculated in accordance with Item 402(v) of Regulation S-K, to company performance. For a discussion regarding the manner in which these financial performance measures are tied to the compensation of our NEOs, refer to the section above entitled “Compensation Discussion and Analysis.”

Most Important Performance Measures
Net Sales
Total Shareholder Return and Peer Group Total Shareholder Return
Non-GAAP Operating margin
Non-GAAP Earnings per share
Non-GAAP Adjusted Free Cash Flow

For the year ended December 31, 2025, the most important financial measures we identified linking our CAP to our NEOs to the Company performance are net sales, total shareholder return, non-GAAP operating margin, non-GAAP EPS and adjusted free cash flow.

CAP reflects, among other items, adjustments to the fair value of equity awards during the years presented. Factors impacting the fair value of equity awards include the price of our Common Stock at year end, as well as the projected and actual achievement of performance metrics under our equity awards. Long-term incentives represent a large percentage of our NEOs’ target compensation. Because the value of our long-term incentive awards is tied to the value of our Common Stock, total shareholder return will have a significant influence on the value of such awards and thereafter aligns the value of compensation to the shareholder experience. Performance based equity awards for our NEO’s are based on a targeted adjusted free cash flow metric. The Company’s adjusted free cash flow will have a significant impact on the value of these awards and is important to support the Company’s ongoing operations.

Net sales, non-GAAP operating margin and non-GAAP EPS were significant components in the determination of the short Incentive bonuses under our Executive Bonus Plan and are important measures of our Company’s financial performance.

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EXECUTIVE COMPENSATION TABLES

CEO Pay Ratio

The following pay ratio and supporting information compares (x) the annual total compensation for the year ended December 31, 2025 of our median employee identified as of December 31, 2025 by taking into account all of our employees other than our CEO, (including full-time and part-time employees and employees on leave) and annualizing permanent employees (full-time and part-time) that did not work a full year, (excluding employees on leave under the Family and Medical Leave Act of 1993, employees called for active military duty, and employees who took an unpaid leave of absence during the period for another reason) (Median Employee) against (y) the annualized total compensation of our CEO, as required by Section 953(b) of the Dodd-Frank Act.

Mr. Lampropoulos resigned as our CEO on October 3, 2025 in connection with Ms. Aronson’s appointment as CEO, who remained in such role throughout the remainder of the year. Consistent with the methodology described above, we have selected Ms. Aronson for the CEO pay ratio calculation as she was serving as CEO on December 31, 2025, the date utilized in identifying our median employee. For purposes of calculating our CEO pay ratio, we annualized Ms. Aronson’s base salary and included all other components of her compensation in the same amounts as disclosed in the Summary Compensation Table. Ms. Aronson’s annualized base salary was $1,000,000.

As illustrated in the table below, our 2025 CEO pay ratio was 184 to 1.

2025 Compensation ($)
Martha G. Aronson (1)	7,476,935
Median Employee (2)	40,694
(1)	For additional information, see our Summary Compensation Table beginning on page 61.
(2)	Amount represents taxable compensation paid, plus the fair value of equity awards granted (if applicable) to the Median Employee during 2025, plus bonus accrued and paid in 2026.

In calculating the median employee total compensation in 2025, we calculated the annual total compensation (annual taxable compensation, plus the fair value of equity awards granted) for all employees of the Company (other than the CEO) for the year ended December 31, 2025. We believe that annual total compensation is a consistently applied compensation measure and appropriate for determining the median-paid employee. We used actual annual total compensation (converted, where applicable, to U.S. dollars based on an average annual exchange rate for the year ended December 31, 2025) and did not make any assumptions or adjustments to the amounts determined.

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EQUITY INCENTIVE PLANS

EQUITY INCENTIVE PLANS

Proposal 3: Approval of the Merit Medical Systems, Inc. 2026 Equity Incentive Plan	The Board unanimously recommends a vote FOR this proposal

The Company’s shareholders are being asked to consider and vote upon a proposal to approve the Company’s 2026 Equity Incentive Plan. The terms of the 2026 Equity Incentive Plan are summarized below. A copy of the 2026 Equity Incentive Plan is set forth in this proxy statement as Appendix B.

Based upon the recommendation of our Compensation Committee, our Board has unanimously approved and unanimously recommends that the Company’s shareholders approve the 2026 Equity Incentive Plan to better (a) align employee and shareholder interests, and (b) attract and retain talented employees and senior management.

Requested Share Reserve

If our shareholders approve the 2026 Equity Incentive Plan at the Annual Meeting, the number of shares of our Common Stock authorized for issuance under the 2026 Equity Incentive Plan will be 2,700,000 shares (the Share Reserve).

If our shareholders approve the 2026 Equity Incentive Plan, no further awards will be made under our current 2018 Incentive Plan. Outstanding awards under the 2018 Incentive Plan will, however, continue in effect and be governed by the terms of the 2018 Incentive Plan. The Share Reserve will not be increased by any remaining unissued, forfeited or returned shares under the 2018 Incentive Plan.

From and after March 20, 2026, no awards will be made under the 2018 Incentive Plan unless the 2026 Equity Incentive Plan is not approved. If our shareholders do not approve the 2026 Equity Incentive Plan, the Company will continue to grant future equity-based compensation awards under the 2018 Incentive Plan until its expiration in 2028.

Equity Incentive Plan Information as of March 20, 2026

The following table provides information regarding shares available for issuance and outstanding awards issued under the 2018 Incentive Plan following the Company’s 2026 annual grants as of March 20, 2026:

Total Shares available for future grant under all equity incentive plans (1)	188,446
Total Shares underlying outstanding stock options under all equity incentive plans	1,213,625
Weighted average exercise price of outstanding stock options under all equity incentive plans	$62.17
Weighted average remaining contractual life of outstanding stock options under all plans	1.09 years
Total shares subject to outstanding, unvested shares of time-vesting restricted stock, or restricted stock unit awards (“Full Value Awards”) under all plans	646,338
Total shares subject to outstanding, unearned (performance condition not satisfied) performance Full Value Awards under all plans (2)	1,110,913
Total shares of Common Stock outstanding	59,648,291
(1)	Assumes 2026 Equity Incentive Plan is not approved. If said plan is approved, no additional awards will be made under the 2018 Incentive Plan.
(2)	The figures shown assume that maximum performance is achieved with respect to PSUs issued with ongoing performance periods extending beyond 2025 including application of the maximum rTSR multiplier.

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The following table reflects the aggregate number of shares subject to outstanding awards, shares available for future awards under the 2018 Incentive Plan as of March 20, 2026, and the additional shares that would be available for future awards (net of shares under the 2018 Incentive Plan that cease to be available) if our shareholders approve the 2026 Equity Incentive Plan, the sum of which is referred to as “overhang,” and the ratio of overhang, before and after giving effect to approval of this proposal, to outstanding shares of common stock as of March 20, 2026.

Shares subject to outstanding awards	2,970,876
Shares available for future grant under an equity incentive plan (1)	188,446
Total “Overhang” prior to giving effect to the approval of this proposal	3,159,322
Overhang” as a percentage of outstanding shares prior to giving effect to this proposal	5.30%
Shares to be added pursuant to this proposal to be available for future awards	2,700,000
Total “Overhang” after giving effect to approval of this proposal	5,670,876
“Overhang” as a percentage of outstanding shares after giving effect to approval of this proposal	9.51%
(1)	Assumes 2026 Equity Incentive Plan is not approved. If said plan is approved, no additional awards will be made under the 2018 Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of December 31, 2025 (in thousands, except weighted-average price):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,577 (1)(2)	62.08 (3)	1,937 (4)
(1)	Consists of 1,306,125 shares of Common Stock subject to options granted under the 2018 Incentive Plan, up to 892,799 shares of Common Stock subject to performance stock units granted under the 2018 Incentive Plan, and 377,897 shares of Common Stock subject to restricted stock units under the 2018 Incentive Plan.
(2)	Performance stock units are included in column (a) based on actual FCF and rTSR multipliers for unvested awards with completed performance periods and based on the maximum potential payout for awards with incomplete performance periods.
(3)	The weighted-average exercise price included in the table excludes the performance stock units and restricted stock units included in column (a), as the underlying shares are issued and distributed to the recipient upon vesting and do not have an exercise price.
(4)	Consists of 58,132 shares available to be issued under the 1996 Merit Medical Systems, Inc. Employee Stock Purchase Plan and 1,879,216 shares available to be issued under the 2018 Incentive Plan.

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EQUITY INCENTIVE PLANS

Reasons for Voting for the Proposal

The 2026 Equity Incentive Plan will Allow the Company to Continue to Recruit and Retain Key Talent

In determining the number of shares to request for approval under the 2026 Equity Incentive Plan, the Compensation Committee and the Board considered among other factors:

●	our historical equity-based compensation grant practices;
●	the number of remaining available shares under the 2018 Incentive Plan, which as of the March 20, 2026, the Record Date, was approximately 188,446 shares;
●	the current share price of the our Common Stock, which as of March 20, 2026 was a closing price of $66.71 a share;
●	guidance from Pearl Meyer, the Compensation Committee’s independent compensation consultant;
●	the amount and composition of our currently outstanding equity-based compensation awards, our “burn rate” under the 2018 Incentive Plan, and the projected additional shareholder dilution and equity-based compensation “overhang” associated with the new plan (as set forth in the tables below);
●	the expectation that the number of shares of our Common Stock remaining available under the 2018 Incentive Plan will otherwise be insufficient to allow us to continue to grant equity awards at market and historical levels; and
●	the anticipated ability to use equity awards under the proposed 2026 Equity Incentive Plan as an effective incentive and retention tool.

Our Company is Committed to Effective Use of Shares

Fiscal Year	# Shares Granted	Weighted Average Diluted Shares Outstanding at Fiscal Year End	Resulting Burn Rate
2023	584,885	58,356,000	1.00%
2024	474,520	59,365,000	0.80%
2025	310,811	60,460,000	0.51%
Average			0.77%

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Promotion of Good Corporate Governance and Compensation Practices

The Board and the Compensation Committee believe the use of stock-based incentive awards promotes best practices in corporate governance by maximizing shareholder value. By providing participants in the 2026 Equity Incentive Plan with a stake in the Company’s success, the interests of the participants are aligned with those of the Company’s shareholders. Specific features of the 2026 Equity Incentive Plan that we consider to be consistent with good corporate governance and equity-based compensation practices include:

●	Administration. The Board has delegated primary administration authority to the Compensation Committee, which consists entirely of independent non-employee directors.
●	Annual Limits on Non-Employee Director Compensation. The 2026 Equity Incentive Plan limits the annual cash compensation and plan awards of our non-employee directors;
●	Limited Transferability. Awards under the 2026 Equity Incentive Plan may not be sold, assigned, transferred or pledged unless approved by the Compensation Committee;
●	Forfeiture Events. Each award under the 2026 Equity Incentive Plan will be subject to Company clawback policies, and the Compensation Committee may require a participant to forfeit or reimburse the Company for awards and any amounts paid under awards in order to comply with our clawback policies or applicable laws;
●	One Year Minimum Vesting Period. Subject to limited exceptions, awards under the 2026 Equity Incentive Plan will not vest until at least one year after the date of grant;
●	Dividends and Dividend Equivalencies. No dividends or dividend equivalencies will be paid with respect to stock options or stock appreciation rights, and no dividends or dividend equivalencies on other awards will be paid prior to vesting;
●	No Increase in Share Reserve Without Shareholder Approval. The 2026 Equity Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance are automatically replenished. Other than certain adjustments to reflect certain changes in Company capitalization, any increase in the number of shares of Common Stock available under the Plan will require shareholder approval;
●	Option Term and Price. Options and stock appreciation rights will have a term of no greater than seven years and may not be granted with an exercise price or base price that is less than 100% of our per share fair market value on the date of grant;
●	No Repricing. Underwater awards may not be repriced, replaced, cashed out or re-granted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award;
●	No Liberal Recycling of Shares. Shares withheld from awards to satisfy the exercise price or tax withholding due will not be recycled or otherwise added back to the Share Reserve;
●	No Single-Trigger Accelerated Vesting On Changes in Control. The 2026 Equity Incentive Plan does not automatically accelerate vesting of awards upon a Change in Control;
●	No Automatic Grants. The Plan does not provide for automatic grants to any individual;
●	No Tax Gross-Ups. The Plan does not provide for any tax gross-ups; and
●	No Conditional Grant of Awards Prior to Shareholder Approval. No awards, contingent on later shareholder approval of the 2026 Equity Incentive Plan, will be granted prior to its approval by our shareholders.

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EQUITY INCENTIVE PLANS

2026 EQUITY INCENTIVE PLAN SUMMARY

The following is a brief description of the principal features of the 2026 Equity Incentive Plan. This summary does not contain all of the terms and conditions of the 2026 Equity Incentive Plan and is qualified in its entirety by reference to the full text of the 2026 Equity Incentive Plan which is attached hereto as Appendix B.

Purpose

The purpose of the 2026 Equity Incentive Plan is to assist the Company and its subsidiaries in attracting and retaining qualified individuals to serve as directors and employees of, and consultants and advisors to, the Company and our subsidiaries. The Board believes that the awards granted under the 2026 Equity Incentive Plan will align incentives of such individuals to those of our shareholders and help us achieve our long-term objectives, which in turn will inure to the benefit of all our shareholders. These incentives will be provided through such combination of one or more of the following types of awards as the Compensation Committee may determine: stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other share-based awards.

Eligibility

All directors, employees, consultants and advisors of the Company and our subsidiaries will be eligible to receive awards under the 2026 Equity Incentive Plan, subject to selection as award recipients by the Compensation Committee or its delegate. Plan participation is, therefore, based upon selection by the Compensation Committee. The Compensation Committee has not yet determined who will receive future awards under the 2026 Equity Incentive Plan. As of the March 20, 2026, if the 2026 Equity Incentive Plan had been in effect, there were approximately 7,600 employees of the Company and its subsidiaries (including six total executive officers, which includes five NEOs) and nine non-employee directors who would have been potentially eligible to participate in the Plan pursuant to the terms of the Plan. As of such date, we estimate that no consultants or advisors would have been eligible to participate in the Plan.

Administration

The Compensation Committee will administer the 2026 Equity Incentive Plan. The Compensation Committee will have broad authority to interpret and construe the provisions of the 2026 Equity Incentive Plan and to make all decisions and determinations relating to the operation of the 2026 Equity Incentive Plan, including the authority and discretion to:

●	select the individuals to receive awards under the plan, and the types and amounts of awards to be granted;
●	oversee the valuation of our Common Stock for purposes of grants of awards;
●	determine the time or times when, and performance-based or other conditions under which, stock option, stock appreciation right, restricted stock, restricted stock unit, performance stock unit or other awards will vest; provided that awards generally may not vest prior to one year from their date of grant (or prior to 350 days from the date of grant in the case of awards to non-employee directors);
●	establish the terms and conditions upon which awards may be exercised or settled;
●	establish and approve the forms of the written (including electronic) award agreements pursuant to which awards will be issued and documented;
●	prescribe, amend and rescind rules relating to the 2026 Equity Incentive Plan, including creating sub-plans; and
●	modify or amend the plan and awards, subject in certain cases to shareholder or participant approval.

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Subject to certain limitations, the Compensation Committee may delegate to a subcommittee or to the CEO, if the CEO is then serving as a director of the Company, authority to make option grants to employees other than executive officers and directors.

The Compensation Committee’s decisions, interpretations and other actions with respect to the 2026 Equity Incentive Plan are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Duration

If approved by our shareholders at the Annual Meeting, the 2026 Equity Incentive Plan will become effective on that date. Once effective, the 2026 Equity Incentive Plan will continue in effect until the tenth anniversary of the effective date of the 2026 Equity Incentive Plan unless sooner terminated by our Board; provided, that Awards issued under the 2026 Equity Incentive Plan prior to termination will continue in effect until their expiration, exercise or settlement date.

Shares Subject to Plan

If the 2026 Equity Incentive Plan is approved, a maximum Share Reserve of 2,700,000 shares of our Common Stock will be authorized for issuance under the 2026 Equity Incentive Plan, subject to adjustment in the event of a change in Company capitalization as described below. The Share Reserve will not be increased by any otherwise available remaining or later forfeited shares under the 2018 Incentive Plan. Each share of our Common Stock subject to an award issued under the 2026 Equity Incentive Plan, whether pursuant to a stock option, stock appreciation right, restricted stock grant, restricted stock unit grant, performance stock unit grant or other award, will count as one share against the Share Reserve.

If an award expires or becomes un-exercisable without having been exercised in full, or, with respect to any Full Value Awards, the underlying shares are forfeited or are not issued due to failure to vest or satisfy other applicable conditions, the unpurchased shares (or for Full Value Awards, the forfeited or unissued shares) will become available for future grant and issuance under the 2026 Equity Incentive Plan.

In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction (a Recapitalization), the Share Reserve under the 2026 Equity Incentive Plan will be proportionately adjusted.

We intend to register the new shares authorized for issuance under the 2026 Equity Incentive Plan on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

Limitation on Awards to Non-Employee Directors

Notwithstanding anything in the 2026 Equity Incentive Plan to the contrary, no non-employee director may be granted in any one Company fiscal year aggregate compensation in the form of cash, shares or other plan awards for such Board service having an aggregate value (measured as of the grant date and calculated based on the grant date fair value of plan awards for financial reporting purposes) in excess of $750,000 (or in excess of $1,000,000 in the non-employee director’s initial fiscal year of service as such).

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Types of Awards under the 2026 Equity Incentive Plan

The 2026 Equity Incentive Plan provides for the following types of awards: (a) stock options; (b) stock appreciation rights; (c) restricted stock; (d) restricted stock units, including performance stock units; and (e) other share-based awards. Awards under the 2026 Equity Incentive Plan may vest based upon such factors as are determined by the Compensation Committee and set forth in the applicable award agreement, including without limitation the participant’s continuing future service through specified dates, the achievement of performance targets and other factors. Except in the case of certain Change in Control transactions with respect to the Company as described below, all awards under the 2026 Equity Incentive Plan will have a minimum vesting requirement of at least one year of continuous service from the date of grant (or in the case of grants to non-employee directors, at least 350 days of continuous director service from the date of grant).

Stock Options

The Compensation Committee may from time to time award options to any 2026 Equity Incentive Plan participant. Stock options will give the holder the right to purchase shares of our Common Stock within a specified time at a specified exercise price. Two types of stock options may be granted under the 2026 Equity Incentive Plan: (a) incentive stock options (ISOs), which are subject to special tax treatment as described below and which are limited to employees of the Company and our subsidiaries and special limitations under the Code; and (b) non-statutory options (NSOs), which are available to all directors, employees, consultants and advisors of the Company and our subsidiaries. The aggregate number of shares that may be acquired through ISOs will not exceed the Share Reserve.

The exercise price per share of an option granted under the 2026 Equity Incentive Plan cannot be less than 100% of the fair market value of a share on the date of grant (or in the case of ISOs granted to any individual who owns, as of the date of grant, stock possessing more than ten (10) percent of the total combined voting power of all classes of our Common Stock (a Ten Percent Owner), not less than 110% of the fair market value of a share on the date of grant). The term of an option may not exceed seven years from its date of grant (or in the case of an ISO granted to a Ten Percent Owner, not more than five years from the date of grant).

After the termination of service of an employee, director or consultant, he or she may exercise the otherwise vested exercisable portion of his or her option for the period of time stated in his or her option award agreement. In the absence of another applicable exercise deadline specified in the applicable award agreement, the option will generally remain exercisable for three months following the termination of service. An option, however, may not be exercised later than the expiration of its stated maximum term. A participant may pay the applicable option exercise price in cash, by certified check or by wire transfer, or if permitted under the applicable award agreement or by the Compensation Committee, by tendering previously acquired shares, by withholding of shares or through a cashless broker-assisted exercise program.

Other than appropriate adjustments to reflect a Recapitalization, the Compensation Committee may not without the approval of our shareholders: (a) lower the option exercise price of an option after it is granted; (b) cancel an option when the option exercise price exceeds the fair market value of the underlying shares in exchange for another award; or (c) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of Nasdaq.

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Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights under the 2026 Equity Incentive Plan to eligible participants. A stock appreciation right is the right to receive payment of an amount equal to (i) the excess of (A) the fair market value of a share of Common Stock on the date of exercise of the award over (B) the fair market value of a share of Common Stock on the date of grant of the award, multiplied by (ii) the aggregate number of shares of Common Stock subject to the award. The Compensation Committee shall determine the time or times at which a stock appreciation right may be exercised in whole or in part, provided that the term of any stock appreciation right will not exceed seven years. Upon exercise of a stock appreciation right, the amount payable under the award will be paid in shares of Common Stock.

Restricted Stock

The Compensation Committee may grant restricted shares of Common Stock under the 2026 Equity Incentive Plan to such eligible participants, in such amounts, at such purchase prices (including zero) and subject to such terms and conditions (including time-based and performance-based vesting conditions) as the Compensation Committee determines in its discretion. Awards of restricted stock may be made in exchange for services or other lawful consideration. Awards of restricted stock will be subject to transfer restrictions and the requirement that the shares be forfeited to the Company unless the vesting conditions set forth in the applicable award agreement are met. Subject to those restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares upon grant subject to those restrictions, conditions and forfeiture provisions. Dividends otherwise payable on shares of restricted stock, however, will not be paid unless and until the shares of restricted stock vest.

Restricted Stock Units and Performance Stock Units

The Compensation Committee may grant restricted stock units under the 2026 Equity Incentive Plan. Restricted stock units represent a right to receive at one or more specified later settlement dates a payment in the form of shares of our Common Stock having a value determined by reference to a designated number of shares of our Common Stock. Restricted stock units may be granted to such eligible participants, in such amounts, and subject to such terms and conditions (including vesting conditions) as the Compensation Committee determines in its discretion.

Restricted stock units may be granted in a manner under which the applicable vesting and number of shares earned and issuable upon vesting and later settlement, is conditioned upon the participant’s period of continuing service following the date of grant and/or the attainment of designated performance goals measured over specified performance periods. The latter type of restricted stock units are referred to ‘performance stock units.” If the combined continuing service and performance requirements applicable to a performance stock unit award are met, the grantee of such performance stock units will receive shares of Common Stock equal to the applicable number of vested shares of Common Stock set forth in the applicable award agreement.

Performance Measures, Goals and Attainment

In the case of performance stock units and other awards under the 2026 Equity Incentive Plan the vesting or settlement value of which wholly or partially performance-based, the Compensation Committee will have discretion to set the applicable financial, operational and other quantitative and qualitative measures to be taken into account, the target and other goals applicable to the awards, and the period over which performance is to be measured. Designated performance measures and goals may be Company-wide, subsidiary, divisional or department specific, based on individual performance criteria, or a combination thereof. The Compensation Committee may in its discretion modify such performance measures, goals and periods or the actual levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable to take into account changes in law or accounting standards or other extraordinary events.

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Other Share-Based Awards

The Compensation Committee may also make other awards payable in the form of shares of Common Stock under the 2026 Equity Incentive Plan subject to the satisfaction of specified performance or other criteria. Other share-based awards shall be paid in shares of Common Stock only.

Dividends and Dividend Equivalents

No dividends or dividend equivalents will be paid with respect to stock option rights or stock appreciation rights. Any dividends payable on shares of restricted stock or dividend equivalents provided for in the award agreement in the case of restricted stock units or performance stock units will be subject to the same restrictions on vesting and payment as the shares under the applicable award.

Effect of a Change in Control

Under the 2026 Equity Incentive Plan, in the event of a Change in Control with respect to the Company, the transaction documents may provide that some or all awards will be assumed by the successor entity (or its parent or subsidiary), replaced by substantially equivalent substitute equity awards of the successor entity (or its parent or subsidiary), or remain outstanding at the Company level in accordance with their original terms. There will be no automatic “single trigger” accelerated exercisability, vesting, settlement, deemed performance satisfaction or payout of such continuing, assumed or substituted awards; provided, however, the award agreement may provide for acceleration if a Change in Control occurs and the applicable participant’s employment is terminated without “cause” or he or she resigns for “good reason” within 18 months (or such other shorter period as is designated in the applicable award agreement) after the Change in Control.

Alternatively, upon a Change in Control in which outstanding awards will not be assumed or replaced, the Compensation Committee may elect to cancel all or any portion of the outstanding awards under the 2026 Equity Incentive Plan in exchange for a payment (in cash, shares or other property) equal to the value of the cancelled awards computed as if they were fully exercisable and vested and as if all applicable performance goals were satisfied at 100% of target performance levels (or if greater, the level of target performance goals actually attained).

A Change in Control means: (a) certain changes in the majority of the Board within a 12-month period; (b) the acquisition by any person of 50% or more of the voting securities of the Company; (c) consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by our shareholders is the surviving entity; (d) a sale or other disposition of all or substantially all of our assets to another entity that is not controlled by our shareholders; or (e) shareholder approval of a liquidation of the Company.

Recoupment and Clawback

The Company is entitled to recoup compensation of whatever kind paid under the 2026 Equity Incentive Plan by the Company at any time to the extent required by applicable securities or other law or as provided in the Clawback Policy. See “Return of Incentive Compensation” on Page 56.

Provisions for Foreign Participants

The Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish, amend or rescind rules, sub-plans or procedures under the 2026 Equity Incentive Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

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General Provisions

Unless authorized by the Compensation Committee in the agreement evidencing an award granted under the 2026 Equity Incentive Plan, awards may not be transferred other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative.

The Board may, from time to time, alter, amend, suspend or terminate the 2026 Equity Incentive Plan. However, if any amendment (i) will materially increase the number of shares which may be issued under the 2026 Equity Incentive Plan, (ii) will materially modify the requirements for participation in the 2026 Equity Incentive Plan, or (iii) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the Nasdaq listing requirements, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. Additionally, no amendment or termination may substantially impair rights under any outstanding award without the consent of an affected participant.

Unless sooner terminated by the Board of Directors, the 2026 Equity Incentive Plan will automatically terminate on the 10-year anniversary date of the plan’s effective date. No grants may be made under the plan following the date of termination, although grants made prior to that date will remain outstanding following the termination of the 2026 Equity Incentive Plan until their scheduled expiration date.

Awards under the 2026 Equity Incentive Plan will be subject to the withholding of taxes to the extent required by the Code or other applicable law. The Compensation Committee may authorize the withholding of shares subject to an award to satisfy required tax withholding.

Certain Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to awards under the 2026 Equity Incentive Plan. This summary is made as of the date of this Proxy Statement, is not (and is not intended to be) complete, and does not describe state, local, foreign, or other tax consequences. The tax information summarized is not tax advice. The U.S. federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2026 Equity Incentive Plan.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described below as a result of the grant, exercise or payment of an award under the 2026 Equity Incentive Plan, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction for income tax purposes, but only if, among other things, the expense: (a) meets the test of reasonableness; (b) is an ordinary and necessary business expense; (c) is not an “excess parachute payment” within the meaning of Section 280G of the Code, as described below; and (d) is not disallowed by the $1 million limitation on executive compensation deductions under Section 162(m) of the Code, as described below.

Tax Consequences to Participants. The U.S. federal income tax consequences to participants receiving various types of awards under the 2026 Equity Incentive Plan are summarized below:

●	Nonqualified Stock Options. In general, for recipients of NSOs: (a) no income will be recognized by the participant at the time an NSO is granted; (b) at the time of exercise of an NSO, ordinary income will be recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares of Common Stock and the fair market value of the shares on the date of exercise; and (c) at the time of sale of shares of Common Stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. For post-exercise appreciation in

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share value to qualify for long-term capital gain treatment, the shares must be held for more than one year from their date of issuance.
●	Incentive Stock Options (ISOs). No income will be recognized by a participant upon the grant to the participant of an ISO. In general, no income will be recognized by the participant upon the exercise of an ISO for regular income tax purposes. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item triggering alternative minimum tax on the participant. If shares of Common Stock are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such option holder within two years after the date of the grant or within one year after the issuance of such shares to the option holder, then upon later sale of such shares, any amount realized in excess of the option price will be taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Common Stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
●	Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the fair market value of any unrestricted shares of Common Stock or other property received on the exercise.
●	Restricted Stock. The recipient of restricted stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (Restrictions). At such time, the participant will be subject to tax at ordinary income rates on the then fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock). However, a participant who makes an election under Section 83(b) of the Code through a filing with the Internal Revenue Service within 30 days of the date of issuance of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. Any appreciation (or depreciation) after the date the value of the restricted stock initially becomes taxable to the participant which the participant later realizes upon a subsequent disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon how long the shares have been held. If a Code Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject to the restrictions generally will be treated as deferred compensation that is taxable as ordinary income to the participant.
●	Restricted Stock Units (including Performance Stock Units). Generally, no income will be recognized by a participant upon the award of restricted stock units, including performance stock units. The recipient of a restricted stock unit award or performance stock unit award generally will be subject to tax at ordinary income rates on the fair market value of any unrestricted shares of Common Stock received on the date that such shares are issued to the participant under the award (reduced by any amount paid, if any, by the participant for such restricted stock units). Similarly, any dividend equivalencies with respect to restricted stock units (including performance stock units) will be taxable as ordinary income to the recipient when vested and paid.
●	Other Share-Based Awards. No income generally will be recognized by a participant upon the grant of other Share-Based Awards until such awards become vested and payable. Upon payment in respect of other Share-Based Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the then fair market value of any nonrestricted shares of Common Stock received.

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Section 280G of the Code. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 162(m) of the Code. Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including, without limitation, base salary, annual bonus, stock option exercises, and restricted stock vesting) for certain current or former executive officers exceeds $1 million in any one taxable year. Although the Compensation Committee may take action to limit the impact of Section 162(m) of the Code, it also believes that deductibility of executive compensation is only one of several important considerations in setting compensation and reserves the right to approve executive compensation arrangements that are not fully tax deductible if it believes that doing so is in the best interests of the Company or our shareholders.

Section 409A of the Code. Generally, to the extent that deferrals of award, if any, fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is our intent that awards under the Plan will be structured and administered in a manner that complies with or is exempt from the requirements of Section 409A of the Code.

New Plan Benefits

We are unable to determine the amount of benefits that may be received by participants under the 2026 Equity Incentive Plan if the 2026 Equity Incentive Plan is approved (or if it is not approved) as grants of awards under the 2026 Equity Incentive Plan are discretionary with the Compensation Committee.

Certain Interests of Directors

In considering the recommendation of the Board with respect to the 2026 Equity Incentive Plan, shareholders should be aware that our directors have certain interests which may present them with conflicts of interest in connection with such proposal. Specifically, as discussed above, our directors are eligible to receive awards under the 2026 Equity Incentive Plan. The Board recognizes that adoption of the 2026 Equity Incentive Plan may benefit our directors and their successors but believes that approval of the 2026 Equity Incentive Plan will advance our interests and the interests of our shareholders by encouraging directors, employees, consultants and advisors to make significant contributions to our long-term success.

Board Recommendation

The Board believes the 2026 Equity Incentive Plan is in the best interests of the Company and its shareholders, and therefore unanimously recommends that the shareholders vote FOR the proposal to approve the 2026 Equity Incentive Plan.

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Proposal 4: Approval of the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan	The Board unanimously recommends a vote FOR this proposal

The Company’s shareholders are being asked to consider and vote upon a proposal to approve the Company’s 2026 Employee Stock Purchase Plan effective July 1, 2026. The terms of the 2026 Employee Stock Purchase Plan are summarized below. A copy of the 2026 Employee Stock Purchase Plan is set forth in this proxy statement as Appendix C.

Based upon the recommendation of our Compensation Committee, our Board has unanimously approved and unanimously recommends that the Company’s shareholders approve the 2026 Employee Stock Purchase Plan because it believes that the opportunity to own shares of Common Stock is a significant factor in the Company’s ability to attract, retain and motivate its employees, who are critical to the Company’s long-term success. In addition, we believe that an increase in the number of shares available for issuance under the 2026 Employee Stock Purchase Plan will help to better align the interests of employees and shareholders and incentivize employees to help the Company improve its financial results.

General Information

The 2026 Employee Stock Purchase Plan would replace the Company’s current 1996 Employee Stock Purchase Plan (the 1996 ESPP). The 1996 ESPP has been amended and extended multiple times since its adoption in 1996, but is scheduled to expire on June 30, 2026. 58,132 shares of our Common Stock remain available for issuance under the 1996 ESPP as of the Record Date, but no additional shares can be offered under that plan following its termination on June 30, 2026.

If approved by our shareholders, the proposed new 2026 Employee Stock Purchase Plan will allow eligible employees of the Company and its subsidiaries the continuing opportunity to acquire shares of our Common Stock at periodic intervals through accumulated payroll deductions at a 5% discount without incurring brokerage fees. If the Employee Stock Purchase Plan is not approved by our stockholders, the 2026 Employee Stock Purchase Plan will not become effective, we will not have this program available as an incentive compensation arrangement after June 30, 2026, and employees of the Company and its subsidiaries will not be able to purchase Common Stock under a tax-favored employee stock purchase plan after that date.

In preparation for the Annual Meeting, the Compensation Committee reviewed the Company’s experience with the 1996 ESPP. The Compensation Committee concluded that the operation of the 1996 ESPP has been beneficial to the Company and its shareholders. Among other benefits, the Compensation Committee believes the 1996 ESPP created a meaningful opportunity for employees of the Company and its subsidiaries to acquire shares of Common Stock, which serves to align the interests of the Company’s employees with the interests of the Company and its shareholders. We believe our ability to recruit, retain and incentivize talented employees will be adversely affected if the 2026 Employee Stock Purchase Plan is not approved.

Share Reserve

If our shareholders approve the 2026 Employee Stock Purchase Plan at the Annual Meeting, the number of shares of our Common Stock authorized for issuance under the 2026 Employee Stock Purchase Plan will be 500,000 shares (the Share Reserve). The Share Reserve will not be increased by any remaining unissued shares under the 1996 ESPP. Except for potential equitable adjustments to reflect certain changes in Company capitalization described below, any increase in the Share Reserve will require approval of our shareholders.

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Employee Stock Purchase Plan Summary

The following description summarizes the principal features of the 2026 Employee Stock Purchase Plan, but is qualified in its entirety by reference to the full text of the 2026 Employee Stock Purchase Plan attached to this proxy statement as Appendix C.

Purpose

The purpose of the 2026 Employee Stock Purchase Plan is to provide a method whereby employees of the Company and any subsidiary designated by the Company, will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Board believes that the 2026 Employee Stock Purchase Plan is important because it provides incentives to present and future employees of the Company and its subsidiaries by allowing them to share in the Company’s growth. The 2026 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Administration

The Compensation Committee will administer the 2026 Employee Stock Purchase Plan. The Compensation Committee will have broad authority to interpret and construe the provisions of the 2026 Employee Stock Purchase Plan and to make all decisions and determinations relating to the operation of the 2026 Employee Stock Purchase Plan, including the authority and discretion to:

●	determine eligibility and to whom, when and how options to purchase shares will be offered under the plan;
●	establish the terms and conditions upon which options will be offered under the plan;
●	establish and approve the forms of the written (including electronic) agreements pursuant to which options will be issued and documented;
●	determine the allocation of available shares in oversubscribed offerings; and
●	prescribe, amend and rescind rules relating to the plan, including creating sub-plans.

The Compensation Committee may delegate to a subcommittee or the Chief Executive Officer authority to act on behalf of the Compensation Committee with respect to the 2026 Employee Stock Purchase Plan.

The Compensation Committee’s decisions, interpretations and other actions with respect to the 2026 Employee Stock Purchase Plan are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Duration

If approved by our shareholders at the Annual Meeting, the 2026 Employee Stock Purchase Plan will become effective July 1, 2026 and will remain in effect through and until June 30, 2036 unless sooner terminated by the Board.

Shares Subject to Plan

If the 2026 Employee Stock Purchase Plan is approved, a maximum of 500,000 shares of our Common Stock will be available for issuance. Notwithstanding the foregoing, in the event the outstanding shares of our Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the maximum number of shares available for issuance under the Employee Stock Purchase Plan will be proportionately adjusted. The closing price of a share of our Common Stock on the NASDAQ Global Select Market on March 20, 2026 was $66.71 per share.

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We intend to register the new shares authorized for issuance under the 2026 Employee Stock Purchase Plan on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

Eligibility

Participation in the 2026 Employee Stock Purchase Plan is limited to employees of the Company and any Company subsidiary designated by the Company who have completed 30 days of continuous employment with the Company or the designated subsidiary since their most recent employment commencement date and are customarily scheduled to work at least 20 hours a week. No employee will be granted an option under the 2026 Employee Stock Purchase Plan for a particular offering, however, (i) if such employee would own directly or indirectly or have the right to purchase 5% or more of the total combined voting power of the Company or (ii) which permits him or her to purchase in excess of $25,000 of our Common Stock per calendar year. The Compensation Committee may also elect to exclude from any offering some or all “highly compensated employees” within the meaning of Code Section 414(q).

As of the Record Date, approximately 3,100 employees of the Company and its subsidiaries (including six total executive officers, which includes five NEOs) would have been eligible to participate in the 2026 Employee Stock Purchase Plan had it then been in effect. Non-employee directors of the Company are not eligible to participate in the 2026 Employee Stock Purchase Plan. We estimate that the same approximate number of employees will be eligible to participate in the 2026 Employee Stock Purchase Plan on its effective date if it is approved by the shareholders. No non-employee directors of the Company are eligible to participate in the 2026 Employee Stock Purchase Plan.

Offerings Under the Plan

The 2026 Employee Stock Purchase Plan provides for four three-month offering periods, commencing on the first trading day of each January, April, July and October, in each of the years during the term of the 2026 Employee Stock Purchase Plan and ending on the last trading day of such calendar quarter. The maximum number shares of our Common Stock that may be offered in any given quarterly offering period is 12,500 shares plus any unissued shares from prior offerings that could have been but were not issued in such prior offerings, but in no event more than the remaining unissued portion of the Share Reserve.

Granting of Options

On each applicable quarterly offering commencement date, a participating eligible employee will be granted an option to purchase the number of shares of Common Stock determined by dividing the participant’s balance in his or her plan account on the last day of the offering period by the applicable purchase price per share of the Common Stock; provided, however, that (i) the maximum number of shares of Common Stock that a participating employee may purchase under all employee stock purchase plans of the Company during any calendar year may not exceed $25,000 in fair market value; and (ii) the Compensation Committee may limit the number of shares each participant may purchase in a given offering to avoid oversubscription during the offering.

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Participation in an Offering

An individual who is an eligible employee at the beginning of an offering may elect to participate in such offering by submitting an enrollment form (including by electronic form) to the Company authorizing the Company to make deductions from his or her base pay on each payday during the time the employee is a participant at any rate designated by the employee, from a minimum of $25.00 per pay period during the offering period to a maximum of 15% of the employee’s base pay. All such payroll deduction contributions will be credited to and held in a non-interest bearing account. An employee’s option to purchase shares of Common Stock will be deemed to have been exercised automatically on the offering termination date applicable to such offering, i.e., at the end of the quarterly offering period, unless the employee gives written notice to the Company to withdraw such payroll deductions. The option will be deemed to have been exercised for the purchase of the number of full shares of Common Stock which the amount in the participant’s account will purchase (but not in excess of the maximum number of shares for which an option has been granted to the employee), and any excess in the account will be returned to the employee.

Exercise Price of Options

The price per share to be paid by participants under the 2026 Employee Stock Purchase Plan for a given quarterly offering will be equal to 95% of the fair market value of a share of Common Stock on the applicable offering purchase date. The fair market value of the Common Stock shall be the closing sales price as reported on Nasdaq or any other securities exchange or market system on which shares of Common Stock are listed or quoted on the applicable offering purchase date.

Withdrawal; Termination of Employment

Upon withdrawal by a participating employee during a quarterly offering period prior to an offering termination date or the termination of a participant’s employment for any reason during an offering, including retirement and death, the option granted to such employee shall immediately terminate in its entirety, and the payroll deductions or other contributions credited to the participant’s account shall be returned to the participant, or, in the case of death, his or her designated beneficiary, and shall not be used to purchase shares of Common Stock under the 2026 Employee Stock Purchase Plan.

Amendment and Termination

The Board may, at any time and for any reason, amend or terminate the 2026 Employee Stock Purchase Plan; provided, however, that to the extent necessary to comply with the rules of Nasdaq or any other securities exchange or market system on which shares of Common Stock are listed or quoted, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company must obtain shareholder approval in such a manner and to such a degree as so required. Subject to certain exceptions, no termination, modification, or amendment of the 2026 Employee Stock Purchase Plan may, without the consent of an employee then having an option under the 2026 Employee Stock Purchase Plan to purchase shares of Common Stock, adversely affect the rights of such employee under such option.

Corporate Transactions

In the event of certain specified significant corporate transactions, such as the Company’s merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

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General Provisions

No participant or his or her legal representatives, legatees or distributees will be deemed to be the holder of any shares of Common Stock subject to an offering until the option has been exercised and the purchase price for the shares has been paid. No payroll deductions credited to a participant’s stock purchase account nor any rights with regard to the exercise of an option to purchase shares of Common Stock under the 2026 Employee Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution. Options under the 2026 Employee Stock Purchase Plan will be exercisable during a participant’s lifetime only by the participant.

Certain Federal Income Tax Consequences

The following is a brief summary of certain of United States federal income tax consequences relating to the 2026 Employee Stock Purchase Plan. This summary is not intended to be complete and does not describe state, local, foreign, or other tax consequences. The tax information summarized below is not tax advice. Participants under the 2026 Employee Stock Purchase Plan are encouraged to consult with their own tax advisors.

Grant of Options and Payroll Deductions. The 2026 Employee Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. A recipient of options under the 2026 Employee Stock Purchase Plan incurs no income tax liability, and the Company obtains no income tax deduction, from the grant of the options. The payroll deductions and other contributions by a participant to his or her account are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or employment taxes any part of their payroll deductions.

Exercise of Options. An employee will not be subject to federal income tax upon the exercise of an option granted under the 2026 Employee Stock Purchase Plan, nor will the Company be entitled to a tax deduction by reason of such exercise. The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the option exercise price.

Disposition of Shares Acquired Under the 2026 Employee Stock Purchase Plan. In order to defer taxation on the difference between the fair market value and exercise price of shares acquired upon exercise of an option under the 2026 Employee Stock Purchase Plan, the employee must hold the shares throughout a holding period which runs through the later of one year after the option exercise date or two years after the date the option was granted. The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

If an employee disposes of stock acquired under the 2026 Employee Stock Purchase Plan before expiration of the applicable holding periods in a manner not described above, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the exercise price and the stock’s fair market value as of the date of exercise. This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received. In such an event, the Company will be entitled to a corresponding compensation expense deduction subject to any applicable limitations under Section 162(m) of the Code. No deduction will be allowed to the Company in any other case.

Disposition of shares after expiration of the required holding periods (including disposition upon death) will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such a sale will be taxed as ordinary compensation income up to the amount of the difference between exercise price and the stock’s fair market value as of the date of exercise, with any additional gain taxed as a long-term capital gain. The Company will not be allowed a deduction in the event of disposition after expiration of the required holding periods

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Not an ERISA Plan. The 2026 Employee Stock Purchase Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, or qualified under Section 401(a) of the Code.

New Plan Benefits

The Company is unable to determine the amount of benefits that may be received by participants under the 2026 Employee Stock Purchase Plan if the proposed 2026 Employee Stock Purchase Plan is approved, as participation is discretionary with each employee.

Certain Interests of Directors

In considering the recommendation of the Board with respect to the 2026 Employee Stock Purchase Plan, shareholders should be aware that the members of the Board have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed above, all employees of the Company, including employees who are directors and named executive officers and who meet designated eligibility criteria, are eligible to purchase Common Stock under the 2026 Employee Stock Purchase Plan. The Board recognizes that adoption of the proposed 2026 Employee Stock Purchase Plan may benefit certain of the Company’s directors and their successors, but believes that approval of the proposed 2026 Employee Stock Purchase Plan will advance the Company’s interests and the interests of its shareholders by encouraging employees to make significant contributions to the Company’s long-term success.

Board Recommendation

The Board believes the 2026 Employee Stock Purchase Plan is in the best interests of the Company and its shareholders, and therefore unanimously recommends that the shareholders vote FOR the proposal to approve the 2026 Employee Stock Purchase Plan.

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AUDIT MATTERS

AUDIT MATTERS

Audit Committee Report

The Audit Committee provides oversight of our accounting and financial reporting processes, systems of internal accounting and financial controls and the audits of our financial statements. The Audit Committee reviewed with our independent registered public accounting firm and management the financial information included in our audited financial statements. All members of the Audit Committee are “independent,” as defined in the Nasdaq Marketplace Rules.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit. The Audit Committee reviews these processes on behalf of the Board. The Audit Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited financial statements contained in our Annual Report. The Audit Committee has also reviewed and discussed management’s assessment of the effectiveness of our internal control over financial reporting, and the opinion of our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

The Audit Committee also has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301 (“AS 1301” Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by AS 1301, as amended, as adopted by the Public Company Accounting Oversight Board, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of the non-audit services described herein under the caption “Proposal No. 5 – Ratification of Appointment of Independent Registered Public Accounting Firm” is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report.

Audit Committee Michael R. McDonnell (Chair) Stephen C. Evans Silvia M. Perez Lynne N. Ward

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of the Company, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

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AUDIT MATTERS

Proposal 5: Ratification of Appointment of Independent Registered Public Accounting Firm	The Board unanimously recommends a vote FOR this proposal

Subject to shareholder ratification, the Audit Committee has recommended, and the Board has appointed Deloitte to audit the financial statements of the Company for the year ending December 31, 2026. Deloitte has acted as the independent public accounting firm for the Company since 1988.

The Board anticipates that representatives of Deloitte will be participating in the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Our Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of our consolidated financial statements and fees billed for other services rendered by Deloitte for the years ended December 31, 2025 and 2024.

	2025 ($)	2024 ($)
Audit Fees (1)	1,795,985	1,801,896
Audit-Related Fees (2)	433,675	604,780
Tax Fees (3)	318,293	463,375
All Other Fees (4)	—	13,504
Total	2,547,953	2,883,555
(1)	Audit Fees: The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Firms) for professional services rendered for the audits and reviews of our financial statements filed with the SEC on Forms 10-K, 10-Q and 8-K, for the audit of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for services provided in connection with statutory and regulatory filings or engagements, and for services provided in connection with our registration statements.
(2)	Audit-Related Fees: The aggregate fees billed by the Deloitte Firms for all audit-related services, including audits of our employee benefit plan, due diligence services, and certain accounting consultation services.
(3)	Tax Fees: The aggregate fees billed by the Deloitte Firms for tax compliance, tax advice and tax planning.
(4)	Other: All other fees consist of fees for services other than the services reported above.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants. The Audit Committee approves or pre-approves all services provided by our independent registered public accounting firm. Permitted services include audit and audit-related services, tax and other non-audit related services. Certain services are identified as restricted. Restricted services are those services that may not be provided by our independent registered public accounting firm, whether identified in statute or determined in our opinion to be incompatible with the role of an independent auditor. All fees identified in the preceding table were approved by the Audit Committee. During 2025, the Audit Committee reviewed all non-audit services provided by our independent registered public accounting firm and concluded that the provision of such non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

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STOCK OWNERSHIP AND TRADING

STOCK OWNERSHIP AND TRADING

Principal Holders of Voting Securities

The following table sets forth information as of March 20, 2026, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each NEO and by all directors and executive officers as a group.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 59,648,291 shares of Common Stock outstanding as of March 20, 2026, plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after March 20, 2026.

Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

Principal Shareholders	Number of Shares	Percentage of Outstanding Common Stock
Blackrock, Inc. (1) 55 East 52nd Street New York, NY 10055	8,370,301	14.0%
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	6,884,723	11.5%

Director, Director Nominees and NEOs
Fred P. Lampropoulos (2) (3) (4)	1,309,638	2.2%
Brian G. Lloyd (4)	81,784	*
Neil W. Peterson (4)	66,651	*
Thomas J. Gunderson (4)	57,284	*
Raul Parra (3) (4)	48,526	*
Michel J. Voigt (3) (4)	39,918	*
F. Ann Millner, Ed.D.	34,543	*
Lonny J. Carpenter	17,367	*
David K. Floyd	15,066	*
Lynne N. Ward	12,829	*
Laura S. Kaiser	9,895	*
Stephen C. Evans	6,809	*
Michael R. McDonnell	6,395	*
Silvia M. Perez	4,583	*
Martha G. Aronson	—	*
Scott R. Ward	—	*
All Current Directors, Nominees, and Officers (16 people) (5)	442,391	0.7%

*Represents a holding of less than 1.0%

(1)	Based upon the most recent Schedules 13F or 13G available on the SEC’s website as of March 20, 2026, with holdings reported as of December 31, 2025. Number of shares listed represents aggregate number of shares of Common Stock beneficially owned by each reporting person as indicated in the applicable Schedule 13F or 13G report.
(2)	Fred P. Lampropoulos resigned as a director and Chair of the Board of Directors effective January 4, 2026. Beneficial ownership is based on information as of that date.

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(3)	The computations above include the following share amounts that are held in our 401(k) Plan on behalf of participants as of March 20, 2026, except Mr. Lampropoulos, whose holdings are calculated as of January 4, 2026:
●	Mr. Lampropoulos, 98,132 shares
●	Mr. Parra, 2,735 shares
●	Mr. Voigt, 15 shares
●	All executive officers and directors as a group, 3,348 shares
(4)	The computations above include the following share amounts that are subject to options exercisable within 60 days after March 20, 2026, none of which had been exercised as of such date, except Mr. Lampropoulos, whose holdings are calculated as of January 4, 2026:

● Mr. Lampropoulos, 221,994 shares ● Mr. Lloyd, 44,679 shares ● Mr. Peterson, 35,182 shares ● Mr. Parra, 19,252 shares	● Mr. Voigt, 14,148 shares ● Mr. Gunderson, 21,250 shares ● All executive officers and directors as a group, 165,706 shares
(5)	The total shares owned by all officers and directors excludes the holdings of Fred P. Lampropoulos, who was not an officer of the Company as of March 20, 2026, following his resignation on January 4, 2026.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, certain officers, and greater than ten percent holders of our Common Stock to file reports indicating their holdings of, and transactions in, our equity securities. Based on a review of these reports and written representations from our directors and the applicable officers, we believe that in 2025 all required reports were timely filed with the SEC, except for a late Form 3 for C. Adam Smith that was due on May 25, 2025 and filed on June 11, 2025, as a result of administrative delay in receiving EDGAR filing codes.

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OTHER PROXY INFORMATION

OTHER PROXY INFORMATION

Information about the Annual Meeting and Voting

On behalf of the Company, the Board is soliciting your proxy to vote at our Annual Meeting (or at any adjournment of the meeting). This Proxy Statement includes information you need to know to vote at the Annual Meeting.

Date, Time and Place of the Annual Meeting

Date:May 13, 2026

Time:2:00 p.m. (Mountain Time). We encourage you to access the Annual Meeting prior to the start time and allow plenty of time to log into the Annual Meeting.

Place:Online at www.virtualshareholdermeeting.com/MMSI2026

The Annual Meeting platform is fully supported across browsers and devices running the most updated versions of the applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting.

This Proxy Statement, the Notice of the 2026 Annual Meeting of Shareholders and the accompanying form of proxy card are first being mailed or made available to our shareholders on or about April 2, 2026.

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials, as well as the expense of making this Proxy Statement and accompanying materials available on the Internet (although shareholders must bear any costs associated with their Internet access). In addition to the solicitation of proxies by use of the mail and the Internet, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and we will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Board has fixed the close of business on March 20, 2026 as the Record Date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (Record Date). As of the Record Date, there were issued and outstanding 59,648,291 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Method for Electronic Viewing and Printing of the Proxy Materials

Shareholders of record on the Record Date will be entitled to notice and to vote, in person or by proxy, at the Annual Meeting and any adjournments or postponements thereof.

SEC rules allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Availability of Proxy Materials (the Notice) instead of a paper copy of this Proxy Statement and our Annual Report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, the Annual Report and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe this process will allow us to provide shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

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OTHER PROXY INFORMATION

All shareholders may choose to access our proxy materials on the website (www.proxyvote.com) or may request to receive a printed set of our proxy materials. This Proxy Statement contains information regarding the proposals to be considered at the Annual Meeting, and shareholders are encouraged to read it in its entirety.

Proxies

Shares of Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies.

If no instructions are indicated, shares on a properly executed proxy will be voted:

●	FOR the election of each of the four director nominees identified in this Proxy Statement;
●	FOR the non-binding resolution to approve the compensation of our NEOs;
●	FOR the resolution to approve the Merit Medical Systems, Inc. 2026 Equity Incentive Plan;
●	FOR the resolution to approve the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan; and
●	FOR the ratification of the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2026.

In respect of any other matters that may properly come before the Annual Meeting, shares represented by properly executed proxies may be voted at the discretion of the proxy holder. The Board is not currently aware of any other matters to be presented at the Annual Meeting.

Revocation of Proxies

A shareholder who has executed and returned a proxy card (Proxy) may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a Proxy bearing a later date by mail, by voting via the Internet, by filing with Brian G. Lloyd, our Corporate Secretary, at the address set forth above, a written notice of revocation bearing a later date than the Proxy being revoked (in each case, the same must be delivered in advance of the Annual Meeting), or by voting the Common Stock covered thereby in person at the Annual Meeting. In order to revoke a proxy executed with respect to shares held in street name, the shareholder must contact the appropriate broker or nominee.

Broker Non-Votes

Shares of Common Stock that are held in “street name,” which means shares of Common Stock held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization (collectively, brokerage firms), may be voted, even if the beneficial holder does not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable securities rules to cast votes on certain “routine” matters, even if they do not receive instructions from their customers. However, the ratification of the appointment of our independent registered accounting firm is considered the only routine matter for which brokerage firms may vote un-instructed shares. The election of directors, the advisory vote to approve the compensation of our NEOs, the approval of the proposed 2026 Equity Incentive Plan and the approval of the proposed 2026 Employee Stock Purchase Plan are not considered routine matters under current securities rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

As all of the proposals described in this Proxy Statement, other than the proposal to ratify the appointment of our independent registered accounting firm, are considered to be non-routine matters, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

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OTHER PROXY INFORMATION

Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, properly represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under the Utah Revised Business Corporation Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal.

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. The vote required for each of the proposals described in this Proxy Statement is as follows:

Proposal 1: In the election of directors, shareholders will not be allowed to cumulate their votes. Each director-nominee who receives a majority of the votes cast with respect to his or her election will be elected as a director of the Company.

Proposal 2: The advisory vote on executive compensation is non-binding. Nevertheless, we will record the number of votes cast in favor of and against the proposal and will report the voting results.

PROPOSAL 3: The proposal to approve the Merit Medical Systems, Inc. 2026 Equity Incentive Plan requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

PROPOSAL 4: The proposal to approve the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Proposal 5: The proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2026 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Abstentions and broker non-votes will not affect the outcome of any proposals to be considered at the Annual Meeting; however, because the fifth proposal is considered a routine matter, brokerage firms may vote un-instructed shares for or against the proposal.

No Dissenters’ Rights of Appraisal There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Attending the Annual Meeting

The Annual Meeting will be online and a completely virtual meeting of shareholders. This format is more cost-efficient and makes the meeting accessible to more of our shareholders.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/MMSI2026 and enter the 16-digit control number included on your Notice, on your Proxy, or on the voting instructions that accompanied your proxy materials. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting. If you wish to submit a question before the meeting, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MMSI2026, type your question into the “Ask a Question” field, and click “Submit.”

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Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment or product or service issues, are not pertinent to meeting matters and therefore will not be answered.

You may begin to log into the Annual Meeting platform beginning at 1:45 p.m. MDT on May 13, 2026. The Annual Meeting will begin promptly at 2:00 p.m. MDT on May 13, 2026. A list of registered shareholders of record entitled to vote shall be open to any shareholder for any purpose relevant to the Annual Meeting for ten days before the Annual Meeting, during normal business hours, at our principal executive offices at 1600 West Merit Parkway, South Jordan, UT 84095. A list of registered shareholders as of the close of business on the Record Date will also be available for examination by the shareholders throughout the meeting at www.virtualshareholdermeeting.com/MMSI2026.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available starting at 1:45 p.m. MDT on May 13, 2026 and through the conclusion of the meeting.

Proxy Solicitation on Behalf of the Board

The Board is soliciting proxies to provide an opportunity for all shareholders to vote, whether or not the shareholders are able to participate in the Annual Meeting or any adjournment or postponement thereof. Directors, officers and employees of the Company may solicit proxies on behalf of the Board in person, by mail, by telephone or by electronic communication. The proxy representatives of the Board will not be specially compensated for their services in this regard.

Methods of Voting

The method of voting by proxy differs for shares of Common Stock registered directly in a shareholder’s name, considered the shareholder of record, and shares held in “street name,” which means shares held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization.

Holders of Record

If the shareholder holds shares as a record holder, the shareholder may vote the shares by proxy on www.proxyvote.com, by means of the telephone (at 1-800-690-6903), by mail (by requesting a printed copy of this Proxy Statement and then voting by mail), or by participating in the Annual Meeting and voting over the Internet. Each method is discussed further below:

●	Voting by Mail. If a shareholder chooses to vote by mail, simply mark the Proxy mailed or transmitted to the shareholder and complete, sign, date and mail it in the postage-paid envelope provided. The Proxy must be completed, signed and dated by the shareholder or the shareholder’s authorized representative.
●	Voting by Telephone. Shareholders of record can vote by phone by following the instructions on the Proxy or by calling toll-free at 1-800-690-6903. Voice prompts will instruct shareholders to vote their shares and confirm that their vote has been properly recorded.

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OTHER PROXY INFORMATION

●	Voting over the Internet. Shareholders of record can vote on the Internet by accessing the Internet at www.proxyvote.com. As with telephone voting, shareholders can confirm that their votes have been properly recorded. We provide Internet proxy voting to allow shareholders to vote their shares online, with procedures designed to ensure the authenticity and correctness of proxy vote instructions. However, please be aware that shareholders must bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies.
●	Voting in Person. The Annual Meeting will be held entirely online, so there will be no way to vote in person at the meeting. Registered shareholders may vote over the Internet during the Annual Meeting.

If a shareholder votes his, her or its shares by telephone, the Internet or by returning the Proxy to us before the Annual Meeting, the individuals designated in the Proxy will vote as the Proxy directs. If a shareholder votes by telephone or over the Internet, the shareholder does not need to return the Proxy.

Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 P.M. ET on May 12, 2026 for shares held directly and by 11:59 P.M. ET on May 8, 2026 for shares held in the Company’s 401(k) Profit Sharing Plan.

Holders in “Street Name”

If a shareholder holds shares in “street name,” the shareholder should have received a voting instruction form from the broker, bank or other nominee holding the shares. The shareholder should follow the instructions in the voting instruction form in order to instruct the broker, bank or other nominee on how to vote her, his or its shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.

A large number of banks and brokerage firms are participating in the Broadridge Investor Communications Solutions, Inc. (Broadridge) online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If a shareholder’s bank or brokerage firm is participating in Broadridge’s program, the voting form will provide instructions.

If a shareholder holds shares in “street name” and the shareholder wishes to vote at the Annual Meeting, the shareholder will need the 16-digit control number included on her, his or its Proxy or voting instruction form (if the shareholder received a printed copy of the proxy materials) or included in the email to the shareholder, if she, he or it received the proxy materials by email in order to be able to vote her, his or its shares at the Annual Meeting.

Shareholders receiving multiple Notices, or whose shares are registered in more than one name or are registered in different accounts, should follow the voting instructions on each Notice to ensure that all their shares are voted.

Employee 401(k) Profit Sharing Plan Shares

Employees participating and owning shares in the Company’s 401(k) Profit Sharing Plan will receive a voting instruction form. Their executed form will provide voting instructions to the plan trustee. If no instructions are provided, the plan trustee will vote the shares assigned to each employee’s plan account in the same proportion as to which it has received instructions from other plan participants. To allow sufficient time for voting, voting instructions must be received by the trustee by 11:59 P.M. Eastern Time on May 8, 2026. Employees may not vote their shares held in the Company’s 401(k) Profit Sharing Plan virtually at the Annual Meeting.

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OTHER PROXY INFORMATION

Additional Information and Additional Copies of Proxy Materials

We will provide without charge to any person from whom a proxy is solicited by the Board, upon the written request of that person, a copy of our Annual Report, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested).

We will generally deliver one copy of this Proxy Statement, or Notice, as applicable, to each address where multiple record holders of our Common Stock reside, unless we have received instructions to the contrary (i.e., “householding”). Upon written or oral request, we will promptly deliver another copy of this Proxy Statement and the Annual Report, or Notice, as applicable, to any holder of our Common Stock living at a shared address where we have delivered only one copy. Shareholders who receive multiple copies of this Proxy Statement or the Notice at their address and would like to request householding of their communications should contact their broker.

Requests for copies of our Annual Report, additional information or additional Proxy Statements should be directed to:

Merit Medical Systems, Inc. Attn: Brian G. Lloyd, Corporate Secretary 1600 West Merit Parkway South Jordan, Utah 84095

Other Matters

As of the date of this Proxy Statement, the Board knows of no matters to be presented for action at the Annual Meeting other than those matters described in the preceding pages. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

Shareholder Proposals for 2027 Annual Meeting

If any shareholder intends to present a proposal to be considered for inclusion in our proxy materials in connection with our 2027 annual meeting of shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 – Shareholder Proposals) and received by our Corporate Secretary no later than December 3, 2026 Nominations of persons for election as directors must be made consistent with the provisions of our Bylaws, including the requirement that the shareholder provide timely notice of the nomination in proper written form to our Corporate Secretary.

Under SEC Rule 14a-19, a shareholder who intends to solicit proxies in support of nominees must provide written notice that sets forth all information required by Rule 14a-19 to the attention of our Corporate Secretary no later than March 14, 2027 (or, if the 2027 Annual Meeting is called for a date that is not within 30 calendar days of the anniversary of the date of the 2026 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or by the close of business on the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made).

In accordance with the procedures set forth in our Bylaws, shareholders who wish to submit a proposal for consideration at our 2027 annual meeting of shareholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, must deliver notice of the proposal to our Corporate Secretary at our principal executive offices no earlier than December 14, 2026 and no later than January 13, 2027. Such proposals must contain all information required by our Bylaws. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this Proxy Statement relates, we will inform our shareholders of the change in a timely manner, as well as any change in the date by which proposals of shareholders must be received.

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OTHER PROXY INFORMATION

Non-GAAP Financial Measures

Although our financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and the majority of the financial measures described in this Proxy Statement are calculated in accordance with GAAP, the Board and its committees use certain non-GAAP financial measures referenced in this Proxy Statement in order to assess year-over-year performance. We believe that such non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of our ongoing operations and can be useful for period-over-period comparisons of such operations. Non-GAAP financial measures referenced in this Proxy Statement include:

●	non-GAAP constant currency revenue;
●	non-GAAP constant currency revenue, organic;
●	non-GAAP gross margin;
●	non-GAAP operating income and margin;
●	non-GAAP net income;
●	non-GAAP earnings per share;
●	non-GAAP free cash flow; and
●	non-GAAP free cash flow – adjusted

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non-gaap financial measures

Non-GAAP Constant Currency Revenue: Non-GAAP constant currency revenue is calculated by converting the current-period reported revenue of subsidiaries whose functional currency is a currency other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period and adjusting for the effects of hedging transactions on reported revenue, which are recorded in the U.S. dollar.

Non-GAAP Constant Currency Revenue, Organic: Non-GAAP constant currency revenue, organic, is defined as constant currency revenue, less revenue attributable to products from certain acquisitions for the 12 months immediately following the date of acquisition.

Non-GAAP Gross Margin: Non-GAAP gross margin is calculated by reducing GAAP cost of sales by amounts recorded for amortization of intangible assets, corporate restructuring charges and inventory mark-up related to acquisitions. Non-GAAP gross margin is calculated by dividing non-GAAP gross profit by reported net sales.

Non-GAAP Operating Income and Margin: Non-GAAP operating income is calculated by adjusting GAAP operating income for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to acquisitions or other extraordinary transactions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, certain employee termination benefits, performance-based stock compensation expenses, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, and changes in governmental or industry regulations, as well as other items referenced in the tables below. Non-GAAP operating margin is calculated by dividing non-GAAP operating income by reported net sales.

Non-GAAP Net Income: Non-GAAP net income is calculated by adjusting GAAP net income for the items set forth in the definition of non-GAAP operating income above, as well as for expenses related to debt issuance costs, gains or losses on disposal of certain assets, equity method gains or losses, changes in tax regulations, and other items set forth in the tables below.

Non-GAAP Earnings Per Share: Non-GAAP earnings per share is defined as non-GAAP net income divided by the diluted shares outstanding for the corresponding period.

Non-GAAP Free Cash Flow: Non-GAAP free cash flow is defined as GAAP operating cash flow less GAAP capital expenditures for property and equipment.

Non-GAAP Free Cash Flow – adjusted: Non-GAAP free cash flow – adjusted is defined as Non-GAAP free cash flow adjusted for the cash effect of any non-GAAP or other adjustments to the Company’s financial statements determined by Merit’s management to be outside of core operations.

Our management team uses these and other non-GAAP financial measures to evaluate our profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of our operating segments, and to measure and allocate financial resources internally. Our Board and Compensation Committee may also use these non-GAAP financial measures to assess the performance of certain of our NEOs. Neither our management nor our Board or Compensation Committee consider any such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.

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OTHER PROXY INFORMATION

You should consider non-GAAP financial measures used in this Proxy Statement in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures generally exclude some, but not all, items that may affect our financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. We believe it is useful to exclude such items in the calculation of non-GAAP gross margin, non-GAAP operating income and margin, non-GAAP net income, and non-GAAP earnings per share (in each case, as further illustrated in the reconciliation tables below) because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result of factors such as such new acquisitions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, performance-based stock compensation expenses, certain employee termination benefits, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, government proceedings or changes in tax or industry regulations, debt issuance costs, and gains or losses on disposal of certain assets. We may incur similar types of expenses in the future, and the non-GAAP information included in this Proxy Statement should not be viewed as a statement or indication that these types of expenses will not recur. Additionally, the non-GAAP financial measures used in this Proxy Statement may not be comparable with similarly titled measures of other companies. We urge readers to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business or results of operations.

Tables reconciling our 2025, 2024, 2023, 2022 and 2021 non-GAAP constant currency revenue, non-GAAP constant currency revenue, organic, non-GAAP gross margin, non-GAAP operating income and margin, non-GAAP net income and non-GAAP earnings per share to equivalent GAAP measures are included below:

Reconciliation of reported revenue

to Non-GAAP constant currency revenue

and non-gaap constant currency revenue, organic

(Unaudited, in thousands)

	Year Ended December 31,
	2025	2024	2023	2022	2021
Reported Revenue	$1,515,906	$1,356,514	$1,257,366	$1,150,981	$1,074,751

Add: Impact of foreign exchange	(5,173)	7,207	6,440	23,806	(10,307)

Non-GAAP Constant Currency Revenue	$1,510,733	$1,363,721	$1,263,806	$1,174,787	$1,064,444

Less: Revenue from certain acquisitions	(62,285)	(31,457)	(14,365)	—	(227)

Non-GAAP Constant Currency Revenue, Organic	$1,448,448	$1,332,264	$1,249,441	$1,174,787	$1,064,217

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OTHER PROXY INFORMATION

Reconciliation of GAAP Net INCOME and EARINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2025
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$170,937	$(42,448)	$128,489	$2.13

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	75,035	(17,725)	57,310	0.95
Inventory mark-up related to acquisitions	347	(82)	265	0.00
Operating expenses
Contingent consideration expense	984	26	1,010	0.02
Amortization of intangibles	10,083	(2,382)	7,701	0.13
Performance-based share-based compensation (2)	25,224	(2,189)	23,035	0.38
Corporate restructuring (3)	2,527	(596)	1,931	0.03
Acquisition-related	2,690	(176)	2,514	0.04
Medical Device Regulation expenses (4)	5,812	(1,372)	4,440	0.07
Other (5)	153	(36)	117	0.00
Other (Income) Expense
Amortization of long-term debt issuance costs	5,656	(1,336)	4,320	0.07
Other non-operating loss (6)	426	(159)	267	0.00

Non-GAAP net income	$299,874	$(68,475)	$231,399	$3.83

Diluted shares				60,460

Note: Certain per share impacts may not sum to totals due to rounding.

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OTHER PROXY INFORMATION

Reconciliation of GAAP Net INCOME and EARINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2024
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$149,993	$(29,636)	$120,357	$2.03

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	57,659	(13,632)	44,027	0.74
Inventory mark-up related to acquisitions	634	(149)	485	0.01
Operating expenses
Contingent consideration expense	443	17	460	0.01
Amortization of intangibles	7,931	(1,876)	6,055	0.10
Performance-based share-based compensation (2)	15,237	(1,607)	13,630	0.23
Corporate restructuring (3)	3,128	(739)	2,389	0.04
Acquisition-related	8,849	(2,089)	6,760	0.11
Medical Device Regulation expenses (4)	7,515	(1,774)	5,741	0.10
Other (5)	373	(88)	285	0.00
Other (Income) Expense
Amortization of long-term debt issuance costs	6,769	(1,598)	5,171	0.09

Non-GAAP net income	$258,531	$(53,171)	$205,360	$3.46

Diluted shares				59,365

Note: Certain per share impacts may not sum to totals due to rounding.

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OTHER PROXY INFORMATION

Reconciliation of GAAP Net INCOME and EARINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2023
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$112,089	$(17,678)	$94,411	$1.62

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	47,795	(11,492)	36,303	0.62
Corporate restructuring (1)	448	(108)	340	0.01
Inventory mark-up related to acquisitions	2,069	(497)	1,572	0.03
Operating expenses
Contingent consideration expense	1,704	(47)	1,657	0.03
Impairment charges	270	—	270	0.00
Amortization of intangibles	8,293	(1,998)	6,295	0.11
Performance-based share-based compensation (2)	8,526	(1,121)	7,405	0.13
Corporate restructuring (3)	7,065	(1,695)	5,370	0.09
Acquisition-related	5,286	(1,269)	4,017	0.07
Medical Device Regulation expenses (4)	11,822	(2,838)	8,984	0.15
Other (5)	(1,268)	304	(964)	(0.02)
Other (Income) Expense
Amortization of long-term debt issuance costs	1,639	(393)	1,246	0.02
Other non-operating gain (6)	(431)	—	(431)	(0.01)

Non-GAAP net income	$205,307	$(38,832)	$166,475	$2.85

Diluted shares				58,356

Note: Certain per share impacts may not sum to totals due to rounding.

110 | Understand. Innovate. Deliver.TM

OTHER PROXY INFORMATION

Reconciliation of GAAP Net income and EARNINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2022
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$82,629	$(8,113)	$74,516	$1.29

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	42,154	(10,335)	31,819	0.55
Operating expenses
Contingent consideration expense	4,611	14	4,625	0.08
Impairment charges	2,219	(318)	1,901	0.03
Amortization of intangibles	6,300	(1,558)	4,742	0.08
Performance-based share-based compensation (2)	5,506	(546)	4,960	0.09
Corporate restructuring (3)	7,157	(1,453)	5,704	0.10
Acquisition-related	2,114	(517)	1,597	0.03
Medical Device Regulation expenses (4)	12,933	(3,166)	9,767	0.17
Other (5)	7,966	(1,893)	6,073	0.11
Other (Income) Expense
Amortization of long-term debt issuance costs	604	(148)	456	0.01
Other non-operating loss (6)	1,407	(29)	1,378	0.02
Tax expense related to restructuring (7)	—	(4,324)	(4,324)	(0.07)

Non-GAAP net income	$175,600	$(32,386)	$143,214	$2.48

Diluted shares				57,671

Note: Certain per share impacts may not sum to totals due to rounding.

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OTHER PROXY INFORMATION

Reconciliation of GAAP Net income and EARNINGS per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2021
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$53,917	$(5,463)	$48,454	$0.84

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	42,453	(10,543)	31,910	0.56
Inventory write-off (1)	1,620	(202)	1,418	0.02
Operating expenses
Contingent consideration expense	3,161	52	3,213	0.06
Impairment charges	4,283	(481)	3,802	0.07
Amortization of intangibles	7,183	(1,798)	5,385	0.09
Performance-based share-based compensation (2)	5,035	(604)	4,431	0.08
Corporate restructuring (3)	468	(114)	354	0.01
Acquisition-related	8,473	(2,100)	6,373	0.11
Medical Device Regulation expenses (4)	4,036	(1,001)	3,035	0.05
Other (5)	16,652	(2,977)	13,675	0.24
Other (Income) Expense
Amortization of long-term debt issuance costs	604	(150)	454	0.01

Non-GAAP net income	$147,885	$(25,381)	$122,504	$2.14

Diluted shares				57,359

Note: Certain per share impacts may not sum to totals due to rounding.

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OTHER PROXY INFORMATION

Reconciliation of Reported GAAP OPERATING INCOME (Loss)

to Non-GAAP OPERATING INCOME

(Unaudited, in thousands)

	Year Ended December 31,
	2025	2024	2023	2022	2021
Net Sales as Reported	$1,515,906	$1,356,514	$1,257,366	$1,150,981	$1,074,751

GAAP Operating income	184,720	155,693	123,944	87,563	60,916
Cost of Sales
Amortization of intangibles	75,035	57,659	47,795	42,154	42,453
Corporate restructuring and inventory write-off (1)	—	—	448	—	1,620
Inventory mark-up related to acquisitions	347	634	2,069	—	—
Operating Expenses
Contingent consideration expense	984	443	1,704	4,611	3,161
Impairment charges	—	—	270	2,219	4,283
Amortization of intangibles	10,083	7,931	8,293	6,300	7,183
Performance-based share-based compensation (2)	25,224	15,237	8,526	5,506	5,035
Corporate restructuring (3)	2,527	3,128	7,065	7,157	468
Acquisition-related	2,690	8,849	5,286	2,114	8,473
Medical Device Regulation expenses (4)	5,812	7,515	11,822	12,933	4,036
Other (5)	153	373	(1,268)	7,966	16,652

Non-GAAP Operating Income	$307,575	$257,462	$215,954	$178,523	$154,280

Non-GAAP Operating Margin	20.3%	19.0%	17.2%	15.5%	14.4%
(1)	Represents corporate restructuring charges reflected within costs of sales including the write-off of inventory related to the divestiture or exit of certain businesses or product lines.
(2)	Represents performance-based share-based compensation expense, including stock-settled and cash-settled awards.
(3)	Includes severance related to corporate initiatives, write-offs and valuation adjustments of other long-term assets associated with restructuring activities and costs to terminate certain distribution contracts.
(4)	Represents incremental expenses incurred to comply with the E.U. Medical Device Regulation (MDR).
(5)	Represents expense from acquired in-process research and development, costs incurred in responding to an inquiry from the U.S. Department of Justice (DOJ), costs to comply with Merit’s corporate integrity agreement with the DOJ, insurance reimbursement of approximately $(3.0) million for costs incurred in responding to an inquiry by the DOJ in 2023, legal costs associated with a shareholder derivative proceeding in 2022, accrued class action litigation settlement costs of $10 million in 2021, net of insurance proceeds, accrued contract termination costs of approximately $6 million in 2021 to renegotiate certain terms of an acquisition agreement.
(6)	Includes gains and losses associated with the disposal of business units and equity method investment loss (income) from equity investees.
(7)	Represents net tax expense related to non-recurring tax withholdings in connection with restructuring of certain international subsidiaries.

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OTHER PROXY INFORMATION

Reconciliation of Reported Gross Margin (GAAP)

to Non-GAAP Gross Margin (Non-GAAP)

(Unaudited, as a percentage of reported revenue)

	Year Ended
	December 31,
	2025	2024	2023	2022	2021
Reported Gross Margin	48.7%	47.4%	46.4%	45.1%	45.2%

Add back impact of:
Amortization of intangibles	4.9%	4.3%	3.8%	3.7%	4.0%
Corporate restructuring and inventory write-off (1)	—	—	0.0%	—	0.2%
Inventory mark-up related to acquisitions	0.0%	0.0%	0.2%	—	—
Non-GAAP Gross Margin	53.7%	51.7%	50.4%	48.8%	49.3%

Note: Certain percentages may not sum to totals due to rounding

(1)	Represents corporate restructuring charges reflected within costs of sales including the write-off of inventory related to the divestiture or exit of certain businesses or product lines.

Reconciliation of OPERATING CASH FLOW

to Non-GAAP FREE CASH FLOW

and ADJUSTED NON-GAAP FREE CASH FLOW

(Unaudited, in thousands)

	Year Ended December 31,
	2025	2024	2023	2022	2021
Operating cash flow	$297,371	$220,799	$145,151	$114,291	$147,231

Less:
Capital expenditures	81,716	35,140	34,290	45,029	27,939

Non-GAAP Free Cash Flow	$215,655	$185,659	$110,861	$69,262	$119,292

Add back impact of:
Corporate Restructuring(1)	3,436	6,121	14,834	16,923	18,855
Medical Device Regulation expenses(2)	5,812	7,515	11,822	12,933	4,036
Acquisition-related	2,690	8,849	5,286	2,114	8,473
Other (3)	175	374	(2,877)	10,357	6,416
Contingent acquisition payments in Operating CF	—	—	12,762	1,780	—

Non-GAAP Free Cash Flow – Adjusted	$227,768	$208,518	$152,688	$113,369	$157,072

(1)	Includes severance related to corporate initiatives and expenses related to the Foundations for Growth Program which concluded on December 31, 2023.
(2)	Represents incremental expenses incurred to comply with the MDR.
(3)	Represents costs to comply with Merit’s corporate integrity agreement with the DOJ, insurance reimbursement of approximately $(3.0) million for costs incurred in responding to an inquiry by the DOJ in 2023, class action litigation settlement costs of $10 million in 2022 and contract termination costs of approximately $6 million in 2021 to renegotiate certain terms of an acquisition agreement.

114 | Understand. Innovate. Deliver.TM

APPENDIX A

COMPANIES INCLUDED IN

NASDAQ Stocks

SIC 3840-3849 US COMPANIES SURGICAL, MEDICAL and DENTAL INSTRUMENTS AND SUPPLIES

ADGM	Adagio Medical Holdings, Inc.	IVF	INVO Fertility, Inc.
AEMD	KORU Medical Systems, Inc.	KIDS	OrthoPediatrics Corp.
AGPU	Ace Compute, Inc.	KMTS	Kestra Medical Technologies, Inc.
ALGN	Align Technology, Inc.	KRMD	Zynex, Inc.
AMIX	Autonomix Medical, Inc.	LAKE	Lakeland Industries, Inc.
ANGO	AngioDynamics, Inc.	LIVN	LivaNova PLC
ANIK	Anika Therapeutics, Inc.	LMAT	LeMaitre Vascular, Inc.
APYX	Apyx Medical Corporation	LNSR	LENSAR, Inc.
ARAY	Accuray Incorporated	LUCD	Lucid Diagnostics Inc.
ATEC	Alphatec Holdings, Inc.	LUNG	Pulmonx Corporation
ATRC	AtriCure, Inc.	LYRA	Lyra Therapeutics, Inc.
AXGN	AxoGen, Inc.	MASI	Masimo Corporation
BBLG	Bone Biologics Corporation	MBOT	Microbot Medical Inc.
BBNX	Beta Bionics, Inc.	MDAI	Spectral AI, Inc.
BEAT	HeartBeam, Inc.	MDLN	Medline, Inc.
BJDX	Bluejay Diagnostics, Inc.	MDXG	MiMedx Group, Inc.
BLFS	BioLife Solutions, Inc.	MODD	Modular Medical, Inc.
BVS	Bioventus Inc.	NDRA	ENDRA Life Sciences Inc.
CARL	Carlsmed, Inc.	NEPH	Nephros, Inc.
CBLL	Ceribell, Inc.	NMTC	NeuroOne Medical Technologies Corporation
CERS	Cerus Corporation	NPCE	NeuroPace, Inc.
CLPT	ClearPoint Neuro, Inc.	NTRB	Nutriband Inc.
COCH	Envoy Medical, Inc.	NUWE	Nuwellis, Inc.
CODX	Co-Diagnostics, Inc.	NVCR	NovoCure Limited
CTSO	Cytosorbents Corporation	NVNO	enVVeno Medical Corporation
CV	CapsoVision, Inc.	NXGL	NEXGEL, Inc.
CVRX	CVRx, Inc.	NXL	Nexalin Technology, Inc.
DCTH	Delcath Systems, Inc.	OBIO	Orchestra BioMed Holdings, Inc.
DXCM	DexCom, Inc.	OFIX	Orthofix Medical Inc.
DXR	Daxor Corporation	OM	Outset Medical, Inc.
ECOR	electroCore, Inc.	OSRH	OSR Holdings, Inc.
EMBC	Embecta Corp.	OSUR	OraSure Technologies, Inc.
ESTA	Establishment Labs Holdings Inc.	PAVM	PAVmed Inc.
FEED	ENVue Medical, Inc.	PDEX	Pro-Dex, Inc.
FEMY	Femasys Inc.	PFSA	Processa Pharmaceuticals, Inc.
FONR	FONAR Corporation	PLSE	Pulse Biosciences, Inc.
GCTK	GlucoTrack, Inc.	POCI	Precision Optics Corporation, Inc.
GEHC	GE HealthCare Technologies Inc.	PODD	Insulet Corporation
GUTS	Fractyl Health, Inc.	PRCT	PROCEPT BioRobotics Corporation
HOLX	Hologic, Inc.	PSTV	Plus Therapeutics, Inc.
HSCS	HeartSciences Inc.	SGHT	Sight Sciences, Inc.
HSDT	Helius Medical Technologies, Inc.	SIBN	SI-BONE, Inc.
HTFL	Heartflow, Inc.	SINT	Sintx Technologies, Inc.
HYPR	Hyperfine, Inc.	SKIN	Utah Medical Products, Inc.
IART	Integra LifeSciences Holdings Corporation	SMLR	Semler Scientific, Inc.
ICU	SeaStar Medical Holding Corporation	SMTI	Vivos Therapeutics, Inc.
ICUI	ICU Medical, Inc.	SNOA	Sonoma Pharmaceuticals, Inc.
INBS	Intelligent Bio Solutions Inc.	SNWV	SANUWAVE Health, Inc.
INGN	Inogen, Inc.	SPAI	Safe Pro Group Inc.
IRIX	IRIDEX Corporation	SRTS	Sensus Healthcare, Inc.
IRMD	IRADIMED CORPORATION	SSII	SS Innovations International, Inc.
IRTC	iRhythm Technologies, Inc.	SSKN	STRATA Skin Sciences, Inc.
ISRG	Intuitive Surgical, Inc.	STEX	Streamex Corp.

STIM	Neuronetics, Inc.	TNDM	Tandem Diabetes Care, Inc.
STSS	Sharps Technology, Inc.	TNON	Tenon Medical, Inc.
TCMD	Tactile Systems Technology, Inc.	UFPT	T2 Biosystems, Inc.
TELA	TELA Bio, Inc.	UTMD	UFP Technologies, Inc.
TIVC	Tivic Health Systems, Inc.	VANI	Vivani Medical, Inc.
TLSI	TriSalus Life Sciences, Inc.	VVOS	The Beauty Health Company
TMCI	Treace Medical Concepts, Inc.	WOK	Work Medical Technology Group Ltd
TMDX	TransMedics Group, Inc.	XRAY	Sanara MedTech Inc.

APPENDIX B

MERIT MEDICAL SYSTEMS, INC. 2026 EQUITY INCENTIVE PLAN

Merit Medical Systems, Inc. (the “Company”), a Utah corporation, hereby establishes and adopts the Merit Medical Systems, Inc. 2026 Equity Incentive Plan (the “Plan”) effective as of the Effective Date specified in Section 13.13 below.

1.PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company Group who are expected to contribute to the Company Group's success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.DEFINITIONS

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award or any other right, interest or option relating to Shares granted pursuant to the provisions of the Plan.

“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, including through an electronic medium.

“Base Amount” has the meaning set forth in Section 6.2(b).

“Board” shall mean the board of directors of the Company.

“Cause” shall mean with respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise: (i) if the Employee or Consultant is a party to an employment or service agreement with the Company or any of its Subsidiaries and such agreement provides for a definition of “Cause,” the definition of “Cause” contained therein; or (ii) if no such agreement exists, or if such agreement does not define “Cause:” (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or a Subsidiary; (B) conduct that results in or is reasonably likely to result in material harm to the reputation or business of the Company or any Subsidiary; (C) gross negligence or willful misconduct with respect to the Company or a Subsidiary; or (D) material violation of state or federal securities laws or any applicable written employment-related policy of the Company or Subsidiary. With respect to any Director, unless the applicable Award Agreement states otherwise, “Cause” means the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, malfeasance in office, gross misconduct or neglect of duties as a Director, false or fraudulent misrepresentation inducing the Director’s appointment, or repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” shall have the meaning set forth in Section 11.4.

“Clawback Policy” shall have the meaning set forth in Section 13.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder

“Committee” shall mean the Compensation Committee of the Board, consisting of at least two Directors, each of whom is: (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act; and (ii) an “independent director” for purpose of the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded).

“Company” shall mean Merit Medical Systems, Inc., a Utah corporation.

“Company Group” means the Company and its Subsidiaries.

“Company Voting Securities” shall have the meaning set forth in Section 11.4(b).

“Consultant” shall mean any individual or entity which performs bona fide services to the Company Group, other than as an Employee or Director, and who may be offered Shares under the Plan registerable pursuant to a registration statement on Form S-8 under the United States Securities Act of 1933.

“Continuous Service” shall mean that the Participant’s service with the Company Group, whether as an Employee, Consultant or Director, is not terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service; provided that (i) there is otherwise no interruption or termination of the Participant’s Continuous Service; and (ii) that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of a Subsidiary will not constitute an interruption of Continuous Service. Continuous Service shall not be considered interrupted in the case of any Company or Subsidiary approved leave of absence. An approved leave of absence for purposes of this Plan will include sick leave, military leave, family leave or any other authorized personal leave, so long as the Company or Subsidiary has a reasonable expectation that the individual will return to provide services for the Company or Subsidiary and provided further that the leave does not exceed six months, unless the individual has a statutory or contractual right to re-employment following a longer leave. The Committee or its delegate, in its sole discretion, may also determine whether a Company transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Director” or “Non-Employee Director” shall mean a non-employee member of the Board.

“Disability” shall mean, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, that for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary in which the Participant participates.

“Dividend Equivalents” shall have the meaning set forth in Section 8.3(b).

“Earliest Permitted Vesting Date” shall mean, with respect to any Award, the first anniversary of such Award’s Grant Date; provided that in the case of an Award held by a Non-Employee Director the “Earliest Permitted Vesting Date” of such Award shall be the 350th day after the Award’s Grant Date so long as the aggregate number of Shares underlying all then outstanding Awards held by all Non-Employee Directors is less than 5% of the total number of the then remaining Shares authorized for issuance under Section 3.1(a).

“Effective Date” shall have the meaning set forth in Section 13.13.

“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the closing trading price of the Shares as reported on the NASDAQ Global Select Market on that date (or if there were no reported closing prices on such date, on the last preceding date as of which the closing price per Share was reported) or, if the Company is not then listed on the NASDAQ Global Select Market, on such other principal securities exchange on which the Shares are traded. If the Company is not listed on the NASDAQ Global Select Market or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code using such criteria as it determines in its discretion, and such determination shall be conclusive and binding on all persons.

“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

“Good Reason” shall mean, in connection with a termination of employment by a Participant following a Change in Control, “Good Reason” as defined in the Participant’s written employment agreement with the Company or a Subsidiary in effect immediately prior to the Change in Control; provided, that if “Good Reason” is not defined in such an employment agreement, “Good Reason” shall mean a non-consensual (i) materially adverse alteration (as determined by the Committee in its discretion) in the Participant’s duties, position, title or compensation as an Employee ; or (ii) required relocation of the Participant’s principal place of employment after the Change in Control to a location that is more than 30 miles from the location at which he or she is principally employed immediately prior to the Change in Control.

“Grant Date” shall mean the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the material terms and conditions of the Award or, if a later date is set forth in such resolution, then such later date as is set forth in such resolution.

“Incentive Stock Option” shall mean an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Incumbent Directors” shall have the meaning set forth in Section 11.4(a).

“Non-qualifying Transaction” shall have the meaning set forth in Section 11.4(c).

“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

“Option Exercise Price” shall mean the price at which a Share may be purchased upon the exercise of an Option.

“Other Share-Based Award” shall mean an Award that (i) is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, (ii) is granted under Section 9; and (iii) is payable by delivery of Shares and/or which is measured by reference to the value of Shares.

“Participant” shall mean an Employee, Consultant or Director who is selected by the Committee to receive an Award under the Plan.

“Payee” shall have the meaning set forth in Section 13.1.

“Performance Award” shall mean any Performance Share, Performance Stock Unit or other Award the exercisability, vesting, payment or settlement of which is subject to or conditioned upon satisfaction in whole or in part of specific Performance Goals established by the Committee and set forth in the applicable Award Agreement. For clarity, Awards that become exercisable, vest, or otherwise are earned and become payable based solely on conditions relating to Continuous Service are not Performance Awards.

“Performance Goals” shall mean, as to a Performance Award, the specified levels of attainment of designated Performance Measures over the applicable Performance Period established by the Committee and set forth in the applicable Award Agreement at which the Performance Award will vest, become exercisable, or otherwise become payable or earned.

“Performance Measures” shall mean the measures or criteria that the Committee shall select for purposes of establishing the performance-based conditions for a Performance Award. The Performance Measures may be based on the attainment of specific levels of performance of the Company (or any Subsidiary, division, business unit or operational unit of the Company) and may include the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return on assets, capital, invested capital, equity, or sales; (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (viii) earnings before or after taxes, interest, depreciation and/or amortization; (ix) gross or operating margins; (x) improvements in capital structure; (xi) budget and expense management; (xii) productivity ratios; (xiii) economic value added or other value added measurements; (xiv) Share price (including, but not limited to, growth measures and total shareholder return); (xv) expense targets; (xvi) margins; (xvii) operating efficiency and other operating measures; (xix) working capital targets; (xx) enterprise value; (xxi) completion of acquisitions or business expansions; and (xxii) other performance measures designated by the Committee.

“Performance Period” shall mean with respect to any Performance Award the Committee designated period of time set forth in the applicable Award Agreement over which the applicable Performance Goals are to be measured for the purpose of determining the Participant’s right to vesting or exercisability of the Award.

“Performance Shares” shall have the meaning set forth in Section 7.1.

“Performance Stock Units” shall have the meaning set forth in Section 8.1.

“Permitted Assignee” shall have the meaning set forth in Section 12.3.

“Plan” shall mean the Merit Medical Systems, Inc. 2026 Equity Incentive Plan, as amended from time to time.

“Prior Plan” shall mean the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan as previously amended.

“Qualifying Termination” shall mean, as to any Participant, the Company’s termination of the Participant’s status as an Employee, or the Participant resigns his or her employment for Good Reason, in either case within 18 months (or such other shorter time period as is specified in the applicable Award Agreement) following a Change in Control and under circumstances where an event constituting Cause has not occurred.

“Related Right” shall have the meaning set forth in Section 6.1.

“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, or upon the attainment of such specified Performance Goals as the Committee may deem appropriate.

“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

“Restricted Stock Unit” shall mean an Award of a contractual right to a future payment that is valued by reference to a Share, which value may be paid to the Participant in Shares upon the satisfaction of such vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, or upon the attainment of such specified Performance Goals as the Committee may deem appropriate.

“Restricted Stock Unit Award” shall have the meaning set forth in Section 8.1.

“Shares” shall mean the shares of common stock, no par value, of the Company.

“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

“Subcommittee” shall mean a subcommittee of the Committee designated by the Committee under Section 4.2(c) of the Plan.

“Subsidiary” shall mean any (i) corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain; and (ii) any other entity in which the Company has a greater than 50% direct or indirect voting and economic equity interest.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Tax-Related Items” shall mean any United States federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside of the United States (including, without limitation, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes and any other taxes required by applicable laws to be withheld and any employer tax liability for which the Participant is liable).

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries.

“Vesting Period” shall have the meaning set forth in Section 7.1 in the case of Restricted Stock or Section 8.1 in the case of Restricted Stock Units, as applicable.

“Vested Units” shall have the meaning set forth in Section 8.5.

3.SHARES SUBJECT TO THE PLAN

3.1Number of Shares.

(a) Subject to adjustment as provided in Section 12.2, a total of 2,700,000 Shares shall be authorized for grant and issuance under the Plan. Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share issued under the Plan regardless of type of Award. At all times the Company shall reserve and keep available a sufficient number of Shares to allow the Company to satisfy the requirements of all outstanding Awards granted under the Plan.

(b)If any Shares subject to an Award under this Plan are forfeited, cancelled or not issued, or any Options or Stock Appreciation Rights awarded under this Plan expire unexercised, the Shares underlying such Award shall, to the extent of such forfeiture, cancellation, non-issuance or expiration, again be available for Awards under the Plan. For clarity and notwithstanding any provision to the contrary, the following Shares shall not be added back to the Shares authorized for grant under Section 3.1(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award, (iii) Shares repurchased by the Company on the open market or otherwise with Option proceeds, (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the settlement of the Stock Appreciation Right on exercise thereof; (v) any Shares underlying Awards settled for cash under Section 11.2 or otherwise; and (vi) Shares authorized for issuance or subject to awards under the Prior Plan, including Shares subject to awards under the Prior Plan which are forfeited or expire unexercised under the Prior Plan.

(c)Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

(d)Any Shares that again become available for grant pursuant to this Section 3.1 shall be added back as one (1) Share.

3.2.Limitations on Non-Employee Director Awards. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any Company fiscal year ending after the Effective Date, including Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed (a) $750,000 in total value, or (b) if the Non-Employee Director is first appointed or elected to the Board during the fiscal year in question, $1,000,000 in total value, in each case, with the value of Awards hereunder to be calculated based upon and deemed equal to their Grant Date fair value for Company financial reporting purposes. In applying this Section 3.2: (a) the value of Awards shall be taken into account in the fiscal year granted and not again in a later fiscal year when exercised, settled or paid out; and (b) awards granted under the Prior Plan to Non-Employee Directors in 2026 shall count against the applicable annual limit as if they were Awards under this Plan.

3.3.Character of Shares and Payment. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. Except as otherwise expressly provided in the Plan, all Awards under the Plan shall be payable solely in Shares.

4.ELIGIBILITY AND ADMINISTRATION

4.1.Eligibility. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Subsidiaries.

4.2.Administration.

(a)The Committee shall administer the Plan. Subject to Section 4.2(c) below, the other provisions of the Plan and such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to: (i) select the Employees, Consultants and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder, including conditions on exercisability and vesting; (v) determine whether, to what extent and under what circumstances Awards may be settled under Section 11.2 in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (xi) determine whether any Restricted Stock Units or Performance Stock Units will have Dividend Equivalents, provided that no Dividend Equivalents will be paid with respect to such Awards unless and to the extent such Awards vest and are settled; (xii) accelerate exercisability or vesting of a Participant’s Awards, in whole or in part, but only to the limited extent expressly permitted by Article 11 of the Plan in connection with a Change in Control; (xiii) extend, on a case-by-case basis, the period during which a Participant’s Options can be exercised upon such Participant’s death, Disability or other termination of Continuous Service; provided that the extension will not allow any Option to be exercised after the Option’s original expiration date; (xiv) make all determinations for purposes of the Plan with respect to the occurrence, time and basis of any termination of a Participant’s Continuous Service; (xv) determine the Performance Measures, performance periods and Performance Goals, if any, that apply to vesting, exercisability or settlement of a Performance Awards, the degree to which the applicable Performance Goals have been timely attained, and the portion of any Performance Award that has become vested, exercisable, earned or payable; (xvi) waive, reduce or adjust any Performance Goals or Performance Measures to take into account changes in law or accounting rules or other extraordinary or unusual events or circumstances to avoid material windfalls or hardships; (xvii) make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers anti-dilution adjustments; and (xviii) exercise full discretion and make any other determinations and take any other action that the Committee deems necessary or desirable for administration of the Plan. Any provision herein to the contrary notwithstanding, (A) the Committee shall not have discretion to accelerate the vesting, exercisability or settlement of any Award except as expressly provided under the Change in Control provisions set forth in Article 11 of the Plan; (B) dividends and Dividend Equivalents shall not be paid with respect to unvested Awards; (C) any Dividend Equivalents shall accrue and be paid only to the extent the underlying Restricted Stock Unit or Performance Stock Unit Award vests; (D) the Committee shall not have discretion to override these restrictions.

(b)Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, and any Subsidiary. A Participant or other holder of an Award may contest a decision or action of the Committee with respect to such person or Award only on the grounds that such decision is arbitrary and capricious or unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary and capricious or unlawful.

(c)The full Committee may also delegate to a Subcommittee the right to authorize the grant of Options to Employees who are not directors or officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or officers of the Company. Additionally, to the extent not inconsistent with applicable law and the rules and regulations of any securities exchange on which the Company’s Shares are traded, the Committee may delegate in writing to the Company’s Chief Executive Officer, so long as he is also a director of the Company, any of the authority of the Committee under the Plan to grant Options to such Employees and on such Plan-compliant terms as are determined by the Chief Executive Officer, other than to Employees who are officers or other persons subject to Section 16(b) of the Exchange Act. Any such delegation of authority shall be revocable prospectively by the Committee at any time and shall be subject to such limitations, including on the number of Options that can be granted in a specified period, and procedures as the Committee may specify.

(d)Any action within the scope of its or his authority by a Subcommittee or the Chief Executive Officer under Section 4.2(c) shall be deemed for all purposes under the Plan to have been taken by the full Committee and references in the Plan to the “Committee” shall be deemed to include the Subcommittee or the Chief Executive Officer acting within the scope of its or his delegated authority under Section 4.2(c), as applicable, unless the context otherwise requires.

(e)The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

5.OPTIONS

5.1.Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards under the Plan. Any Option shall be subject to the terms and conditions of this Article 5 and to such additional terms and conditions, consistent with the provisions of the Plan, as the Committee shall deem desirable. No dividends or Dividend Equivalents will be paid with respect to Options.

5.2.Award Agreements. All Options granted pursuant to this Article 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are consistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such

Option. Any individual who is granted an Option pursuant to this Article 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3.Option Exercise Price.

(a)The Option Exercise Price per Share purchasable under any Option shall not be less than 100% of the Fair Market Value of such Share on the Grant Date of such Option. Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is a Substitute Award granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code, and Option Exercise Prices may be adjusted as provided in Section 12.2.

(b)Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s shareholders: (a) lower the Option Exercise Price per Share of an Option after it is granted; (b) cancel an Option when the Option Exercise Price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards); or (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded).

5.4.Option Term and Vesting.

(a)The Committee shall fix the term of each Option in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the Option’s Grant Date, except in the event of death or Disability.

(b)Each Option shall be subject to such terms and conditions on the time or times when it may be exercised (which conditions may be based on Continuing Service, Performance Goals or a combination thereof) as the Committee may deem appropriate and set forth in the applicable Award Agreement. The vesting provisions of individual Options may vary from Award to Award; provided, that in no event shall an Option be exercisable prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

5.5.Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or any part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full Option Exercise Price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such Option Exercise Price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); or (b) if permitted by the applicable Award Agreement or otherwise with the consent of the Committee in its discretion, and to the extent permitted by applicable statutes and regulations: (i) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) provided such previously acquired Shares have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes), (ii) by withholding Shares otherwise issuable in connection with the exercise of the Option; (iii) through a “cashless” exercise program established with a broker, (iv) by any combination of any of the foregoing, or (v) through delivery of any other form of legal consideration that may be acceptable to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance of the underlying Shares. Notwithstanding any provision to the contrary, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the

Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan

5.6.Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option's exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7.Incentive Stock Options. The Committee may grant Options intended to qualify as Incentive Stock Options to any employee of the Company or any Subsidiary corporation, subject to the requirements of Section 422 of the Code. No Option shall be an Incentive Stock Option unless expressly designated as such in the applicable Award Agreement. Solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be issued under the Plan shall be 2,700,000 Shares, subject to adjustment under Section 12.2. Additionally, a Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the underlying Shares at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date. To the extent that the aggregate Fair Market Value (determined at the Grant Date) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall not be treated as Incentive Stock Options.

5.8.Effect of Termination of Continuous Service. Unless otherwise provided in the applicable Award Agreement or approved by the Committee, in the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise the Participant’s vested Options (to the extent that the Participant was entitled to exercise such Options as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Participant’s Continuous Service, or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is for Cause, all outstanding Options (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. If, after termination of Continuous Service, the Options are not timely exercised, the Options shall automatically terminate.

6.STOCK APPRECIATION RIGHTS

6.1.Grant and Exercise. The Committee may award Stock Appreciation Rights to a Participant: (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Related Right”); (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award; or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion. No dividends or Dividend Equivalents will be paid with respect to Stock Appreciation Rights.

6.2.Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, consistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)Each Stock Appreciation Right shall be subject to such terms and conditions on the time or times when it may be exercised (which conditions may be based on Continuing Service, Performance Goals, or a combination thereof) as the Committee may deem appropriate and set forth in the applicable Award Agreement. The vesting provisions of individual Stock Appreciation Rights may vary from Award to Award; provided, that in no event shall a Stock Appreciation Right be exercisable prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

(b)Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of: (i) the Fair Market Value of one Share on the date of exercise, over (ii) a designated base value per Share (the “Base Amount”) with respect to the right on the applicable Grant Date (or in the case of a Related Right on the Grant Date of the related Option) as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement, which Base Amount per Share, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on the Grant Date of the right or the related Option, as the case may be.

(c)Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in Shares.

(d)Any Related Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(e)Any Related Right may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the Option Exercise Price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Related Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Related Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Related Right applies, and (ii) no Related Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six (6) months of its term for cash, except as provided in Article 11 of the Plan.

(f)Any Option related to a Related Right shall no longer be exercisable to the extent the Related Right has been exercised.

(g)The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(h)The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate. Notwithstanding the foregoing provisions of this Section 6.2(h), but subject to Section 12.2, a Stock Appreciation Right shall have the same terms and conditions as Options, including (i) a Base Amount per Share not less than Fair Market Value of a Share on the applicable Grant Date, and (ii) a term not greater than seven (7) years. In addition to the foregoing, but subject to Section 12.2, the Committee shall not without approval of the Company’s shareholders (A) reduce the Base Amount per Share under any Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the Base Amount per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded).

(i)The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7.RESTRICTED STOCK AWARDS; PERFORMANCE SHARES

7.1.Grants. Shares may be awarded under the Plan to Participants as Restricted Stock either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). Restricted Stock Awards consist of grants of actual outstanding Shares on the applicable Grant Date. A Restricted Stock Award shall be subject to vesting restrictions imposed by the Committee covering a period of time (“Vesting Period”) specified by the Committee and may also be subject in whole or in part to additional performance-based vesting conditions designated by the Committee. A Restricted Stock Award subject to Performance Goal vesting conditions is referred to and shall be denominated as an Award of “Performance Shares.” The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of shares of Restricted Stock.

7.2.Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and consistent with the Plan. In the case of an Award of Performance Shares, the Committee shall set forth in the applicable

Award Agreement the Performance Period, Performance Measures and Performance Goals applicable to the Award. The terms of Restricted Stock Awards need not be the same with respect to each Restricted Stock Award. Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (a) an escrow agreement satisfactory to the Committee, and (b) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute within such time as the Committee requires an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void.

7.3.Rights of Holders of Restricted Stock.

(a)Beginning on the Grant Date of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the applicable Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided that, except as otherwise provided in an Award Agreement, any cash, Shares or any other property distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock. Any provision herein to the contrary notwithstanding, cash dividends or any other property (including additional Shares) distributed as a dividend or otherwise with respect to any Restricted Stock Award shall be: (i) accumulated subject to restrictions and risk of forfeiture to the same extent as the underlying Restricted Stock with respect to which such cash, Shares or other property has been distributed; and (ii) either (A) paid to the Participant at the time such restrictions and risk of forfeiture lapse or (B) forfeited to the extent the underlying Restricted Stock is forfeited. No Dividend Equivalents will be paid with respect to Restricted Stock.

(b)Shares awarded to a Participant as Restricted Stock shall be subject to the following restrictions until the expiration of the applicable Vesting Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (i) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate representing the Restricted Stock; (ii) the Shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (iii) the Shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (iv) to the extent such Shares are forfeited, the applicable stock certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a shareholder with respect to such Shares shall immediately terminate without further obligation on the part of the Company. Any certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

7.4.Vesting. Restricted Stock Awards shall be subject to such terms and conditions on the time or times when they vest (which conditions may be based on Continuing Service, Performance Goals or a combination thereof) as the Committee may deem appropriate and set forth in the applicable Award Agreement; provided, that in no event shall any Restricted Stock Award vest in whole in part prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

7.5.Delivery of Shares. Upon the expiration of the applicable Vesting Period with respect to any Restricted Stock, the restrictions set forth in this Article 7 and the applicable Award Agreement shall be of no further force or effect with respect to the Shares of Restricted Stock, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Vesting Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

8.RESTRICTED STOCK UNITS; PERFORMANCE STOCK UNITS

8.1.Grants. Awards of Restricted Stock Units having a value equal to a designated number of Shares (“Restricted Stock Unit Awards”) may be granted hereunder to Participants. A Restricted Stock Unit Award shall be subject to vesting imposed by the Committee covering a period of time (“Vesting Period”) specified by the Committee and may also be subject to additional Performance Goal vesting and payment terms and conditions designated by the Committee. A Restricted Stock Unit Award subject to Performance Goal vesting and payment terms and conditions is referred to and shall be denominated as an Award of “Performance Stock Units.”

8.2.Award Agreements. The terms of Restricted Stock Unit Awards granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and consistent with the Plan. The terms of such Awards need not be the same with respect to each Restricted Stock Unit Award. Each Participant granted Restricted Stock Units shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock Units. In the case of an Award of Performance Stock Units, the Committee shall set forth in the applicable Award Agreement the Performance Period, Performance Measures and Performance Goals applicable to the Award.

8.3.Rights of Holders of Restricted Stock Units.

(a)No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside Shares for the payment of any such Award. A Participant shall have no voting or dividend rights with respect to any Shares underlying Restricted Stock Units granted hereunder until the later issuance of such Shares.

(b)At the discretion of the Committee, each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c)Restricted Stock Units awarded to any Participant shall be subject to (i) forfeiture until the expiration of the applicable Vesting Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement. To the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units (whether or not Performance Stock Units) shall automatically terminate without further obligation on the part of the Company and (ii) such other terms and conditions as may be set forth in the applicable Award Agreement.

8.4.Vesting. Restricted Stock Unit Awards shall be subject to such terms and conditions on the time or times when, and degree to which, they vest and become earned. Those conditions may be based on Continuing Service, Performance Goals or a combination thereof as the Committee may deem appropriate and set forth in the applicable Award Agreement; provided, that in no event shall any Restricted Stock Unit Award (including Performance Stock Unit Award) vest in whole or in part prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

8.5.Settlement and Payment. Except as may be provided in the applicable Award Agreement, upon the expiration of the applicable Vesting Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share for each such outstanding vested Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.3(b) hereof and the interest thereon or, at the discretion of the Committee, in Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any. The Company shall issue Shares for each Vested Unit as soon as reasonably possible after expiration of the applicable Vesting Period and on a date selected by the Company; provided that in no event shall settlement of any Vested Units be made later than sixty (60) days after expiration of the applicable Vesting Period (or such shorter period as is necessary to exempt the Award from Section 409A of the Code).

9.OTHER SHARE-BASED AWARDS

The Committee may, subject to any restrictions under applicable law or under the rules of any securities exchange on which the Shares are listed, grant Other Share-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Share-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. Other Share-Based Awards shall only be payable in Shares. No Dividend Equivalents shall be paid or credited with respect to Other Share-Based Awards. Any cash, Shares or any other property distributed as a dividend or otherwise with respect to any issued but unvested Shares underlying an Other Share-Based Award shall be subject to the same vesting conditions and risk of forfeiture as such Other Share-Based Award; provided, that in no event shall any Other Share-Based Award vest in whole or in part prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

10.SECURITIES LAW COMPLIANCE

No Shares shall be issued, purchased or sold under any Award Agreement unless and until (a) any then applicable requirements of federal, state and foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise, vesting or settlement of the Awards; provided, that this undertaking shall not require the Company to register under the Exchange Act or other applicable securities laws the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise, vesting or settlement of such Awards unless and until such authority is obtained.

It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Article 10, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

Each Participant who receives an Award shall comply with any insider trading policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or Directors of the Company.

11.CHANGE IN CONTROL PROVISIONS

11.1.Effect of Change in Control. In the event of a Change in Control, and subject to cancellation under Section 11.2, all outstanding Awards under the 2026 Equity Incentive Plan may in accordance with the governing transaction documents, either continue in effect in accordance with their terms and conditions upon a Change in Control, be assumed by the successor or surviving entity (or its parent or subsidiary) and/or be replaced by a substantially-equivalent (as determined by the Committee) substitute equity awards of the successor or surviving entity (or its parent or subsidiary). No such assumption or substitution of awards shall be deemed to violate this Plan or any Award Agreement. The Committee may elect to provide in any applicable Award Agreement for the acceleration in whole or in part of the exercisability, vesting, lapse of restrictions, and settlement of outstanding

Awards and deemed satisfaction of Performance Goals; provided, however, that in addition to all other conditions set forth in the applicable Award Agreement (a) no such acceleration of exercisability, vesting, lapse of restrictions and settlement of awards or deemed satisfaction of Performance Goals under this Section 11.1 shall occur unless (i) a Change in Control occurs and (ii) the Participant meets the requirements of a Qualifying Termination in connection with that Change in Control; and (b) any applicable Performance Goals shall be deemed satisfied upon such acceleration based upon a level that is no more than the greater of 100% of the applicable target level or the actual level of performance attained through the date of the Qualifying Termination (with the applicable Performance Goals to be pro-rated or adjusted, if necessary or appropriate, to reflect the portion of the Performance Period that has been completed). For avoidance of doubt, no acceleration in whole or in part of the exercisability, vesting, lapse of restrictions, and settlement of outstanding Awards or deemed satisfaction of Performance Goals shall occur under this Section 11.1 unless the Participant in question incurs a Qualifying Termination on or after a Change in Control.

11.2.Cancellation of Awards in the Absence of Assumption or Substitution. In addition, and notwithstanding any contrary provision in this Plan or applicable Award Agreement, in the event of a Change in Control in which outstanding Awards will not be assumed by the successor or surviving entity (or its parent or subsidiary) and/or be replaced by substantially-equivalent (as determined by the Committee) substitute equity awards of the successor or surviving entity (or its parent or subsidiary), the Committee may in its discretion and upon at least 10 days’ advance notice to the affected Participants, elect to cancel under this Section 11.2 all or any portion of the then outstanding Awards which are not being assumed or substituted for and cause the Company to pay to the holders thereof, in cash, Shares, other property, or any combination thereof, the then current Fair Market Value of such cancelled Awards. The Committee shall compute the Fair Market Value of Awards canceled under this Section 11.2 based upon the price per Share received or to be received by the other shareholders of the Company in the Change in Control transaction. In determining the Fair Market Value of Awards cancelled under this Section 11.2, all such cancelled Awards shall be valued as if they are 100% vested and earned, provided that any Performance Goals shall be deemed satisfied based upon the greater of 100% of the applicable target performance level or the actual level of performance attained through the date of the Change in Control (and with the applicable Performance Goals to be pro-rated or adjusted, if necessary or appropriate, to reflect the portion of the Performance Period that has been completed). In the case of any Option or Stock Appreciation Right with an Option Exercise Price (or Base Amount in the case of a Stock Appreciation Right) that equals or exceeds the price paid or to be paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of any consideration therefor.

11.3.Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Subsidiaries, taken as a whole.

11.4.Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a)During any twelve (12) month period beginning after the date hereof, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and provided further that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b)any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c) below, or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction, unless immediately following such transaction: (i)  more than 50% the total voting power of (A) the surviving corporation resulting from such transaction, or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by Company Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the transaction; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the surviving corporation or its parent corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the parent corporation (or, if there is no parent corporation, the surviving corporation); and (iii) at least a majority of the members of the board of directors of the parent corporation (or, if there is no parent Corporation, the surviving corporation) following the consummation of the transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such transaction (any transaction which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(d)the date shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any person that is not a Subsidiary.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

12.GENERALLY APPLICABLE PROVISIONS

12.1.Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded); provided, that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company's shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan; (c) materially expand the class of persons eligible to participate in the Plan; (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2, or (f) take any action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded), including reducing the Option Exercise Price or Base Amount (as applicable) or exchanging an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments, alterations, suspensions or termination of, the Plan shall in any way materially impair the rights of a Participant under any Award previously granted without such Participant's consent, except (i) to the extent any such amendment, alteration, suspension or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards).

12.2.Adjustments. In the event of changes in the outstanding Shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the Option Exercise Price of Options and Base Amount of Stock Appreciation Rights, the maximum number of Shares subject to all Awards stated in Section 3.1 and the maximum number of Shares with respect to which Incentive Stock Options may be granted shall be equitably adjusted or substituted, as to the number, price or kind of share of common stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 12.2, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Subsidiaries, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 12.2 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of all Stock Options, ensure that any adjustments under this Section 12.2 will not constitute a modification of such Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 12.2 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.3.Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction or Performance Period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing if provided for in an Award Agreement, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”): (a) to the Participant’s spouse, children, or grandchildren (including any adopted step children and grandchildren); (b) to a trust or partnership for the benefit of one or more person referred to in clause (a); or (c) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section. Any transfer of an Award or Shares in violation of this Section 12.3 shall be null and void.

12.4.Deferral. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, vesting, satisfaction of Performance Goals, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

13.MISCELLANEOUS

13.1.Tax Withholding. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Subsidiaries employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) to remit to the Company (or any of its Subsidiaries, as applicable) or a relevant tax authority, an amount sufficient to satisfy any applicable Tax-Related Items. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Payee to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Committee shall determine, including, without limitation: (a) paying check or other cash equivalents; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld (or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences to the Company); (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld (or such greater amount as the Committee may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences to the Company); (d) selling a sufficient number of Shares otherwise deliverable to the Payee through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Committee may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences to the Company; or (e) any combination of the foregoing methods of payment. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the Tax-Related Items are required to be withheld.

13.2.Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any person the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Consultant or Director at any time for any reason “at will.” Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Consultant or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Consultants or Participants under the Plan.

13.3.Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions of the Plan and Award Agreement.

13.4.Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5.Cancellation and Forfeiture of Awards; Clawback.

(a)Notwithstanding anything to the contrary contained herein or in any Award Agreement, all outstanding Awards granted to any Participant shall be automatically and immediately canceled if (a) the Participant is terminated for Cause or engages during or following his or her period of Continuous Service in conduct that would constitute Cause; (b) breaches any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant; of (c) without the consent of the Company, during or following the Participant’s period of Continuous Service for the Company or any Subsidiary, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with and materially adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its discretion.

(b)Notwithstanding any other provisions in this Plan or any Award Agreement, the Company may cancel any Award, require reimbursement of any Award (or the proceeds thereof) by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company clawback or recoupment policies that may be adopted and/or modified from time to time (the “Clawback Policy”). A Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant agrees to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

13.6.Delivery and Stop Transfer Orders. Upon exercise or vesting of an Award, as applicable, the Company shall issue Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, and except as otherwise contemplated by this Plan, 30 days shall be considered a reasonable period of time. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Any provision herein to the contrary notwithstanding, the Company shall have no obligation to issue any Shares pursuant to an Award if the Committee determines in good faith that such issuance would violate applicable federal, state or foreign securities laws.

13.7.Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8.Successor to Prior Plan; Other Plans. The Plan is the successor to the Prior Plan. On and after the Effective Date, no additional awards may be granted under the Prior Plan, but all then outstanding awards granted under the Prior Plan prior to the Effective Date shall remain outstanding subject to the terms of the Prior Plan. Nothing contained in the Plan, however, shall prevent the Board from causing the Company to adopt other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9.Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10.Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11.Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12.Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah, without reference to principles of conflict of laws, and construed accordingly.

13.13.Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the Shares voted at a duly constituted meeting of the shareholders of the Company (the “Effective Date”). The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and no Award shall be granted until the shareholders of the Company approve the Plan. Awards may be granted under the Plan at any time and from time to time following shareholder approval of the Plan until the tenth anniversary of the Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised, settled or terminated, or have expired.

13.14.Foreign Employees and Sub-Plans.

(a)Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Employees on assignments outside their home country.

(b)The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying foreign or state blue sky, securities, tax, employment, privacy or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

(c)Notwithstanding any provision in this Section 13.14 to the contrary, nothing herein shall increase the Share limitations under Section 3.1 or permit any action to be taken or awards granted that would violate the Exchange Act or any other applicable United States securities law, the Code or other applicable governing United States governing statute or law.

13.15.Compliance with Section 409A of the Code; Taxes.

(a)With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award.

(b)Notwithstanding the foregoing or any other provision of the Plan or any other agreement, neither the Company, any Subsidiary nor the Committee or any of their respective directors, officers, employees or agents shall have any obligation to take any action to prevent the assessment of any tax or penalty on any Participant under Section 409A of the Code or otherwise with respect to the Plan or any Award. Neither the Company, any Subsidiary, nor the Committee or any of their respective directors, officers, employees or agents has any liability or obligation to indemnify, reimburse, gross-up or compensate any Participant for any taxes or tax-related penalties, interest and other costs arising out of or resulting from the Plan or any Award, including any taxes under Sections 409A and 4999.

13.16.Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.17.Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any Award under the Plan is to be exercised (or to whom any amount or Shares are to be paid or issued) in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

APPENDIX C

MERIT MEDICAL SYSTEMS, INC. 2026 EMPLOYEE STOCK PURCHASE PLAN

Merit Medical Systems, Inc., a Utah corporation (the “Company”), hereby establishes and adopts this Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) effective as of the date set forth in Section 11.6 below.

ARTICLE 1.  PURPOSE OF THE PLAN

The Company maintains the Plan to provide employees of the Company and certain of its Subsidiaries with the opportunity to acquire a proprietary interest in the Company through the purchase of Shares of Common Stock of the Company.  The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.  The provisions of the Plan shall be construed so as to meet all of the requirements of such a plan under Code Section 423.

ARTICLE 2.  DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below unless the context clearly indicates otherwise.

2.1“Base Pay” shall mean as to any Eligible Employee his or her  salary, wages, commissions, overtime, bonuses and other regular cash pay from the Company or a Subsidiary before reduction for contributions to plans maintained under Code Sections 401and 125 (such as profit sharing plans, 401(k) plans and cafeteria plans), but excluding welfare and fringe benefits, reimbursed expenses, deferred compensation, stock options, restricted stock, restricted stock units and other equity-based, non-cash or extraordinary forms of compensation.

2.2“Board of Directors” shall mean the Company’s board of directors.

2.3“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4“Committee” shall mean the Compensation and Talent Development Committee of the Board of Directors.

2.5“Common Stock” shall mean the no par value common stock of the Company.

2.6“Company” shall mean Merit Medical Systems, Inc., a Utah corporation.

2.7“Corporate Transaction” shall mean a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

2.8“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

2.9“Employee” shall mean any individual who renders service to the Company or to a participating Subsidiary and is classified by the Company or applicable Subsidiary for payroll purposes as a common law employee.  For purposes of an individual’s participation in, or other rights under this Plan, all determinations of Employee status by the Company shall be final, binding, and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination.

2.10“Eligible Employee” shall mean, as to any Offering, an Employee of the Company or a participating Subsidiary who is customarily scheduled to work 20 hours or more per week and who, as of the applicable Offering Date, has been an Employee of the Company or a Subsidiary for at least 30 days since his or her most recent date of hire.

2.11“ESPP Share Account” means an account into which Shares purchased under the Plan with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

2.12  “Enrollment Forms” shall mean an agreement (including in electronic form) pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a level of payroll deductions, or to stop or otherwise modify payroll deductions and withdraw from an Offering.

2.13“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

2.14“Fair Market Value” shall mean, with respect to a Share as of any date, the closing trading price of the Shares as reported on the NASDAQ Global Select Market on that date (or if there were no reported closing prices on such date, on the last preceding Trading Date as of which the closing price per Share was reported) or, if the Company is not then listed on the NASDAQ Global Select Market, on such other principal securities exchange on which the Shares are traded. If the Company is not listed on the NASDAQ Global Select Market or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in good faith and in a manner that complies with Section 423 of the Code using such criteria as it determines in its discretion, and such determination shall be conclusive and binding on all persons.

2.15“Offering” shall have the meaning set forth in Section 4.1.

2.2“Offering Date” shall mean, with respect to a given Offering, the first Trading Day of the applicable Offering Period.

2.17“Offering Period” shall have the meaning set forth in Section 4.1.

2.3“Offering Purchase Date” shall mean, as to a given Offering, the last Trading Day of the applicable Offering Period.

2.4“Participant” shall mean, with respect to a given Offering, an Eligible Employee who has properly enrolled and elected to participate in the Offering.

2.20“Plan” shall mean the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan as amended and restated herein.

2.21“Purchase Price” shall have the meaning set forth in Section 6.2.

2.22“Shares” shall mean shares of Common Stock.

2.23“Subsidiary” shall mean any present or future corporation which would be a "subsidiary corporation" with respect to the Company as that term is defined in Code Section 424. A Subsidiary's employees shall participate in the Plan, however, only if they work for a Subsidiary that is designated as a participating Subsidiary by the Committee. References in the Plan to periods of employment with the Company include employment by or with all Subsidiaries, including during periods of employment with the Company or a Subsidiary prior to Plan participation.

2.24“Trading Day” shall mean any day on which the established national stock exchange  or national market system upon which the Shares are listed is open for trading or, if the Shares are not listed on an established stock exchange or national market system, the first or last business day of the Offering Period in question, as applicable, and as determined by the Committee in good faith.

ARTICLE 3.  ELIGIBILITY AND PARTICIPATION

3.1Eligibility.  With respect to each Offering, any Employee who is an Eligible Employee on the applicable Offering Date shall be eligible to participate in such Offering.  Whether or not an Eligible Employee participates in any Offering shall not have any effect on eligibility in subsequent Offerings.  No Employee may participate in an Offering that commences prior to the date he or she becomes an Eligible Employee.

3.2Restrictions on Participation.  Notwithstanding any other Plan provision to the contrary, no Employee shall be granted an option under the Plan to purchase Shares in an Offering:

(a)if, immediately after the grant, such Eligible Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary (for purposes of this paragraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee);

(b)which permits the Eligible Employee's rights to purchase stock under all employee stock purchase plans of the Company or any of its Subsidiaries to accrue at a rate which exceeds $25,000 in Fair Market Value of the Shares (determined at the time such option is granted) for each calendar year in which such option is at any time outstanding;

(c)to the extent designated by the Committee in connection with a particular Offering, if the Employee is a  "highly compensated employee" of the Company or a Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees; and

(d)if  Employee who is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under this Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under this Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

3.3Commencement of Participation.

(a)With respect to a given Offering, an Eligible Employee may elect to participate and purchase Shares in the Offering by completing an authorization for a payroll deduction on the Enrollment Form provided by the Company and filing it with the Human Resources Department of the Company during the month immediately preceding the applicable Offering Date for the Offering in question or at such other times or places as may be established from time to time by the Committee.  Participation in the Plan is entirely voluntary.

(b)Payroll deductions for a Participant with respect to a given Offering shall commence with the first payday on or after the applicable Offering Date when an authorization for a payroll deduction becomes effective and shall end with the last payday on or before the applicable Offering Purchase Date with respect to the Offering unless sooner terminated by the Participant as provided in Article 8.

(c)The Base Pay deduction rate selected by a Participant in his or her Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Article 8, (ii) withdraws from the Plan in accordance with Article 8, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

ARTICLE 4.  OFFERINGS

4.1Offerings.  The Plan will be implemented by quarterly offerings of Shares beginning on the first Trading Day of July, October, January and April each year and terminating on the last Trading Day of the calendar quarter in which the Offering commenced.  Each such quarterly offering is referred to in the Plan as an “Offering” and the quarterly period in which such Offering is conducted is referred to as the “Offering Period.” The last quarterly Offering under the Plan shall expire on the last Trading Day of June 2036 unless the Plan is extended by amendment prior to that date.  Subject to Section 9.1 below, the maximum number of Shares that may be issued in any Offering shall be 12,500 Shares, plus unissued Shares carried over from all prior Offerings under the Plan to the extent the number of Shares issued in such prior Offerings was less than the maximum number of Shares that could have been offered and issued in such Offerings.

ARTICLE 5.  PAYROLL DEDUCTIONS

5.1Amount of Deduction.  At the time a Participant files an Enrollment Form with respect to a given Offering, the Participant shall elect to have deductions made from the Participant's Base Pay on each payday during the time the Eligible Employee is a Participant in an Offering at any fixed dollar or percentage rate designated by the Eligible Employee but not less than $25.00 and not more than fifteen percent (15%) of the Participant's Base Pay in effect during the applicable Offering Period.

5.2Participant Accounts.  All payroll deductions made for a Participant under the Plan shall be retained by the Company and credited to a non-interest bearing bookkeeping account for the Participant under the Plan.  All payroll deductions held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or hold them in trust.

5.3Changes in Payroll Deductions.  A Participant may discontinue participation in the Plan as provided in Article 8, but except as provided in Article 8 or this Section 5.3 no other change can be made during an Offering and, specifically, a Participant may not alter the amount of payroll deductions for that Offering. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2(b) herein, the Company may reduce (including a decrease to 0%) a Participant's payroll deductions at any time during any Offering, in which case payroll deductions shall recommence at the rate provided in such Participant's authorization for payroll deduction at the beginning of the next Offering which is scheduled to end in the following calendar year, unless terminated by the Participant in accordance with Article 8.

5.4Unpaid Leave of Absence.  If a Participant goes on an authorized unpaid leave of absence, such Participant shall have the right to elect: (a) to withdraw the balance in his or her account pursuant to Section 7.2 hereof, or (b) to discontinue contributions to the Plan but remain a Participant in the Plan with respect to the amounts contributed prior to the cessation of contributions. The option in (b) above is subject, however, to the limitations on the period of leaves of absence set forth in Section 8.3.

5.5Foreign Employees. To facilitate participation in this Plan, the Committee may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction or who are employed by a Subsidiary outside of the United States as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom; provided that such special terms may not be more favorable than the terms of rights granted under this Plan to Eligible Employees who are residents of the United States, and must satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. Notwithstanding the foregoing, no such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company. Without limiting the foregoing, the Committee is specifically authorized to adopt rules and procedures with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Base Pay, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, and/or establishment of bank or trust accounts to hold payroll deductions or contributions.

ARTICLE 6.  GRANTING OF OPTIONS

6.1Number of Option Shares.

On the applicable Offering Date, a participating Employee shall be deemed to have been granted an option to purchase on the Offering Purchase Date a number of Shares (rounded down to the nearest whole Share) determined by dividing such participating Employee's contributions accumulated through such Offering Purchase Date and retained in the participating Employee's account as of the Offering Purchase Date by the applicable Purchase Price; provided, however, that the maximum number of Shares an Employee may purchase during each Offering shall be limited in such manner as the Committee determines so that the aggregate number of Shares that a Participant may purchase during any calendar year does not exceed the limitation of Code Section 423(b)(8) and Section 3.2(b) above (i.e., the maximum Offering Date Fair Market Value of Shares purchased by a Participant may not exceed $25,000  per calendar year); and provided further that such purchases shall be subject to the limitations set forth in Section 4.1 and Article 9 and any other applicable provisions of the Plan.

6.2Purchase Price. The per Share Purchase Price of Shares purchased under the Plan during each Offering for a Participant hereunder shall be equal to 95% of the Fair Market Value of a Share on the applicable Offering Purchase Date.

6.3Over-Subscribed Offerings. Any provision herein to the contrary notwithstanding, the number of Shares which a Participant may purchase in an Offering under the Plan shall be reduced as provided in Section  9.1 if the Offering is over-subscribed.

ARTICLE 7.  EXERCISE OF OPTIONS

7.1Automatic Exercise.  Unless a Participant delivers written notice of withdrawal to the Company as hereinafter provided, the Participant's option to purchase Shares under the Plan with respect to any Offering Period will be deemed to have been exercised automatically on the Offering Purchase Date applicable to such Offering, for the purchase of the number of whole Shares which the accumulated payroll deductions credited to the Participant's account at that time will purchase at the applicable Purchase Price (but not in excess of the maximum number of Shares for which an option may be granted to the Participant pursuant to Sections 3.2(b) and  6.1 and the limitations of Section 4.1 and 9.1), and any excess in the Participant's account at that time will be returned to the Participant.

7.2Withdrawal of Account.  By written notice delivered to the Human Resources Department of the Company at any time prior to the Offering Purchase Date applicable to any Offering, a Participant may elect to withdraw and be paid all the accumulated payroll deductions credited to the Participant's account at such time.

7.3Transferability of Purchase Option.  During a Participant's lifetime, options to purchase Shares under the Plan held by such Participant shall be exercisable only by that Participant.

7.4Transfer of Shares.  As soon as reasonably practicable after each Offering Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her option with respect to the Offering in question. The Committee may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the Shares be retained with such Designated Broker for a specified period of time. Without limiting the foregoing, no Participant may sell, transfer or otherwise dispose of the Shares purchased under this Plan within ninety (90) days after the acquisition of those Shares and each Participant shall execute such agreements and take such further actions as the Company may require to give effect to such restrictions on transfer.

ARTICLE 8.WITHDRAWAL

8.1In General.  At any time during an Offering prior to the applicable Offering Purchase Date, a Participant may withdraw from an Offering (and thereby withdraw payroll deductions credited to the Participant's account under the Plan) at any time by delivering written notice to the Human Resources Department of the Company.  All of the Participant's payroll deduction amounts credited to the Participant's account since commencement of the Offering will be paid to the Participant promptly after receipt of the Participant's notice of withdrawal, and no further payroll deductions will be made from the Participant's pay during such Offering.  The Company may, at its option, treat any attempt to borrow by an Employee on the security of the Employee's payroll deductions as an election, under Section 8.1, to withdraw such deductions.

8.2Effect on Subsequent Participant.  A Participant's withdrawal from any Offering will not have any effect upon the Participant's eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

8.3Termination of Employment.  Upon termination of the Participant's employment for any reason including retirement (but excluding death while in the employ of the Company or a Subsidiary) during but prior to the end of an Offering Period, the remaining payroll deduction amounts credited to the Participant's account will be returned to the Participant, or, in the case of the death of the Participant subsequent to the termination of the Participant's employment, to the person or persons entitled thereto under Section 11.1.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave or other leave of absence approved by the Company or a participating Subsidiary that meets the requirements of

Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

8.4Termination of Employment Due to Death.  Upon termination of the Participant's employment because of death, the Participant's beneficiary (as defined in Section 11.1) shall have the right to elect, by written notice given to the Human Resources Department of the Company prior to the Offering Purchase Date, either:

(a)to withdraw all of the payroll deductions credited to the Participant's account under the Plan, or

(b)to exercise the Participant's option for the purchase of Shares on the Offering Purchase Date next following the date of the Participant's death for the purchase of the number of full Shares which the accumulated payroll deductions in the Participant's account at the date of the Participant's death will purchase at the applicable Purchase Price, and any excess in such account will be returned to said beneficiary, without interest.  If no such written notice of election shall be duly received by the Human Resources Department of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant's option.

ARTICLE 9.  SHARES

9.1Maximum Shares.  The maximum number of Shares that may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 11.4, shall be 500,000 shares for all Offerings.  If the total number of Shares for which options are exercised on any Offering Purchase Date exceeds the maximum number of Shares authorized for the applicable Offering or the maximum number of Shares remaining available for all Offerings, the Company shall make a pro-rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant shall be returned to the Participant as promptly as possible.

9.5Participant's Interest in Shares.  Participants shall not have any voting, dividend or other rights of a shareholder with respect to Shares subject to any option granted hereunder until such Shares have been issued and delivered pursuant to Section 7.4.

9.6Registration of Stock.  Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if the Participant so directs by written notice to the Human Resources Department of the Company delivered prior to the Offering Purchase Date applicable thereto, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship.

9.7Security Law Restrictions on Exercise.  The Committee may, in its discretion, require as conditions to the exercise of any option that (i) the Shares reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange or automated quotation system, and (ii) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective. Additionally, notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

ARTICLE 9.  ADMINISTRATION

9.1Appointment of Committee. The Committee shall administer the Plan.  Subject to Section 10.3 below, the other provisions of the Plan and such orders or resolutions not inconsistent with the provisions of the

Plan as may from time to time be adopted by the Board of Directors, the Committee shall have full power and authority to: (a) determine when, to whom and how options to purchase Shares under the Plan shall be granted and the terms, provisions and conditions of each such Offering (which need not be identical from Offering to Offering); (b) designate from time to time which Subsidiaries of the Company shall be participating Subsidiaries whose Employees may participate in the Plan, which designation may be made without the approval of the stockholders of the Company; (c) impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under this Plan for a period of time determined by the Committee in its discretion; (d) construe and interpret the Plan and any rights granted under it; (e) establish, amend, and revoke rules and regulations for the Plan’s administration; (f) correct any defect, omission, or inconsistency in the Plan or any Offering in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code; (g) generally, exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company and its participating Subsidiaries and to carry out the intent that Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code; (h) appoint such agents as it shall deem appropriate for the proper administration of the Plan and authorize any person to execute on behalf of the Company any instrument required to carry out the purposes of the Plan; and (h) exercise full discretion and make any other determinations and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee regarding the Plan shall be final, conclusive and binding on all persons, including the Company, any Participant, and any Subsidiary.

10.2Delegation. The full Committee may also delegate to a subcommittee or the Company’s Chief Executive Officer the right to take action on behalf of the Committee pursuant to the Plan. Any such delegation of authority shall be revocable prospectively by the Committee at any time and shall be subject to such limitations and procedures as the Committee may specify. Any action within the scope of its or her authority by such a subcommittee or the Chief Executive Officer under Section 10.2 shall be deemed for all purposes under the Plan to have been taken by the full Committee and references in the Plan to the “Committee” shall be deemed to include such a Subcommittee or the Chief Executive Officer acting within the scope of its or her delegated authority under Section 10.2, as applicable, unless the context otherwise requires.

9.2Rules Governing the Administration of the Committee.  The Committee shall act pursuant to a vote of the majority of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

ARTICLE 10. MISCELLANEOUS

10.1Designation of Beneficiary. A Participant may file with the Human Resources Department of the Company, a written designation, which may be electronic, of a beneficiary who is to receive any Shares and/or cash under the Plan upon the Participant's death.  Such beneficiary designation may be changed by the Participant at any time by written notice to the Human Resources Department of the Company. Any designation of a Participant’s spouse shall be automatically revoked upon the final divorce of the Participant from that designated spouse.  Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the Participant's death of a beneficiary validly designated by the Participant under the Plan, the Company shall deliver such Shares and/or cash to such beneficiary.  Upon the death of a Participant and in the absence of a validly designated surviving beneficiary, the Company shall deliver such Shares and/or cash to the executor or administrator of the deceased Participant's estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents of the deceased Participant as the Company may designate.  No beneficiary shall, prior to the death of the Participant by whom such beneficiary has been designated, acquire any interest in the Shares or cash credited to the Participant under the Plan.

10.2Transferability.  Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution.  Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8.1.

10.3Compliance with Code Section 423. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

10.4Adjustment Upon Changes in Capitalization; Liquidation; Corporate Transactions.

(a)If, during any Offering the outstanding Shares are increased, decreased, changed into, or exchanged for a different number of kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase options under the Plan and in the Purchase Price applicable to such outstanding options.  In addition, in any such event, the number and/or kind of shares of stock which may be offered in the quarterly Offerings described in Article 4 hereof and the maximum number of Shares reserved for issuance under Article 9 shall also be proportionately adjusted.  No adjustments shall be made, however, for stock dividends.  For purposes of this paragraph (a), any distribution of Shares to shareholders in an amount aggregating 20% or more of the outstanding Shares shall be deemed a stock split and any distributions of Shares aggregating less than 20% of the outstanding Shares shall not be deemed a stock dividend.

(b)Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Offering Purchase Date, the Offering Period will end immediately prior to the proposed dissolution or liquidation and the new Offering Purchase Date will be immediately before the date of the Company's proposed dissolution or liquidation. Before the new Offering Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Offering Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 8.1.

(c)In the event of a Corporate Transaction with respect to the Company, each outstanding option under the Plan may be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. Such substitution or assumption will occur in a manner that complies with Section 424 of the Code and the Treasury Regulations thereunder. If the successor corporation refuses to assume or substitute the options, the Offering Period with respect to which the option relates will be shortened by setting a new Offering Purchase Date on which the Offering Period will end. The new Offering Purchase Date will occur immediately before the date of the Corporate Transaction. Prior to the new Offering Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Offering Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 8.1.

10.5Amendment and Termination.  The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (a) increase the maximum number of Shares which may be issued under any Offering (except by the Committee pursuant to Section 11.4); or (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulations Section 1.423-2(c)(4).  Additionally, without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, subject to the first sentence of this Section 11.5 and to the extent permitted by Section 423 of the Code, the Committee shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Base Pay during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Base Pay, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable that are consistent with this Plan.

10.6Effective Date: Term.  This Plan shall be effective on July 1, 2026 provided that the Plan shall not become effective unless it has been approved by the holders of a majority of the Company’s Shares voted at a duly constituted meeting of the shareholders of the Company on or before July 1, 2026. Once effective, the Plan shall have a term of ten (10) years unless terminated earlier pursuant to Section 11.4.

10.7No Employment Rights.  The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company's or any Subsidiary's right to terminate, or otherwise modify or terminate, an Employees' employment at any time.

10.8Effect of Plan.  The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant in the Plan, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

11.9Compliance with Laws.  The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares  complies with all applicable provisions of law, including, without limitation, the Securities Act of 1933, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.

11.10Withholding. To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

11.11.Electronic Forms. To the extent permitted by applicable law and in the discretion of the Committee, the Company and an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Committee. Before the commencement of an Offering Period, the Committee shall prescribe the time limits within which any such electronic form shall be submitted to the Committee with respect to such Offering Period to be a valid election.

11.12Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Utah, without reference to principles of conflict of laws.

11.13Reports. Statements of account shall be given to Participants at least annually if a Participant exercises his or her rights to purchase Shares under this Plan for the applicable year, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased, and the remaining cash balance, if any.

11.14Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

11.15Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

11.16Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

11.17Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof. No further options to purchase Shares shall be granted under the Company’s restated 1996 Employee Stock Purchase Plan on or after the effective date of this Plan, but any options granted under that prior employee stock purchase plan shall remain governed by that prior plan.

ARTICLE 12.  EXECUTION

To record the adoption of the Plan as set forth above, the Company has caused its duly authorized officer to execute this Plan document this _____ day of ______________, 2026.

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions

and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 12, 2026 for shares held directly and by 11:59 P.M. Eastern Time on May 8, 2026 for shares held in

the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan.

Have your proxy card in hand when you access the web site

and follow the instructions to obtain your records

and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/MMSI2026

You may attend the meeting via the Internet and vote during the meeting.

Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.

Vote by 11:59 P.M. Eastern Time on May 12, 2026 for shares held directly and by 11:59 P.M. Eastern Time on May 8, 2026 for shares held in the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	⌧	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERIT MEDICAL SYSTEMS, INC. The Board of Directors recommends you vote “FOR” each of the following directors:
1.

The election of four (4) directors to the Merit Medical Systems, Inc. Board of Directors for the term length indicated below or until their successors are elected and qualified.

Nominees: For Against Abstain

	1a. Martha G. Aronson (three (3) year term)	[ ] [ ] [ ]
	1b. Lonny J. Carpenter (three (3) year term)	[ ] [ ] [ ]
	1c. Lynne N. Ward (one (1) year term)	[ ] [ ] [ ]
	1d. Scott R. Ward (three (3) year term)	[ ] [ ] [ ]

The Board of Directors recommends you vote “FOR” proposals 2, 3, 4 and 5. For Against Abstain
2.	Approval of a non-binding, advisory resolution approving the compensation of the Company's named executive officers as described in the Merit Medical Systems, Inc. Proxy Statement.	[ ] [ ] [ ]
For Against Abstain
3.	Approval of the Merit Medical Systems, Inc. 2026 Equity Incentive Plan.	[ ] [ ] [ ]
For Against Abstain
4.	Approval of the Merit Medical Systems, Inc. 2026 Employee Stock Purchase Plan.	[ ] [ ] [ ]
For Against Abstain
5.	Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2026.	[ ] [ ] [ ]

NOTE: In their discretion, proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MERIT MEDICAL SYSTEMS, INC.

Annual Meeting of Shareholders

May 13, 2026, 2:00 PM (Mountain Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Brian G. Lloyd and Raul Parra and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the “Company”), held of record by the undersigned on March 20, 2026 at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/MMSI2026, on Wednesday, May 13, 2026, at 2:00 p.m., Mountain Time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

This proxy also provides voting instructions to the Trustee of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan and directs such Trustee to vote at the Annual Meeting all of the shares of the Company's Common Stock which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after May 8, 2026, the Trustee will vote the shares in the same proportion as to which it has received instructions from other plan participants.

This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (FOR the election of each of the four nominees recommended by the Board of Directors and FOR Proposals 2, 3, 4 and 5) and in the discretion of the proxies, or Trustee of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan, as applicable, upon such other matters as may properly come before the Annual Meeting. The undersigned shareholder may revoke this proxy card at any time before it is voted at the Annual Meeting by executing and returning a proxy card bearing a later date by mail, by voting via the Internet, by filing with the Secretary of the Company, at the Company’s address set forth in the Notice of Annual Meeting and Proxy Statement, a written notice of revocation bearing a later date than the proxy card being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

(Continued and to be marked, dated and signed on reverse side)